Exhibit 99.3

[EXECUTION VERSION]

SENIOR SUBORDINATED BRIDGE LOAN AGREEMENT

Dated as of October 31, 2007

among

TELESAT HOLDINGS INC.,

as Holdings

TELESAT INTERCO INC.,

as Initial Canadian Borrower

4363230 CANADA INC.

(which on the Closing Date will amalgamate with TELESAT CANADA),

as Canadian Borrower

TELESAT LLC,

as U.S. Borrower

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

MORGAN STANLEY SENIOR FUNDING, INC.,

as Administrative Agent,

and

UBS SECURITIES LLC,

as Syndication Agent

MORGAN STANLEY & CO. INCORPORATED

UBS SECURITIES LLC

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Book Running Managers

and

JPMORGAN CHASE BANK, N.A.,

THE BANK OF NOVA SCOTIA

and

JEFFERIES FINANCE LLC,

as Co-Documentation Agents

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Exhibits and Schedules

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Borrowing Request
Exhibit C	Description of Senior Subordinated Exchange Notes
Exhibit D	[Reserved]
Exhibit E-1	Form of Bridge Loan Note
Exhibit E-2	Form of Rollover Loan Note
Exhibit F	Form of Intercompany Note
Exhibit G	Form of Solvency Certificate
Exhibit H	[Reserved]
Exhibit I	Form of Assumption Agreement
Exhibit J	Form of Joinder Agreement
Exhibit K	Form of Mezzanine Security
Exhibit L	Form of Officer’s Certificate
Exhibit M	Form of Opinion of Willkie Farr & Gallagher LLP
Exhibit N	Form of Opinion of McCarthy Tetrault LLP

Schedule 1.01(a)	Guarantee Requirements
Schedule 1.01(b)	Cost Savings
Schedule 1.01(c)	Acquisition Documents
Schedule 1.01(e)	APT Transactions
Schedule 2.01	Commitments
Schedule 3.01	Organization
Schedule 3.04	Governmental Approvals
Schedule 3.07	Title to Properties; Possession Under Leases
Schedule 3.08(a)	Closing Date Structure
Schedule 3.08(b)	Subsidiaries
Schedule 3.08(c)	Subscriptions
Schedule 3.09	Litigation
Schedule 3.13	Taxes
Schedule 3.18(a)	Owned Real Property
Schedule 3.18(b)	Leased Real Property
Schedule 3.20	Labor Matters
Schedule 3.22	Satellite Licenses
Schedule 3.23	Satellites
Schedule 5.04	Canadian Borrower’s Website
Schedule 5.10(f)	Certain Subsidiaries
Schedule 5.12	Post-Closing Matters
Schedule 6.01(b)	Outstanding Letters of Credit
Schedule 6.02(a)	Liens
Schedule 6.03	Fundamental Changes, etc.
Schedule 6.04	Dispositions
Schedule 6.05	Existing Investments
Schedule 6.12	Affiliate Transactions
Schedule 6.14	Steps Memorandum

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SENIOR SUBORDINATED BRIDGE LOAN AGREEMENT dated as of October 31, 2007 (this “Agreement”), among TELESAT INTERCO INC., a Canada corporation (“Initial Canadian Borrower”), TELESAT HOLDINGS INC., a Canada corporation (“Holdings”), 4363230 CANADA INC. (“Intermediate Holdco” or, from and after each of the Assumption and the amalgamation with Telesat Canada to continue as Telesat Canada, the “Canadian Borrower”), TELESAT LLC, a Delaware limited liability company and a wholly owned subsidiary of the Initial Canadian Borrower (the “U.S. Borrower” and, together with the Initial Canadian Borrower (before and after the Assumption) and Canadian Borrower, the “Borrowers”), certain subsidiaries of Holdings as Guarantors, the LENDERS party hereto from time to time, MORGAN STANLEY SENIOR FUNDING, INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, UBS SECURITIES LLC (“UBSS”), as syndication agent (in such capacity, the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., THE BANK OF NOVA SCOTIA and JEFFERIES FINANCE LLC, as co-documentation agents (in such capacity, the “Co-Documentation Agents”) and MORGAN STANLEY & CO. INCORPORATED (“MS”), UBSS and J.P. MORGAN SECURITIES INC., as joint lead arrangers and joint book running managers (in such capacities, the “Joint Lead Arrangers” and only MS and UBSS, together in such capacities, the “Lead Arrangers”).

W I T N E S S E T H :

WHEREAS, Loral Space & Communications Inc., a Delaware corporation (“Loral”), or its subsidiary, Loral Space & Communications Holdings Corporation, a Delaware corporation (“LSCH”), formed Loral Holdings Corporation, a Delaware corporation (“Loral Holdings”), which together with Public Sector Pension Investment Board, a Canadian federal special Act corporation (“PSP”), or Red Isle Private Investments Inc., its wholly owned subsidiary (collectively, “PSPIB”), John P. Cashman and Collin D. Watson (together, the “Designees”) formed Holdings and Holdings subsequently formed Initial Canadian Borrower;

WHEREAS, on December 16, 2006, Initial Canadian Borrower, BCE Inc., a Canadian corporation (“Seller”), and Telesat Canada, a Canadian corporation (the “Company”), entered into the Acquisition Agreement, pursuant to which Initial Canadian Borrower intends to purchase (the “Acquisition”) all of the outstanding capital shares of the Company and the Safe Income Notes (as defined in the Acquisition Agreement);

WHEREAS, pursuant to the Skynet Contribution Documents, concurrently with the Acquisition, Holdings will directly or indirectly acquire substantially all of the assets of Loral Skynet Corporation, a Delaware corporation (“Skynet”), and its subsidiaries used in the Business (as defined in the Asset Transfer Agreement) (the “Skynet Contribution”);

WHEREAS, immediately after receiving the Skynet Contribution, Holdings will transfer all of the assets received on the Skynet Contribution and the cash received from PSPIB and the Designees to the Initial Canadian Borrower in exchange for common shares of Initial Canadian Borrower;

WHEREAS, on the Closing Date, Holdings and the Borrowers will enter into the Senior Secured Credit Facilities, under which the Borrowers will obtain approximately $2,200 million in senior secured loans and commitments;

WHEREAS, on the Closing Date, Holdings and the Borrowers will enter into the Senior Bridge Loan Facility, under which the Borrowers will obtain $692,825,000 in senior interim loans;

WHEREAS, to finance (in part) the purchase price for the Acquisition, the Skynet Contribution and the Refinancing and to pay fees and expenses in connection therewith, the Borrowers and the Guarantors desire to enter into this Agreement;

WHEREAS, promptly after the closing of the Acquisition, Initial Canadian Borrower shall transfer to Intermediate Holdco the outstanding capital shares of the Company and the Safe Income Notes (in consideration of, among other things, the Assumption (as defined below);

WHEREAS, immediately following consummation of the Acquisition, the Canadian Borrower shall assume Initial Canadian Borrower’s obligations under this Agreement, Initial Canadian Borrower shall become a Guarantor and Canadian Borrower’s Guarantee of Initial Canadian Borrower’s obligations under this Agreement shall be released pursuant to an Assumption Agreement in substantially the form attached hereto as Exhibit I (the “Assumption”);

WHEREAS, immediately after the Assumption, Intermediate Holdco will amalgamate with the Company to form a company also called “Telesat Canada,” and through such amalgamation, by operation of law, Telesat Canada shall become the Canadian Borrower;

WHEREAS, immediately after the amalgamation, certain Subsidiaries of the Company shall become Guarantors;

WHEREAS, immediately after the amalgamation, Telesat Interco, Inc. will transfer to the Company the assets constituting the Skynet Contribution in exchange for common shares of the Company and the Company will transfer certain of such assets to its Subsidiaries which have become Guarantors;

NOW, THEREFORE, the Lenders are willing to extend senior subordinated unsecured credit to the Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptable Exclusions” shall mean, in the case of any insurance procured in accordance with Section 5.02(b), (i) war, invasion, hostile or warlike action in time of peace or war, including action in hindering, combating or defending against an actual, impending or expected attack by: (a) any government or sovereign power (de jure or de facto); or (b) any authority maintaining or using a military, navy or air force; or (c) a military, navy, or air force; or (d) any agent of any such government, power, authority or force, (ii) any anti-satellite device, or device employing atomic or nuclear fission and/or fusion, or device employing laser or directed energy beams, (iii) insurrection, strikes, labor disturbances, riots, civil commotion, rebellion, revolution, civil war, usurpation, or action taken by a government authority in hindering, combating or defending against such an occurrence, whether there be declaration of war or not, (iv) confiscation, nationalization, seizure, restraint, detention, appropriation, requisition for title or use by or under the order of any government or governmental authority or agent (whether secret or otherwise and/or whether civil, military or de facto) or public or local authority or agency, (v) nuclear reaction, nuclear radiation, or radioactive contamination of any nature, whether such loss or damage be direct or indirect, except for radiation naturally occurring in the space environment, (vi) electromagnetic or radio frequency interference, except for physical damage to a Satellite directly resulting from such interference, (vii) willful or intentional acts of the directors or officers of the named insured, acting within the scope of their duties, designed to cause loss or failure of a Satellite, (viii) an act of one or more persons, whether or not agents of a sovereign power, for political or terrorist purposes and whether the loss, damage or failure resulting therefrom is accidental or intentional, (ix) any unlawful seizure or wrongful exercise of control of a Satellite made by any person or persons acting for political or terrorist purposes, (x) loss of revenue, incidental damages and/or consequential loss, (xi) extra expenses, other than the expenses insured under a policy, (xii) third party liability, (xiii) loss of a redundant component(s) that does not cause a transponder failure, and (xiv) such other similar exclusions as may be customary for policies of such type as of the date of issuance or renewal of such coverage.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business, any Converted Restricted Subsidiary, any Sold Entity or Business or any Converted Unrestricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to Holdings and its Subsidiaries therein were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with Canadian GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Acquisition” shall have the meaning assigned to such term in the recitals to this Agreement.

“Acquisition Agreement” shall mean the Share Purchase Agreement, dated as of December 16, 2006 among Initial Canadian Borrower, Seller and the Company.

“Acquisition Documents” shall mean the Acquisition Agreement and all other material agreements and documents governing or relating to the Acquisition that are listed on Schedule 1.01(c) hereto.

“Actual Nimiq 4 Revenue Contract Amount” means the amount of contracted revenue attributable to Nimiq 4 to be paid to Holdings and its Restricted Subsidiaries in accordance with Canadian GAAP in respect of the portion of the Test Period in which the in-service date of Nimiq 4 occurs from and after such in-service date.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the result of dividing (a) the LIBO Rate in effect for such Interest Period by (b) 1.00 minus the Statutory Reserves applicable to such Eurodollar Borrowing, if any.

“Administrative Agent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified and shall also include any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified.

“Aggregate In-Orbit Insurance Amount” shall mean (a) 100% of the aggregate net book value of all Covered Satellites other than any Excluded Satellite and (b) 50% of the aggregate net book value of any Excluded Satellite that is a Named Satellite. For purposes of this definition, aggregate net book value with respect to a Satellite shall exclude any liability of a Satellite Purchaser to pay the Satellite Manufacturer any satellite performance incentive payments and any liability of a Satellite Manufacturer to pay the Satellite Purchaser any satellite performance warranty paybacks.

“Agreed Guarantee Principles” shall mean:

(i) No provision of a guarantee by any Person organized outside the U.S. or Canada shall be made that would:

(a)	result in any breach of corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, retention of title claims or any other law or regulation (or analogous restriction) of the jurisdiction of organization of such Person; or

(b)	result in any risk to the officers or directors of such Person of a civil or criminal liability.

(ii) It is expressly acknowledged that in certain jurisdictions (a) it may be impossible or impractical (including for legal and regulatory reasons) to grant guarantees in which event such guarantees will not be granted or (b) it may take longer than agreed to grant guarantees in which event the Administrative Agent will act reasonably in granting the necessary extension of timing for obtaining such guarantees; provided that in each case with respect to subclauses (a) and (b) the relevant Guarantor has exercised due diligence and reasonable efforts in providing such guarantees.

(iii) It is expressly acknowledged that the form of the guarantee may vary from the forms contained herein or attached hereto in order to conform to local requirements and customs.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.17(b).

“All Risks Insurance” shall mean, with respect to any Satellite, insurance for risks of loss of and damage to such Satellite and the related Associated Equipment, including all components thereof, at all times during the manufacture, testing, storage, payload processing and transport of such Satellite and such Associated Equipment, if any, up to the time of Launch, in the case of such Satellite, and until delivery to the applicable Satellite Purchaser, in the case of such Associated Equipment.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greater of (a) the Prime Rate and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, including the failure of the Federal Reserve Bank of New York to publish rates or the inability of the Administrative Agent to obtain quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Ancillary Agreement” shall mean the Ancillary Agreement, dated as of August 7, 2007, among Loral, Skynet, PSP, Holdings and Intermediate Holdco as in effect on the Closing Date.

“Annualized Nimiq 4 Revenue Contract Amount” means, the amount of contracted revenue attributable to Nimiq 4 that would have been realized by Holdings and its Restricted Subsidiaries during the applicable Test Period prior to the in-service date of Nimiq 4 had such in-service date occurred on the first day of such Test Period. Such amount shall be calculated by taking the Actual Nimiq 4 Revenue Contract Amount and applying such amount on a pro rata basis to the portion of such Test Period prior to such in-service date as if Nimiq 4 had been in service from the first day of such Test Period.

“Anti-Terrorism Laws and Anti-Money Laundering Laws” shall mean Requirements of Law related to terrorism financing or money laundering, including the Executive Order or any enabling legislation or implementing legislation relating thereto, the Patriot Act, the Bank Secrecy Act, Part II.1 of the Criminal Code (Canada), the Proceeds of Crime (money laundering) and Terrorist Financing Act (Canada) (“PCTFA”), the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada).

“Applicable Amount” shall mean on any date (the “Reference Date”) (A) the sum of, without duplication, (i)(x) for purposes of Sections 6.06(c) and 6.07(a), $75.0 million and (y) for purposes of Section 6.05(j), $100.0 million, and (ii) if positive, 50% of Cumulative Consolidated Net Income Available to Stockholders, provided that, in each case, the amount in clause (ii) shall only be available if the Consolidated Total Debt to Consolidated EBITDA Ratio of Holdings for the Test Period last ended is less than 6.00:1.00, determined on a pro forma basis after giving effect to any investment, dividend, prepayment, repurchase or redemption actually made pursuant to Sections 6.05(j), 6.06(c) or 6.07(a) hereof or Capital Expenditures actually made in accordance with Section 6.11 of the Senior Secured Credit Facilities, plus (B) the amount of any capital contributions (other than the Equity Financing and other than Permitted Cure Securities) made in cash to Holdings from and including the Business Day immediately following the Closing Date through and including the Reference Date, minus (C) the sum at the time of determination of (i) the aggregate amount of Investments made since the Closing Date pursuant to Section 6.05(j) in reliance upon the Applicable Amount, (ii) the aggregate amount of dividends made since the Closing Date pursuant to Section 6.06(c) in reliance upon the Applicable Amount, (iii) the aggregate amount of prepayments, repurchases and redemptions made since the Closing Date pursuant to Section 6.07(a) in reliance upon the Applicable Amount; provided that the Company can pay accrued dividends on the Holdings PIK Securities to reduce the outstanding principal amount thereof to $150.0 million without such payment deemed being made in reliance on (or deemed utilizing) the Applicable Amount and (iv) the aggregate amount of Capital Expenditures made pursuant to Section 6.11 of the Senior Secured Credit Facilities in reliance upon the Applicable Amount (as defined therein). For purposes of this definition, “Capital Expenditure” shall have the meaning ascribed to such term in the Senior Secured Credit Facilities. The Applicable Amount may not be a negative number.

“Applicable Canadian Pension Legislation” means, at any time, any applicable Canadian federal or provincial pension benefits standards legislation, including all regulations made thereunder and all rules, regulations, rulings, guidelines, directives and interpretations made or issued by any Governmental Authority in Canada having or asserting jurisdiction in respect thereof, each as amended or replaced from time to time.

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.17(b).

“Applicable Margin” means:

(a) with respect to Bridge Loans, 5.12%, which amount shall increase by an additional 1.00% at the end of the first six-month period after the Closing Date and shall further increase by an additional 0.50% at the end of each subsequent three-month period thereafter as long as Bridge Loans are outstanding (including the Rollover Date); and

(b) with respect to Rollover Loans, at the Rollover Date, the Applicable Margin in respect of Bridge Loans in effect on the Rollover Date, increasing by 0.50% at the end of the first three-month period after Rollover Date and by an additional 0.50% at the end of each subsequent three-month period thereafter.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, managed or advised by a Lender, an Affiliate of a Lender or an entity (including an investment advisor) or an Affiliate of such entity that administers, manages or advises a Lender.

“APT Security Agreement” shall mean the Security Agreement by and among APT Satellite Company Limited, Loral Orion Inc. and Bank of China (HK) Limited, dated as of October 8, 2004, as amended prior to the date hereof.

“APT Transactions” shall mean the transactions identified on Schedule 1.01(e).

“APT Transponders” shall mean those transponders subject to that Satellite Transponder Agreement dated as of August 26, 2003 between APT Satellite Company Limited and Loral Orion, Inc, as amended as of November 16, 2003.

“Arrangers” means the Joint Lead Arrangers and The Bank of Nova Scotia and Jefferies & Company, Inc.

“Asset Purchase Agreement” shall mean that certain Asset Purchase Agreement dated August 7, 2007, by and among Skynet, Skynet Satellite Corporation and Loral, as amended from time to time prior to the date hereof.

“Asset Sale Event” shall mean any sale, transfer or other disposition of any business units, assets or other property of Holdings or any of the Restricted Subsidiaries not in the ordinary course of business (including any sale, transfer or other disposition of any capital stock of any Subsidiary of Holdings owned by Holdings or a Restricted Subsidiary, including any sale or issuance of any capital stock of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Event” shall not include any transaction permitted by Section 6.04, other than transactions permitted by Sections 6.04(b) and 6.04(f).

“Asset Transfer Agreement” shall mean that certain Asset Transfer Agreement dated August 7, 2007, by and among Holdings, Skynet and Loral, as amended from time to time.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent and the Canadian Borrower (if required by such assignment and acceptance), substantially in the form of Exhibit A (including the Annexes thereto) or such other form as shall be approved by the Administrative Agent.

“Associated Equipment” shall mean, with respect to any Satellite, the equipment to be delivered by the Satellite Manufacturer with respect thereto pursuant to the terms of the applicable Satellite Purchase Agreement.

“Assumption” shall have the meaning assigned to such term in the recitals to this Agreement.

“Bank Indebtedness” shall mean “Secured Obligations” as such definition is used in the Senior Secured Credit Facilities as in effect on the Closing Date.

“BIA” shall mean the Bankruptcy and Insolvency Act (Canada), as amended.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Borrowing” shall mean any Loans of the same Type and currency made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall mean a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit B, or such other form approved by the Administrative Agent and Canadian Borrower.

“Bridge Loan” shall mean each of the interim bridge loans made to Initial Canadian Borrower pursuant to Section 2.01(a).

“Bridge Loan Borrowing” shall mean a borrowing of Bridge Loans.

“Bridge Loan Maturity Date” shall mean the date that is 12 months from the Closing Date.

“Bridge Note” shall have the meaning set forth in Section 2.10(e).

“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market.

“Calculation Date” shall mean (a) the last Business Day of each calendar month and (b) if an Event of Default under Section 7.01(b) or (d) has occurred and is continuing, any Business Day as determined by the Administrative Agent in its sole discretion.

“Canada Pension Plan” shall mean the universal pension plan established and maintained by the Federal Government of Canada.

“Canadian Borrower” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Canadian Dollar”, “CAD” and “CND$” mean the lawful currency of Canada.

“Canadian Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount in Canadian Dollars, such amount and (b) with respect to any amount in Dollars, the equivalent in Canadian Dollars of such amount as determined by the Administrative Agent pursuant to Section 1.03 using the Exchange Rate with respect to Dollars at the time in effect under the provisions of such Section.

“Canadian GAAP” shall mean generally accepted accounting principles in effect from time to time in Canada, applied on a consistent basis, subject to the provisions of Section 1.02. Unless otherwise indicated, references to GAAP herein shall be to Canadian GAAP.

“Canadian Pension Event” means, with respect to any Canadian Plan, (a) the termination or wind-up, in full or in part, of such Canadian Plan (including the institution of any steps by any Person to terminate or wind up or order the termination or wind-up, in full or in part, of such Canadian Plan) or any act or omission with respect to such Canadian Plan that, individually or in the aggregate, could reasonably be expected to adversely affect the tax status of such Canadian Plan or result in any liability, fine or penalty on any Loan Party or (b) the failure to make full payment when due of all amounts which, under the provisions of such Canadian Plan, any agreement relating thereto or Applicable Canadian Pension Legislation, any Loan Party is required to pay as contributions thereto.

“Canadian Plan” means any plan, program, agreement or arrangement that is a pension plan for the purposes of Applicable Canadian Pension Legislation or under the Income Tax Act (Canada) (whether or not registered under such law) that is maintained or contributed to, or to which there is or may be an obligation to contribute, by Holdings or any of its Subsidiaries in respect of their respective employees in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan that is mandated by the Government of Canada or the Province of Quebec, respectively.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases, but excluding any amount representing capitalized interest) by Holdings and the Restricted Subsidiaries during such period that, in conformity with Canadian GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of Holdings and its Subsidiaries, provided that the term “Capital Expenditures” shall not include (a) expenditures made in connection with the replacement, substitution, restoration or repair of assets (i) to the extent financed from insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (b) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (c) the purchase of plant, property or equipment made within two years of the sale of any asset to the extent purchased with the proceeds of such sale, (d) expenditures that constitute any part of Consolidated Lease Expense, (e) capitalized interest in connection with the purchase of Satellites, (f) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (other than Holdings or any Subsidiary thereof) for which neither Holdings nor any Subsidiary thereof has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period) or (g) expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings after the Closing Date which are contributed to the common equity of the Initial Canadian Borrower.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with Canadian GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, provided that the following leases which were treated as operating leases in Projections provided to Lenders as of the Closing Date shall be treated as operating leases and not as Capital Leases: (a) Satellite Relocation and Lease Agreement dated as of November 22, 2006, between the Company and DirectTV Enterprises, LLC and (b) Amendment No. 1 entered into as of the 22nd day of November 2006 to the Memorandum of Agreement entered into by the Company and DirectTV Enterprises, LLC on December 23, 2003, subsequently amended and restated on March 10, 2005 and further amended and restated on October 6, 2005; provided that such leases shall not be treated as Capital Leases only so long as they are not amended in a manner materially adverse to the Lenders after the Closing Date.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with Canadian GAAP.

“Casualty Event” shall mean, with respect to any property (including any Satellite) of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.

“CCAA” shall mean the Companies’ Creditors Arrangement Act (Canada), as amended.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the official interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender (or, for purposes of Section 2.16(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.

“Change of Control” shall mean and be deemed to have occurred if (a) (i) Permitted Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 30% of the voting power of the outstanding Voting Stock of Holdings (other than as the result of one or more widely distributed offerings of the common stock of Holdings or any direct or indirect holding company of Holdings, in each case whether by Holdings or the Permitted Investors) and/or (ii) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of Holdings that exceeds the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by Permitted Investors, unless, in the case of either clause (i) or (ii) above, Permitted Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; and/or (b) at any time Continuing Directors shall not constitute at least a majority of the board of directors of Holdings; and/or (c) a Change of Control (as defined in the Senior Secured Credit Facilities, the Senior Bridge Loan Facility, the Exchange Notes, the Senior Exchange Notes, any Permitted Senior Bridge Refinancing or any Permitted Senior Subordinated Bridge Refinancing) shall have occurred; and/or (d) Holdings shall cease to own, directly or indirectly, 100% of the Voting Stock of the Borrowers.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Closing Date” shall mean the date on which all of the conditions precedent required to effectuate the Transactions have been satisfied.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents” shall have the meaning given to such term in the introductory paragraph of this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s commitment to make Bridge Loans under Section 2.01(a) in the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable, in each case as the same may be reduced from time to time pursuant to Section 2.09. The aggregate amount of Commitments of all Lenders on the Closing Date is $217,175,000.

“Company” shall have the meaning assigned to such term in the recitals to this Agreement.

“Company Refinancing” shall mean the deposit of funds in accordance with Section 4.01(n) to redeem the Telesat Notes and the repayment of the existing credit facility between the Company and the Bank of Montreal with the proceeds from the Senior Secured Loans, the Senior Bridge Loans, the Bridge Loans and the Equity Financing.

“Compliance Certificate” shall mean the certificate required to be delivered by the Canadian Borrower to the Administrative Agent under Section 5.04(d).

“Consolidated Earnings” shall mean, for any period, “income (loss) before the deduction of income taxes” of Holdings and the Restricted Subsidiaries, excluding (a) extraordinary items, for such period, determined in a manner consistent with the manner in which such amount was determined in accordance with the financial statements referred to in Section 5.04(a) and (b) the cumulative effect of a change in accounting principles during such period.

“Consolidated EBITDA” shall mean, for any period, the sum, without duplication, of the amounts for such period of:

(a) Consolidated Earnings; plus

(b) to the extent (and in the same proportion after giving effect to the exclusion in clause (ii) in the proviso to this definition) already deducted in arriving at Consolidated Earnings, the following:

(i) interest expense as used in determining such Consolidated Earnings,

(ii) depreciation expense,

(iii) amortization expense,

(iv) extraordinary losses and unusual or non-recurring charges (including severance, relocation costs and one-time compensation charges),

(v) non-cash charges (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period),

(vi) losses on asset dispositions,

(vii) restructuring charges or reserves (including costs related to closure of facilities),

(viii) in the case of any period that includes a period ending prior to or during the fiscal year ending December 31, 2007, Transaction Expenses,

(ix) any expenses or charges incurred in connection with any issuance of debt, equity securities or any refinancing transaction or any amendment or other modification of any debt instrument,

(x) any fees and expenses related to Permitted Acquisitions,

(xi) any deductions attributable to minority interests,

(xii) any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 or No. 144 and the amortization of intangibles arising pursuant to No. 141,

(xiii) foreign withholding taxes paid or accrued in such period,

(xiv) non-cash charges related to stock compensation expense,

(xv) loss from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments and

(xvi) consulting fees paid pursuant to the Consulting Agreement as in effect on the Closing Date in Mezzanine Securities to Loral permitted by this Agreement; plus

(c) the amount of net cost savings projected by Canadian Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 18 months after the Closing Date and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed the net cost saving amounts identified in Schedule 1.01(b) as being expected to be realized during the time periods described therein;

(d) to the extent the in-service date of Nimiq 4 occurs during a Test Period, an amount equal to 90% of the Annualized Nimiq 4 Revenue Contract Amount, provided that the Company in good faith reasonably believes that Holdings and its Restricted Subsidiaries will realize revenue in accordance with Canadian GAAP in respect of Nimiq 4 during the next Test Period in an amount not less than the Annualized Revenue Contract Amount plus the Actual Nimiq 4 Revenue Contract Amount in respect of Nimiq 4 realized during such prior Test Period; plus

(e) collections on investments in sale-type leases during such period; plus

(f) in the event of any loss of any Satellite during the period, 90% of the contracted for revenues that would reasonably have been expected to be realized but for such loss for that portion of the period following such loss attributable to such Satellite (less revenue actually realized in respect of such Satellite during such period after such event of loss) so long as insurance for such satellite required to be maintained under this Agreement is maintained in accordance with this Agreement and the Company has filed a notice of loss with the applicable insurers and believes in good faith that the insurers will pay funds (and the applicable insurer(s) have not indicated that they will not pay such funds in amounts that the Company reasonably believes will be sufficient to replace such Satellite with a replacement Satellite that generates annual revenues for the Company and its Restricted Subsidiaries not less than the revenue generated by such replaced Satellite during the four-quarter period ended immediately prior to such event of loss; but such amounts may only be added to Consolidated EBITDA so long as the Canadian Borrower intends promptly to replace such Satellite and is working reasonably to do so; (provided that the amount added to Consolidated EBITDA under this clause (f) shall not exceed $55,000,000 for any Test Period);

less to the extent included in arriving at Consolidated Earnings, the sum of the following amounts for such period of:

(a) extraordinary gains and non-recurring gains,

(b) non-cash gains (excluding any such non-cash gain to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period),

(c) gains on asset sales,

(d) any gross profit on sales-type leases included in Consolidated Earnings for such period, except for collection on investments in sales-type leases during such period, to the extent included in Consolidated Earnings for such period, and

(e) any income from the early extinguishment of Indebtedness or hedging obligations on other derivative instruments,

in each case, as determined on a consolidated basis for Holdings and the Restricted Subsidiaries in accordance with Canadian GAAP, provided that

(i) except as provided in clause (iv) below, there shall be excluded from Consolidated Earnings for any period the income from continuing operations before income taxes and extraordinary items of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Earnings, except to the extent actually received in cash by Holdings or its Restricted Subsidiaries during such period through dividends or other distributions,

(ii) there shall be excluded from Consolidated Earnings for any period the non-cash loss from continuing operations before income taxes and extraordinary items of each Joint Venture for such period corresponding to the percentage of capital stock or other equity interests in such Joint Venture owned by Holdings or its Restricted Subsidiaries,

(iii) there shall be excluded in determining Consolidated EBITDA currency transaction gains and losses (including the net loss or gain resulting from Swap Agreements for currency exchange risk),

(iv)(x) there shall be included in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) acquired to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (y) for purposes of determining the Consolidated Total Debt to Consolidated EBITDA Ratio only, there shall be excluded in determining Consolidated EBITDA for any period the Acquired EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by Holdings or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Acquired EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition or conversion),

(v) there shall be excluded from Consolidated Earnings and the determination of Consolidated EBITDA for any period the effects of adjustments in component amounts required or permitted by the Financial Accounting Standards Board Statements of Financial Accounting Standards Nos. 141 and 142 and related authoritative pronouncements, as a result of the Transactions or Permitted Acquisitions or the amortization or write-off of any amounts in connection therewith and related financings thereof, and

(vi) without duplication, there shall be included in Consolidated EBITDA the amount of net cost savings projected by Canadian Borrower in good faith to be realized as a result of specified actions taken during such period with respect to any disposition (other than dispositions entered into in connection with the Transactions) (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) such actions are taken within 18 months after such disposition.

Notwithstanding anything to the contrary contained herein, Consolidated EBITDA shall be deemed to be CND$84,069,000, CND$79,863,000 and CND$88,709,000 for the fiscal quarters ended December 31, 2006, March 31, 2007 and June 30, 2007, respectively.

“Consolidated Lease Expense” shall mean, for any period, all rental expenses of Holdings and the Restricted Subsidiaries during such period under operating leases for real or personal property (including in connection with Permitted Sale Leasebacks), excluding real estate taxes, insurance costs and common area maintenance charges and net of sublease income, other than (a) obligations under vehicle leases entered into in the ordinary course of business,

(b) all such rental expenses associated with assets acquired pursuant to a Permitted Acquisition to the extent that such rental expenses relate to operating leases in effect at the time of (and immediately prior to) such acquisition and (c) Capitalized Lease Obligations, all as determined on a consolidated basis in accordance with Canadian GAAP, provided that there shall be excluded from Consolidated Lease Expense for any period the rental expenses of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Lease Expense.

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) after the deduction of income taxes of Holdings and the Restricted Subsidiaries, determined on a consolidated basis in accordance with Canadian GAAP.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the sum of (i) all Indebtedness of Holdings and the Restricted Subsidiaries for borrowed money (adjusted (up or down) for the effects of currency swap agreements) outstanding on such date and (ii) all Capitalized Lease Obligations of Holdings and the Restricted Subsidiaries outstanding on such date, all calculated on a consolidated basis in accordance with Canadian GAAP minus (b) the aggregate amount of cash included in the cash accounts listed on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which Holdings or any of the Restricted Subsidiaries is a party.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of the last day of the relevant Test Period to (b) Consolidated EBITDA for such Test Period.

“Consulting Agreement” means the Consulting Services Agreement dated as of the Closing Date among Loral and the Company.

“Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of Holdings on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the 12 preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by a Permitted Investor or Persons nominated by a Permitted Investor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office or a nominating committee in which directors nominated by Permitted Investors form the majority of the members thereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“Covered Satellite” means any Satellite that is owned or leased by Holdings or any of its Restricted Subsidiaries or for which Holdings or any of its Restricted Subsidiaries otherwise retains the risk of loss.

“CRTC” shall mean the Canadian Radio-Television and Telecommunications Commission or any successor authority of the Government of Canada substituted therefor.

“Cumulative Consolidated Net Income Available to Stockholders” shall mean, as of any date of determination, Consolidated Net Income less cash dividends paid by Holdings with respect to its capital stock for the period (taken as one accounting period) commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered to the Lenders under Section 5.04.

“Debt Incurrence Event” shall mean any issuance or incurrence by Holdings or any of the Restricted Subsidiaries of any Indebtedness (including any issuance of Permanent Securities or other Permitted Senior Subordinated Bridge Refinancing) but excluding any other Indebtedness permitted to be issued or incurred under Section 6.01.

“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Description of Senior Subordinated Exchange Notes” means the Description of Senior Subordinated Exchange Notes attached hereto as Exhibit C.

“Designated Senior Indebtedness” shall mean (1) the Bank Indebtedness, (2) any Indebtedness in respect of the Senior Bridge Facility or the Senior Exchange Notes and (3) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $50.0 million and is specifically designated in the instrument evidencing or governing such Senior Indebtedness as “Designated Senior Indebtedness” for purposes of this Agreement.

“Designees” shall have the meaning assigned to such term in the recitals of this Agreement.

“Director Voting Preferred Shares” shall mean preferred shares in Holdings which have a nominal dividend and return of capital and vote only for the election of directors.

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Rollover Loan Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Rollover Loan Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change of control or an asset sale occurring prior to the first anniversary of the Rollover Loan Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations. For clarity, the Holdings PIK Securities shall constitute Qualified Capital Stock rather than Disqualified Capital Stock.

“Dollar Equivalent” shall mean, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.03 using the Exchange Rate with respect to Canadian Dollars at the time in effect under the provisions of such Section.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Embargoed Person” or “Embargoed Persons” shall have the meanings assigned to such terms in Section 6.19.

“Employee Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA), other than a Non-U.S. Pension Plan, that is maintained by Holdings or any Subsidiary, or with respect to an employee benefit plan subject to Title IV of ERISA, any ERISA Affiliate, or with respect to which Holdings or any Subsidiary could incur liability.

“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, formal demands, demand letters, claims, liens, notices of non-compliance or violation, or potential responsibility investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such law (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of or exposure to Hazardous Materials.

“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, guidelines or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of the Environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the Environment or exposure to Hazardous Materials).

“Equity Financing” shall mean the common and preferred equity investments (which are Qualified Capital Stock) made in cash of not less than $525.0 million by the Equity Investors (provided that such investments may be made by the purchase of common or preferred stock (which is Qualified Capital Stock) or capital contribution to Holdings, by the repayment of interest and premium on the 14% Senior Secured Notes due 2015 of Skynet or by the redemption of the preferred stock of Skynet in connection with the Skynet Refinancing (or the repayment of debt incurred by Skynet from Valley National Bank to pay such redemption price)) and the Skynet Contribution.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, convertible preferred equity certificate (whether or not equity under local law), any limited or general partnership interest and any limited liability company membership interest.

“Equity Investors” shall mean Loral or one of its subsidiaries and PSPIB.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with Holdings, the Borrowers or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event; (b) with respect to any Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA (or Section 412(c) of the Code and Section 302(c) of ERISA, as amended by the Pension Protection Act of 2006) of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by Holdings, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by Holdings, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Plan; (f) the incurrence by

Holdings, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by Holdings, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, Intermediate Holdco, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; or (h) the substantial cessation of operations within the meaning of Section 4062(e) of ERISA with respect to a Plan; or the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Holdings, a Subsidiary or any ERISA Affiliate.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Date” shall have the meaning assigned to such term in Section 2.01(d)(ii).

“Exchange Notes” shall have the meaning assigned to such term in Section 2.01(d)(i).

“Exchange Notes Indenture” shall mean the indenture to be entered into relating to the Exchange Notes, and containing the covenants and other provisions set forth in the Description of Senior Subordinated Exchange Notes (with such changes to cure any ambiguity, omission, defect or inconsistency, in each case, as the Lead Arrangers and the Canadian Borrower shall agree), as the same may be amended, modified or supplemented from time to time.

“Exchange Notice” shall have the meaning assigned to such term in Section 2.01(d)(i).

“Exchange Trigger Event” shall mean on and after the Rollover Date, any receipt by the Administrative Agent of one or more Exchange Notices which, individually or together, represent at least (a) $25.0 million aggregate principal amount of Rollover Loans or (b) if less than $25.0 million aggregate principal amount of Rollover Loans are outstanding at such time, the remainder of the then outstanding Rollover Loans.

“Exchange Rate” shall mean on any day, for purposes of determining the Dollar Equivalent or Canadian Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into Dollars or Canadian Dollars (as applicable), as set forth in the Wall Street Journal published on such date for such currency. In the event that such rate does not appear in such copy of the Wall Street Journal, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Canadian Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent (or if the Administrative Agent is not a bank, a bank mutually selected by the Canadian Borrower and the Administrative Agent) in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 10:00 a.m., New York City time, on such date for the purchase of Dollars or Canadian Dollars (as applicable) for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may, in consultation with the Canadian Borrower, use any reasonable method it deems appropriate to determine such rate, and such determination shall be prima facie evidence thereof.

“Excluded Satellites” shall mean (a) the Satellites owned by the Canadian Borrower and its Restricted Subsidiaries commonly referred to as Skynet EDS, Telesat Anik F1, Nimiq 2 and the transponders for which the Canadian Borrower or its Restricted Subsidiaries have a right to use on Satmex 5, (b) the Satellites leased by the Canadian Borrower and its Subsidiaries commonly referred to as Nimiq 3 and Nimiq 4iR, (c) any other Satellite, other than a Named Satellite, that (i) is not expected or intended, in the good faith determination of the board of directors of the Canadian Borrower and/or Holdings, as applicable, and evidenced by a board resolution delivered to the Administrative Agent, to earn future revenues from the operation of such Satellite in excess of $25.0 million in any fiscal year, and (ii) has a book value of less than $50.0 million, (d) any other Satellite, other than a Named Satellite, with one year or less of in-orbit life remaining (it being understood and agreed that such Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit) and (e) any other Satellite designated as an Excluded Satellite by the board of directors of the Canadian Borrower and/or Holdings, as applicable, and evidenced by a board resolution delivered to the Administrative Agent if the board of directors of the Canadian Borrower and/or Holdings, as applicable, determines in good faith that (i)(A) such Satellite’s performance and/or operating status has been adversely affected by anomalies or component exclusions and Holdings and its Restricted Subsidiaries are unlikely to receive insurance proceeds from a future failure thereof or (B) there are systemic failures or anomalies applicable to Satellites of the same model and (ii) Holdings and its Restricted Subsidiaries are unlikely to obtain usual and customary coverage in the satellite insurance market for the Satellite at a premium amount that is, and on other terms and conditions that are, commercially reasonable despite commercially reasonable efforts to obtain such coverage (including efforts to minimize the exclusions and insurance deductibles, subject to usual and customary exclusions consistent with the anomalies and/or operating status of the Satellite).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the jurisdiction under the laws of which such recipient is organized or by any jurisdiction in which such recipient is deemed to be doing business (other than a business arising from or deemed to arise from any of the Transactions contemplated by this Agreement or any other Loan Document related to this Agreement), in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits tax or any similar tax that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by a Borrower under Section 2.20(b)), any U.S. federal withholding tax imposed by the United States that is attributable to such Lender’s failure to comply with Section 2.18(e) with respect to such Loans and (d) any withholding taxes imposed by Canada on a Person who does not deal at arm’s length within the meaning of the Income Tax Act (Canada) with any Loan Party.

“Executive Order” means Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079) (2001).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, i.e., the Bridge Loan Facility and the Rollover Loan Facility.

“FCC” means the Federal Communications Commission or any governmental authority in the United States substituted therefor.

“FCC Licenses” shall mean all authorizations, orders, licenses and permits issued by the FCC to Holdings or any of its Subsidiaries, under which Holdings or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upward, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average (rounded upward, if necessary, to the next 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean that certain Fourth Amended and Restated Fee Letter dated February 1, 2007, by and among Holdings, MS, MSSF, MSSFNS, UBSS, UBS Loan Finance LLC, JPMorgan Chase Bank, N.A., JPMorgan Securities Inc., The Bank of Nova Scotia, Citigroup Global Markets Inc., Jefferies & Company, Inc. and Jefferies Finance LLC.

“Fees” shall have the meaning assigned to such term in Section 2.13(a).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.

“Funded Debt” shall mean all indebtedness of Holdings and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of Holdings or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans, the Senior Secured Loans and the Senior Loans.

“Governmental Authority” shall mean any federal, state, provincial, local or foreign court or tribunal or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guarantee Exception Amount” shall mean, at any time: (a) $200.0 million minus (b) the sum of (i) the aggregate amount of Indebtedness incurred or assumed prior to such time pursuant to Section 6.01(A)(j) or (A)(k) that is outstanding at such time and that was used to acquire, or was assumed in connection with the acquisition of, capital stock and/or assets in respect of which guarantees, pledges and security have not been given pursuant to Section 5.10, (ii) the aggregate Incremental Term Loan Commitment under the Senior Secured Credit Facilities at such time and (iii) any Indebtedness incurred by any Restricted Subsidiary that is not a Guarantor, provided that if such amount is a negative number, the Guarantee Exception Amount shall be zero.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantee Requirements” shall mean, subject to the Agreed Guarantee Principles, the requirements that:

(a) as of the Closing Date, all of the Loan Documents described in Schedule 1.01(a) shall have been executed and delivered by the parties thereto; and

(b) in the case of any Subsidiary that becomes a Subsidiary Loan Party after the Closing Date, the Administrative Agent shall have received, unless it has waived such requirement for such Subsidiary Loan Party (for reasons of cost, legal limitations, tax consequences or such other matters as deemed appropriate by the Administrative Agent, acting reasonably), an executed joinder agreement substantially in the form of Exhibit J or such other form as approved by the Administrative Agent and the Canadian Borrower.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 10.01.

“Guarantees” shall mean the guarantees issued pursuant to Article XI by Holdings, the Borrowers and the Subsidiary Guarantors.

“Guarantor Senior Indebtedness” shall mean, with respect to a Guarantor, the following obligations, whether outstanding on the Closing Date or thereafter issued or incurred, without duplication:

(1) any guarantee of the Bank Indebtedness by such Guarantor and all other guarantees by such Guarantor of Senior Indebtedness of Holdings or any Borrower or Guarantor Senior Indebtedness of any other Guarantor; and

(2) all obligations consisting of principal of and premium, if any, accrued and unpaid interest on, and fees and other amounts relating to, all other Indebtedness of such Guarantor.

Guarantor Senior Indebtedness includes interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Guarantor regardless of whether post-filing interest is allowed in such proceeding.

Notwithstanding anything to the contrary in the preceding paragraphs of this definition, Guarantor Senior Indebtedness will not include:

(1) any Indebtedness incurred in violation of this Agreement;

(2) any obligations of such Guarantor to another Subsidiary or to Holdings or a Borrower;

(3) any liability for Federal, state, local, foreign or other taxes owed or owing by such Guarantor;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, guarantee or obligation of such Guarantor that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of such Guarantor, including, without limitation, any Guarantor Senior Subordinated Indebtedness and Subordinated Indebtedness of such Guarantor; or

(6) any Equity Interests (including Indebtedness represented by Disqualified Capital Stock).

“Guarantor Senior Subordinated Indebtedness” shall mean, with respect to a Guarantor, the Obligations of such Guarantor under this Agreement and any other Indebtedness of such Guarantor (whether outstanding on the Closing Date or thereafter incurred or issued) that specifically provides that such Indebtedness is to rank equally in right of payment with the Obligations of such Guarantor under this Agreement and is not expressly subordinated by its terms in right of payment to any Indebtedness of such Guarantor that is not Guarantor Senior Indebtedness of such Guarantor.

“Guarantors” shall have the meaning assigned to such term in Section 11.01.

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Holdings PIK Securities” shall mean (1) any preferred capital stock or preferred equity interest of Holdings issued on the Closing Date with an aggregate liquidation preference not greater than the Canadian Dollar Equivalent of $150.0 million as of the Closing Date (plus the liquidation preference of any dividends paid in additional Holdings PIK Securities after the Closing Date) (a) that does not provide for any cash dividend payments or other cash distributions in respect thereof (other than, with respect to Holdings, if the distribution is permitted by the terms of Section 6.07 of this Agreement) and (b) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event does not (i)(x) mature or become mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the twelfth anniversary of the Closing Date, (y) become convertible or exchangeable prior to the twelfth anniversary of the Closing Date at the option of the holder thereof for Indebtedness or preferred stock that is not Holdings PIK Securities or (z) become redeemable at the option of the holder thereof (other than as a result of a change of control), in whole or in part prior to the twelfth anniversary of the Closing Date, and (ii) provide holders thereunder with any rights upon the occurrence of a “change of control” event prior to the repayment of the Obligations under the Loan Documents if prohibited by this Agreement and (2) any Qualified Capital Stock of Holdings issued to refinance, replace or substitute any of the foregoing.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with Canadian GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed (excluding any Lien created pursuant to the APT Security Agreement), (e) all Capitalized Lease Obligations of such Person, (f) all net obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements, (g) without duplication, all Guarantee Obligations of such Person and (h) any Disqualified Capital Stock; provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) obligations to make progress or incentive payments under Satellite Purchase Agreements and Launch Services Agreements, in each case, not overdue by more than 90 days, (iii) deferred or prepaid revenue, (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (v) obligations to make payments to one or more insurers under satellite insurance policies in respect of premiums or the requirement to remit to such insurer(s) a portion of the future revenues generated by a Satellite which has been declared a constructive total loss, in each case in accordance with the terms of the insurance policies relating thereto, (vi) customer deposits made in connection with the construction or acquisition of a Satellite being constructed or acquired at the request of one or more customers and (vii) obligations under the T10R Sale Leaseback. The amount of Indebtedness of any Person for purposes of clause (d) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as reasonably determined by such Person in good faith. The amount of Indebtedness of any Person for purposes of clause (h) shall be deemed to be equal to the greater of the voluntary or involuntary liquidation preference and maximum fixed repurchase price in respect of such Disqualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the board of directors of Holdings.

“Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Industry Canada” shall mean Industry Canada or any successor department of the Government of Canada substituted therefor.

“Industry Canada Authorizations” shall mean all authorizations, orders, licenses and exemptions issued by Industry Canada to Holdings or any of its Subsidiaries, pursuant to authority under the Radiocommunication Act or the Telecommunications Act, as amended, under which Holdings or any of its Subsidiaries is authorized to launch and operate any of its Satellites or to operate any of its transmit only, receive only or transmit and receive earth stations or any ancillary terrestrial communications facilities.

“Information Memorandum” shall mean the Confidential Information Memorandum to be provided to prospective Lenders, as modified or supplemented.

“Initial Canadian Borrower” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Initial Lenders” shall mean Morgan Stanley Senior Funding, Inc., UBS AG, Stamford Branch, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia and Scotiabanc Inc.

“In-Orbit Insurance” shall mean, with respect to any Satellite, insurance for risks of loss of and damage to such Satellite attaching upon the expiration of the Launch Insurance therefor and renewing, during the commercial in-orbit service of such Satellite, prior to the expiration of the immediately preceding corresponding In-Orbit Insurance policy, subject to the terms and conditions set forth herein.

“In-Orbit Spare Capacity” shall mean the C-band payload of a satellite with in-orbit replacement capacity that:

(a) is available in the event of a Covered Satellite loss or failure in order to restore C-band service on the Covered Satellite;

(b) meets or exceeds the contractual performance specifications for the C-band payload being protected; and

(c) may be provided directly by any of the Loan Parties or by another satellite operator pursuant to a contractual arrangement;

provided that no Satellite or satellite being used to provide “In-Orbit Spare Capacity” with respect to a Covered Satellite may itself qualify as In-Orbit Spare Capacity.

“Intercompany Note” shall mean an intercompany note substantially in the form of Exhibit F hereto or such other form approved by the Administrative Agent and the Canadian Borrower.

“Interest Payment Date” shall mean (a) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (b) with respect to any ABR Loan, the last day of each calendar quarter, and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type.

“Interest Period” shall mean as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is three months thereafter, or the date any Eurodollar Borrowing is converted to an ABR Borrowing in accordance with Section 2.15 or 2.22 or repaid or prepaid in accordance with Section 2.10, 2.11 or 2.12; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such deposit, advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business and excluding also any Investment in leases entered into in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or other monetary liability of any other Person.

“Investment Bank” means Morgan Stanley & Co. Incorporated and such other institution engaged as such reasonably acceptable to the Lead Arrangers.

“Joint Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Joint Venture” shall mean any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity which, in each case, is not a Subsidiary of Holdings or any of its Restricted Subsidiaries but in which Holdings or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.17(b).

“Launch” shall mean, with respect to any Satellite, the point in time before lift-off of such Satellite at which risk of loss of such Satellite passes to the applicable Satellite Purchaser under the terms of the applicable Satellite Purchase Agreement, unless risk of loss thereunder is to pass to such Satellite Purchaser after lift-off, in which case “Launch” shall mean the intentional ignition of the first stage engines of the launch vehicle that has been integrated with such Satellite.

“Launch Insurance” shall mean, with respect to any Satellite, insurance for risks of loss of and damage to such Satellite attaching not later than the time of Launch and continuing at least until the successful or unsuccessful attempt to achieve physical separation of such Satellite from the launch vehicle that had been integrated with such Satellite.

“Launch Services Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and the applicable Launch Services Provider relating to the launch of such Satellite.

“Launch Services Provider” shall mean, with respect to any Satellite, the provider of launch services for such Satellite pursuant to the terms of the Launch Services Agreement related thereto.

“Lead Arrangers” shall have the meaning assigned to such term in the introductory paragraph to this Agreement.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04.

“Lender Default” shall mean (i) the refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing, or (ii) a Lender having notified in writing the applicable Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.07.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the applicable Screen Rate, for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by the Reference Banks at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge, deemed trust created by operation of law or security interest in or on such asset or to which such asset is subject and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” shall mean this Agreement, any promissory note issued under Section 2.10(e), each other agreement or instrument delivered pursuant to Section 5.10 hereof and, solely for the purposes of Section 7.01(c) hereof, the Fee Letter.

“Loan Participant” shall have the meaning assigned to such term in Section 9.04(c).

“Loan Parties” shall mean Holdings, Intermediate Holdco, the Borrowers and each Subsidiary Loan Party.

“Loans” shall mean the Bridge Loans and the Rollover Loans.

“Loral” shall have the meaning assigned to such term in the recitals to this Agreement.

“LSCH” shall have the meaning assigned to such term in the recitals to this Agreement.

“Majority Lenders” shall mean Lenders having Loans and Commitments representing more than 50% of the sum of all Loans and Commitments.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of Intermediate Holdco, the Canadian Borrower and Holdings, as the case may be, on the Closing Date together with (1) any new directors whose election or whose nomination for election was approved by a vote of a majority of the directors of Intermediate Holdco, the Canadian Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of Intermediate Holdco, the Canadian Borrower or Holdings, as the case may be, hired at a time when the directors on the Closing Date together with the directors so appointed constituted a majority of the directors of Intermediate Holdco, the Canadian Borrower or Holdings, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean the existence of events, conditions and/or contingencies that have had or are reasonably likely to have (a) a materially adverse effect on the business, operations, properties, assets or financial condition of Holdings and the Subsidiaries, taken as a whole, or (b) a material impairment of the validity or enforceability of, or a material impairment of the material rights, remedies or benefits available to the Lenders or the Administrative Agent under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than Loans) of any one or more of Holdings or any Restricted Subsidiary in an aggregate principal amount exceeding $50.0 million.

“Material Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements have been delivered pursuant to Section 5.04(a) or (b) were equal to or greater than 2.5% of the consolidated Total Assets of Holdings and its consolidated subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 2.5% of the consolidated gross revenues of Holdings and its consolidated subsidiaries for such period, in each case determined in accordance with Canadian GAAP or (c) that is a Loan Party.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Mezzanine Securities” shall mean the Consulting Agreement Subordinated PIK Note in the form attached hereto as Exhibit K.

“MHR” shall mean MHR Fund Management LLC.

“Minority Investment” shall mean any Person (other than a Subsidiary) in which Holdings or any Restricted Subsidiary owns capital stock or other equity interests.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“MSSFNS” shall mean Morgan Stanley Senior Funding, Nova Scotia.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Holdings, the Borrowers, the Company or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Named Satellites” shall mean the Satellites commonly referred to as Nimiq 1, Anik F1R, Anik F2, Anik F3, Telstar 11N (following its successful launch and the expiry of its applicable Launch Insurance), Telstar 12, Nimiq 4 (following its successful launch and the expiry of its applicable Launch Insurance) and Nimiq 5 (following its successful launch and the expiry of its applicable Launch Insurance).

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of Holdings or any of the Restricted Subsidiaries in respect of such Prepayment Event less (b) the sum of:

(i) in the case of any Prepayment Event, the amount, if any, of all taxes paid or estimated to be payable by Holdings or any of the Restricted Subsidiaries in connection with such Prepayment Event,

(ii) in the case of any Prepayment Event, the amount of any reasonable reserve established in accordance with Canadian GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by Holdings or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(iii) in the case of any Prepayment Event, the amount of any Indebtedness secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(iv) in the case of any Asset Sale Event, Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Asset Sale Event, Casualty Event or Permitted Sale Leaseback that Holdings or any Subsidiary has reinvested (or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest in assets used or useful in the business of Holdings and its Restricted Subsidiaries and, in the case of a sale of Satellites, to be reinvested in Satellites, which Satellite shall have achieved the milestone known as preliminary design review within the Reinvestment Period and is launched within four years of receipt of such proceeds with respect to such predecessor Satellite) in the business of Holdings or any of the Restricted Subsidiaries (subject to Section 6.20), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (or, in the case of Satellites, any replacement Satellite has not achieved the milestone known as preliminary design review within such Reinvestment Period or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite) shall, unless Holdings or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period (or, in the case of the sale of Satellites, any replacement Satellite has not achieved the milestone known as preliminary design review within such Reinvestment Period or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite) to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period (or, in the case of the sale of Satellites, any replacement Satellite has not achieved the milestone known as preliminary design review within such Reinvestment Period or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite) and (y) be applied to the repayment of Loans in accordance with Section 2.11(e); provided that notwithstanding the foregoing, (I) reinvestment of proceeds from sale of Satellite Assets sold pursuant to Section 6.04(f)(i)(b) shall not so reduce Net Cash Proceeds and (II) with respect to Satellite Assets sold pursuant to Section 6.04(f)(i)(a), such reinvestment must be in replacement Satellite Assets,

(v) in the case of any Casualty Event, the amount of any payment to any customer providing a deposit or other related amounts which must be repaid in the event of a Casualty Event, including any rebates, settlement amounts or other proceeds received from a Satellite Manufacturer in relation to performance incentives or performance warranty paybacks with respect to a Satellite (it being understood that if such proceeds are in respect of a replacement Satellite which has not achieved the milestone known as preliminary design review within the relevant Reinvestment Period referred to in clause (iv) or is not launched within four years of receipt of such proceeds with respect to such predecessor Satellite referred to in clause (iv), then such proceeds need only to be applied to the Loans and Commitments to the extent of such proceeds without giving effect to clause (iv) to the extent of any duplication),

(vi) in the case of any Prepayment Event, reasonable and customary fees, commissions, expenses, issuance costs, discounts and other costs paid by Holdings or any of the Restricted Subsidiaries, as applicable, in connection with such Prepayment Event (other than those payable to Holdings or any Subsidiary of Holdings), in each case only to the extent not already deducted in arriving at the amount referred to in clause (a) above, and

(vii) for the avoidance of doubt (and without duplication of the last sentence of Section 2.11(e)), the amounts of net cash proceeds with respect to any Prepayment Event (other than with respect to proceeds from the issuance of Permanent Securities or other Permitted Senior Subordinated Bridge Refinancings) applied within the Reinvestment Period to the repayment of loans outstanding under the Senior Secured Credit Facilities or the Senior Bridge Facility or Senior Exchange Notes or any other Senior Indebtedness or Guarantor Senior Indebtedness (and to the extent involving a repayment of a revolving credit facility, a permanent commitment reduction thereunder in a corresponding amount was effected in connection with such repayment).

“Nimiq 1” shall mean the A2100 AX (Lockheed Martin) Satellite with an expected end of commercial service life of 2024.

“Nimiq 2” shall mean the A2100 AX (Lockheed Martin) Satellite with an expected end of commercial service life of 2023.

“Nimiq 3” shall mean the BSS601 (Boeing) Satellite with an expected end of commercial service life of July 2010.

“Nimiq 4” shall mean the E-3000 (EADS Astrium) Satellite currently under construction.

“Nimiq 4iR” shall mean the BSS601 (Boeing) Satellite with an expected end of commercial service life of June 2009.

“Nimiq 5” shall mean the SS/L 1300 Satellite currently under construction.

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.20(c).

“Non-payment Default” has the meaning set forth in Section 10.02(b).

“Non-Subsidiary Loan Party” shall mean any Subsidiary that is not a Subsidiary Loan Party.

“Non-U.S. Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than the United States of America. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Non-U.S. Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by Holdings, the Borrowers, the Company or any Subsidiary primarily for the benefit of employees of Holdings, the Borrowers, the Company or any Subsidiary residing outside the United States of America (other than in Canada), which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Notes” shall mean, collectively, Bridge Notes and Rollover Notes.

“Obligations” shall mean (a) obligations of the Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning assigned to such term in Section 3.21(a).

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation, articles and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation or partnership declaration and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, the Loan Documents (but not any such tax arising solely from any transfer or assignment of, or any participation in, the Loans (or a portion thereof) or this Agreement), and any and all interest and penalties related thereto.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing the Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Blockage Notice” has the meaning set forth in Section 10.02(b).

“Payment Blockage Period” has the meaning set forth in Section 10.02(b).

“Payment Default” has the meaning set forth in Section 10.02(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permanent Securities” means notes or other securities of any Borrower, Holdings or any of their respective subsidiaries issued pursuant to Section 5.13 to refinance the Loans.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by Holdings or any of the Restricted Subsidiaries of assets or capital stock or other equity interests, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such capital stock or other equity interests to the extent applicable becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 5.10; (c) such acquisition shall result in the Administrative Agent, for the benefit of the applicable Lenders, being granted a security interest in any capital stock or any assets so acquired, to the extent required by Section 5.10 and (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing.

“Permitted Business” means the businesses engaged in by Holdings and its Subsidiaries on the Closing Date and businesses that are reasonably related thereto or reasonable extensions thereof.

“Permitted Cure Securities” means Permitted Cure Securities within the meaning of the Senior Secured Credit Facilities applied in accordance with Section 7.02 thereof.

“Permitted Investments” shall mean:

(a) securities or obligations issued or unconditionally guaranteed by the United States government, the Government of Canada or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;

(b) securities or obligations issued by any state of the United States of America, any province of Canada or any political subdivision of any such state or province or any public instrumentality thereof, having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c) commercial paper issued by any Lender or any bank holding company owning any Lender;

(d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $250.0 million in the case of domestic banks and $100.0 million (or the Dollar Equivalent thereof) in the case of foreign banks;

(f) auction rate securities rated at least Aa3 by Moody’s and AA- by S&P (or, if at any time either S&P or Moody’s shall not be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;

(h) repurchase obligations with respect to any security that is a direct obligation or fully guaranteed as to both credit and timeliness by the Government of Canada or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the Government of Canada, in either case entered into with any Canadian I or II bank or any trust company (acting as principal);

(i) marketable short-term money market and similar funds (x) either having assets in excess of $250.0 million or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service in the United States);

(j) shares of investment companies that are registered under the Investment Company Act of 1940 and 95% the investments of which are one or more of the types of securities described in clauses (a) through (i) above;

(k) any other investments used by Holdings and its Restricted Subsidiaries as temporary investments permitted by the Administrative Agent in writing in its sole discretion; and

(l) in the case of Investments by Holdings or any Subsidiary organized or located in a jurisdiction other than the United States (or any political subdivision or territory thereof), or in the case of Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Subsidiary is organized or located or in which such Investment is made, all as reasonably determined in good faith by the Canadian Borrower.

“Permitted Investor” shall mean each of (i) Loral, (ii) PSPIB, (iii) MHR and (iv) Controlled Affiliates of each of the foregoing.

“Permitted Junior Securities” shall mean unsecured debt or equity securities of Holdings or any Subsidiary or any direct or indirect parent of Holdings or any successor corporation issued pursuant to a plan of reorganization or readjustment, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness at least to the same extent that the Loans are subordinated to the payment of all Senior Indebtedness on the Closing Date, so long as to the extent that any Senior Indebtedness outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Permitted Liens” shall mean:

(a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with Canadian GAAP;

(b) Liens in respect of property or assets of Holdings or any of the Restricted Subsidiaries imposed by law, such as carriers’, warehousemen’s, storers’, repairers’ and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 7.01;

(d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business;

(e) ground leases in respect of real property on which facilities owned or leased by Holdings or any of its Subsidiaries are located;

(f) easements, rights-of-way, restrictions, zoning, by-laws, regulations and ordinances of any Governmental Authority, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole;

(g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;

(h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings or any of its Subsidiaries, provided that such Lien secures only the obligations of Holdings or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 6.01;

(j) leases or subleases granted to others not interfering in any material respect with the business of Holdings and its Subsidiaries, taken as a whole;

(k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of Holdings and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(l) Liens in favor of a counterparty to a Swap Agreement (to the extent such Swap Agreement is not prohibited under this Agreement) on any Loan Party’s rights under such Swap Agreement;

(m) reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein;

(n) the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by Holdings or any of its Subsidiaries or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o) security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of Holdings or any of its Restricted Subsidiaries in the ordinary course of its business;

(p) subdivision agreements, site plan control agreements, development agreements, servicing agreements, cost sharing, reciprocal and other similar agreements with municipal and other governmental authorities affecting the development, servicing or use of a property, provided the same are complied with in all material respects;

(q) facility cost sharing, servicing, reciprocal or other similar agreements related to the use and/or operation of a property in the ordinary course of business, provided the same are complied with in all material respects;

(r) each of the liens and other encumbrances set forth Schedule B to the marked pro forma policies issued by title insurance companies and delivered pursuant to Section 4.02(e) of the Senior Secured Credit Facilities;

(s) Liens in favor of customers on Satellites or portions thereof (including insurance proceeds relating thereto) or the satellite construction or acquisition agreement being relating thereto in the event such Satellites or portions thereof are being constructed or acquired at the request of one or more customers to secure repayment of such deposits and related amounts;

(t) Liens arising in connection with a Permitted Sale Leaseback;

(u) restrictions in condosat agreements relating to transponders that restrict sales, dispositions, leases or security interests on satellites to any third party purchaser, lessee or secured party unless such purchaser or lessee of such satellite agrees to (or, in the case of a security interest in such satellite, the secured party agrees pursuant to a non-disturbance agreement that in connection with the enforcement of any such security interest or the realization upon any such security interest, such secured party agrees that, prior to or concurrently with the transfer becoming effective, the person to whom the satellite bus shall be transferred shall agree that such transferee shall) be subject to the terms of the applicable condosat agreement so long as such agreement is (in the case of any such restriction on a security interest) otherwise reasonably satisfactory to the Administrative Agent in its sole discretion (who may in its sole discretion condition its consent to the terms of such agreement (a) not providing for any liability on the part of the secured party or lenders prior to such secured party taking possession of the Satellite and (b) being of no force and effect upon release of such security interest) and provided that the applicable Loan Parties shall have used their commercially reasonable efforts in negotiating such condosat agreements so that such agreements do not contain such restrictions; and

(v) deemed trusts created by operation of law in respect of amounts which are (i) not yet due and payable (ii) immaterial, (iii) being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with Canadian GAAP or (iv) have not been paid due to inadvertence after exercising due diligence.

“Permitted Sale Leaseback” shall mean (a) any Sale Leaseback consummated by Holdings or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between the Borrowers and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by Holdings (which such determination may take into account any retained interest or other Investment of Holdings or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback) and (b) the T10R Sale Leaseback.

“Permitted Senior Bridge Refinancing” means any refinancings, extensions, renewals and replacements of any Senior Loans or Senior Exchange Notes (or, in each case, any Permitted Senior Bridge Refinancings thereof incurred in accordance with the proviso below) (including for the avoidance of doubt through the issuance of notes or bonds), provided that such refinancing, extending, renewal or replacement Indebtedness (A) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (B) shall not, by its terms or the terms of any related agreement or of any security or Indebtedness into which it is convertible or exchangeable, mature or otherwise be mandatorily redeemable or repayable (whether automatically, pursuant to the occurrence of an event or otherwise, other than pursuant to customary change of control, asset sale and/or event of loss provisions) prior to the final stated maturity of the Senior Rollover Loans as in effect on the Closing Date and (C) shall not contain covenants or restrictions more restrictive (taken together as a whole, in any material respect) than those contained in the Indebtedness being refinanced, extended, renewed or replaced.

“Permitted Senior Subordinated Bridge Refinancing” means any refinancings, extensions, renewals and replacements of any Loans under this Agreement or Exchange Notes (or, in each case, any Permitted Senior Subordinated Bridge Refinancings thereof incurred in accordance with the proviso below) (including for the avoidance of doubt through the issuance of notes or bonds), provided that such refinancing, extending, renewal or replacement Indebtedness either (i) shall be in the form of Permanent Securities issued pursuant to Section 5.13 hereof or (ii) (A) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being refinanced, extended, renewed or replaced (plus any accrued but unpaid interest and premium or penalty payable by the terms of such Indebtedness thereon and reasonable fees and expenses associated therewith), (B) shall not, by its terms or the terms of any related agreement or of any security or Indebtedness into which it is convertible or exchangeable, mature or otherwise be mandatorily redeemable or repayable (whether automatically, pursuant to the occurrence of an event or otherwise, other than pursuant to customary change of control, asset sale and/or event of loss provisions) prior to the final stated maturity of the Rollover Loans as in effect on the Closing Date, (C) shall not contain covenants or restrictions more restrictive (taken together as a whole, in any material respect) than those contained in the Loan Documents and (D) shall contain subordination provisions providing that such new Indebtedness is not senior in right of payment to the Loans.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code and in respect of which Holdings, any Subsidiary (including the Company) or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PMRR” means the Quebec register of personnel and moveable real rights.

“PPSA” shall mean the Personal Property Security Act as in effect from time to time (except as otherwise specified) in an applicable Province or territory of Canada.

“Prepayment Event” shall mean any Asset Sale Event, Debt Incurrence Event, Casualty Event or any Permitted Sale Leaseback (other than the T10R Sale Leaseback).

“primary obligor” shall have the meaning assigned to such term in the definition of “Guarantee Obligations.”

“Prime Rate” shall mean the rate of interest per annum announced from time to time by as the Wall Street Journal prime rate; each change in the Prime Rate shall be effective on the date such change is publicly announced as being effective.

“Projections” shall mean the projections of Holdings and the Subsidiaries included in the Information Memorandum and any other projections and any forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, Intermediate Holdco, the Borrowers or any of the Subsidiaries prior to the Closing Date.

“PSP” shall have the meaning assigned to such term in the recitals to this Agreement.

“PSPIB” shall have the meaning assigned to such term in the recitals to this Agreement.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Quebec Pension Plan” shall mean the universal pension plan established and maintained by the Provincial Government of Quebec.

“Quotation Day” shall mean, with respect to any Eurodollar Borrowing and any Interest Period, the second Business Day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.

“Rate Cap” means 12.5% per annum.

“Rate Floor” means 10.5% per annum.

“Rating Agency” shall mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Facilities publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Canadian Borrower (in the case of this Agreement, as certified by a board resolution) which shall be substituted for Moody’s or S&P or both, as the case may be.

“Reference Banks” has the meaning ascribed to such term in the Senior Secured Credit Facilities with respect to the use of such term thereunder for purposes of “LIBO Rate.”

“Refinancing” shall mean collectively the Company Refinancing and the Skynet Refinancing.

“Register” shall have the meaning assigned to such term in Section 9.04(b).

“Registration Rights Agreement” shall mean the Registration Rights Agreements described in the Description of Senior Subordinated Exchange Notes under the heading “Registration Rights” (with such changes to cure ambiguity, omission, defect or inconsistency as the Lead Arrangers and the Canadian Borrower shall approve), as may be amended, modified or supplemented.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” shall mean 14 months following the date of the receipt of proceeds in respect of such Asset Sale Event or Casualty Event.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan.

“Required Lenders” shall mean, at any time, Lenders having more than 50% of the aggregate outstanding Loans. Outstanding Loans held by any Affiliates of Holdings shall be disregarded in determining Required Lenders at any time.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority that are applicable, including any and all applicable laws, judgments, orders, Executive Orders, decrees, ordinances, rules, regulations, statutes or case law.

“Reset Date” shall have the meaning assigned to such term in Section 1.03.

“Responsible Officer” of any person shall mean any executive officer (including the chief legal officer) or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Subsidiary” shall mean a Subsidiary of Holdings other than an Unrestricted Subsidiary. Unless the context otherwise requires, Restricted Subsidiaries of Holdings shall be deemed to include the Borrowers.

“Rollover Borrowing” shall mean a borrowing of Rollover Loans.

“Rollover Conversion” shall have the meaning set forth in Section 2.01(b).

“Rollover Date” shall mean the Bridge Loan Maturity Date provided the Rollover Conversion occurs on such date.

“Rollover Loan” shall have the meaning assigned to such term in Section 2.01(b).

“Rollover Loan Maturity Date” shall mean the date that is nine years from the Rollover Date.

“Rollover Note” shall have the meaning set forth in Section 2.10(e).

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which Holdings or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.

“Satellite” shall mean any satellite owned by, leased to or for which a contract to purchase has been entered into by, Holdings or any of its Subsidiaries, whether such satellite is in the process of manufacture, has been delivered for launch or is in orbit (whether or not in operational service).

“Satellite Assets” means orbital slots or locations, transponders, Satellites and related equipment (including TT&C Stations) associated with the conduct of the Permitted Business by Holdings and its Subsidiaries.

“Satellite Manufacturer” shall mean, with respect to any Satellite, the prime contractor and manufacturer of such Satellite.

“Satellite Purchase Agreement” shall mean, with respect to any Satellite, the agreement between the applicable Satellite Purchaser and either (i) the applicable Satellite Manufacturer relating to the manufacture, testing and delivery of such Satellite or (ii) the applicable seller relating to the purchase and sale of such Satellite.

“Satellite Purchaser” shall mean Holdings or a Restricted Subsidiary that is a party to a Satellite Purchase Agreement or Launch Services Agreement, as the case may be.

“Satmex 5” shall mean the BSS601 HP (Boeing Satellite Systems) known as Satmex 5 on which Holdings or its Restricted Subsidiaries have a right to use transponders.

“Screen Rate” shall mean the British Bankers Association Interest Settlement Rate for the applicable Interest Period displayed on the appropriate page of the Telerate screen selected by the Administrative Agent. If the relevant page is replaced or the service ceases to be available, the Administrative Agent (after consultation with the Canadian Borrower and the Lenders) may specify another page or service displaying the appropriate rate.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Demand” has the meaning set forth in Section 5.13(a).

“Securities Demand Period” has the meaning set forth in Section 5.13(a).

“Seller” shall have the meaning assigned to such term in the recitals to this Agreement.

“Senior Bridge Loan Facility” means that Senior Bridge Loan Agreement, dated as of the Closing Date, among the Initial Canadian Borrower, the Canadian Borrower, the U.S. Borrower, the Guarantors, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, UBS Securities LLC, as syndication agent, the other agents and arrangers party thereto, including the guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements thereof.

“Senior Bridge Loans” means “Bridge Loans” as defined in the Senior Bridge Loan Facility.

“Senior Exchange Notes” means “Exchange Notes” as defined in the Senior Bridge Loan Facility.

“Senior Indebtedness” shall mean, whether outstanding on the Closing Date or thereafter issued, created, incurred or assumed, all amounts payable by any Borrower under or in respect of Indebtedness of such Borrower, including premiums and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Borrower at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and fees relating thereto; provided, however, that Senior Indebtedness will not include:

(1) any Indebtedness incurred in violation of this Agreement;

(2) any obligation of such Borrower to any Subsidiary, another Borrower or to Holdings;

(3) any liability for Federal, state, foreign, local or other taxes owed or owing by such Borrower;

(4) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(5) any Indebtedness, guarantee or obligation of such Borrower that is expressly subordinate or junior in right of payment to any other Indebtedness, guarantee or obligation of such Borrower, including, without limitation, any Senior Subordinated Indebtedness and any Subordinated Indebtedness; or

(6) any Equity Interests (including Indebtedness represented by Disqualified Capital Stock).

“Senior Loan Documents” means the “Loan Documents” as defined in the Senior Bridge Loan Facility.

“Senior Loans” means “Loans” as defined in the Senior Bridge Loan Facility.

“Senior Obligation” shall mean any principal, interest, penalties, fees, indemnification, reimbursements, costs, expenses, damages and other liabilities payable under the documentation governing any Senior Indebtedness.

“Senior Representative” shall mean any trustee, agent or representative (if any) of an issue of Senior Indebtedness; provided that when used in connection with the Senior Secured Credit Facilities or the Senior Bridge Loan Facility (or any Permitted Senior Bridge Refinancing thereof constituting Senior Indebtedness), the term “Senior Representative” shall refer to the applicable administrative agent or trustee thereunder.

“Senior Rollover Loans” means “Rollover Loans” as defined in the Senior Bridge Loan Facility.

“Senior Secured Credit Facilities” means that Credit Agreement, dated as of the Closing Date, among the Initial Canadian Borrower, the Canadian Borrower, the U.S. Borrower, the Guarantors, the lenders party thereto from time to time, Morgan Stanley Senior Funding, Inc., as administrative agent, UBS Securities LLC, as syndication agent, and the other agents and arrangers party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or extends the maturity thereof.

“Senior Secured Loan Documents” means “Loan Documents” as defined in the Senior Secured Credit Facilities.

“Senior Secured Loans” means “Loans” as defined in the Senior Secured Credit Facilities.

“Senior Subordinated Indebtedness” shall mean the Obligations and any other Indebtedness of any Borrower that specifically provides that such Indebtedness is to rank equally with the Obligations in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of any Borrower that is not Senior Indebtedness.

“Skynet” shall have the meaning assigned to such term in the recitals to this Agreement.

“Skynet Bonds” shall mean the $126 million principal amount of 14% Senior Secured Notes due 2015 of Skynet.

“Skynet Contribution” shall have the meaning assigned to such term in the recitals to this Agreement.

“Skynet Contribution Documents” shall mean the Asset Transfer Agreement, Asset Purchase Agreement and the Ancillary Agreement, collectively.

“Skynet EDS” shall mean the SS/L 1300 Satellite with an expected end of commercial service life of 2010.

“Skynet Refinancing” shall mean the redemption of the preferred stock of Skynet, the repayment of the Skynet Bonds (and the repayment of indebtedness to Valley National Bank incurred to make such repayment).

“Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”

“SSL” shall mean Space Systems/Loral, Inc., a Delaware corporation, and its successors and assigns.

“Statutory Reserves” shall mean, with respect to any currency, any reserve, liquid asset or similar requirements established by any Governmental Authority of the United States of America or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined.

“Subordinated Indebtedness” shall mean Indebtedness of the Borrowers or any Guarantor that is by its terms subordinated in right of payment to the Obligations of the Borrowers and such Guarantor.

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled, or held (or that is, at the time any determination is made, otherwise Controlled) by the parent or one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary of Holdings that is or becomes a party to this Agreement pursuant to Section 5.10.

“Subsidiary Loan Party” shall mean (i) each Material Subsidiary (if any) and (ii) each Person that becomes a Material Subsidiary after the Closing Date (whether as a result of creation, formation, acquisition or growth in the assets or revenues of such Person), it being understood and agreed that a Person acquired after the Closing Date shall be considered a Material Subsidiary as of the date of such acquisition if such Person would have been a Material

Subsidiary as of the end of the most recently ended fiscal quarter if such Person had been a Subsidiary at such time, subject, in each case, to Section 5.10(f).

“Successor Borrower” shall have the meaning assigned to such term in Section 6.03(a).

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings or any of its Subsidiaries shall be a Swap Agreement.

“Syndication Agent” shall mean UBSS in its capacity as such.

“T10R Sale Leaseback” shall mean a Sale Leaseback relating to the replacement satellite to the satellite known as Telstar 10 pursuant to Sections 9.9 and 9.10 of that certain Lease Agreement dated August 18, 1999 by and between LAPS(HK) and APT Satellite Company Limited

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed by any Governmental Authority and any and all interest and penalties related thereto.

“Telesat Anik F1” shall mean the BSS702 (Boeing) Satellite with an expected end of commercial service life of 2013.

“Telesat Notes” means the Company’s CND$125.0 million aggregate principal amount of 8.20% Series 2001 Notes due 2008.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of Holdings then most recently ended (taken as one accounting period).

“Third Party Indemnity Payment” means indemnity payments to Holdings or any of its Restricted Subsidiaries by third parties in relation to taxes of Subsidiaries of Holdings in Hong Kong.

“Third Party Launch Liability Insurance” shall mean insurance for legal liability for property loss or damage and bodily injury caused by any Satellite or the launch vehicle used to launch such Satellite and procured by the Launch Services Provider with respect to such Satellite in accordance with the terms of the related Launch Services Agreement.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with Canadian GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Transaction Documents” shall mean the Acquisition Documents, the Skynet Contribution Documents, the Loan Documents, the Senior Secured Loan Documents and the Senior Loan Documents.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by Holdings or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution and delivery of the Loan Documents and the initial borrowings hereunder; (c) the Skynet Contribution; (d) the execution and delivery of the Senior Secured Loan Documents and the initial borrowings thereunder; (e) the execution and delivery of the Senior Loan Documents and the initial borrowings thereunder; (f) the Refinancing; and (g) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Transferred Guarantor” shall have the meaning assigned to such term in Section 11.09.

“Trustee” shall have the meaning assigned to such term is Section 5.14.

“TT&C Station” shall mean an earth station operated by Holdings or any of its Restricted Subsidiaries for the purpose of providing tracking, telemetry, control and monitoring of any Satellite.

“Type,” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in any applicable jurisdiction.

“Unrestricted Subsidiary” shall mean (a) The Access Center LLC and The SpaceConnection, Inc., (b) any Subsidiary of Holdings that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Canadian Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (c) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Canadian Borrower in a written notice to the Administrative Agent, provided that in the case of (a), (b) and (c), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) Holdings’ direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designation or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to Holdings or any other Restricted Subsidiary immediately prior to such designation or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with Canadian GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (d) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the Canadian Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits.

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Borrower” shall have the meaning assigned to such term in the recitals of this Agreement.

“U.S. GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States.

“Voting Stock” of any Person means, as of any date, capital stock of such Person of any class or kind ordinarily having the power to vote for the election of the board of directors of such Person; provided that with respect to Holdings, the term “Voting Stock” shall not include any Director Voting Preferred Shares for so long as such Director Voting Preferred Shares are held and voted by directors nominated by a committee consisting of Continuing Directors or by PSP or by Loral.

“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“WURA” shall mean the Winding-Up and Restructuring Act (Canada), as amended.

SECTION 1.02 Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Canadian GAAP, as in effect from time to time; provided that if Holdings notifies the Administrative Agent that (a) Holdings is changing any accounting or reporting practice permitted under Canadian GAAP or (b) Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in Canadian GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in practice or in Canadian GAAP or in the application thereof, then such provision shall be interpreted on the basis of Canadian GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For the purposes of determining compliance with Articles V, VI and VII with respect to any amount in a currency other than Dollars, amounts shall be deemed to equal the Dollar Equivalent thereof determined using the Exchange Rate calculated as of the Business Day on which such amounts were incurred or expended, as applicable. This definition shall not limit the rights of the Administrative Agent and the Lenders hereunder. Any certificate delivered by an officer, Financial Officer, director or attorney-in-fact pursuant to the terms of this Agreement or any other Loan Document shall be given without personal liability.

SECTION 1.03 Exchange Rates. Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date and (ii) give notice thereof to the applicable Borrower. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date, and shall for all purposes of this Agreement (other than any other provision expressly requiring the use of an Exchange Rate calculated as of a specified date) be the Exchange Rates employed in converting any amounts between Dollars and Canadian Dollars.

SECTION 1.04 Effectuation of Transactions. Each of the representations and warranties of Holdings and the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions and the other events described in the recitals to this Agreement, unless the context otherwise requires.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Bridge Loans. Subject to the terms and conditions set forth herein, each Lender agrees severally, and not jointly, to make interim unsecured bridge loans to Canadian Borrower and U.S. Borrower in Dollars in an amount not to exceed its Commitment; provided that (i) all such Bridge Loans shall be incurred by Canadian Borrower and U.S. Borrower pursuant to a single drawing on the Closing Date and (ii) any Bridge Loan that is repaid may not be reborrowed.

(b) Rollover Loans. Subject to satisfaction of the conditions set forth in Section 2.01(c), the Borrowers, jointly and severally, and each Lender, severally and not jointly, agree that if the Bridge Loans have not been repaid in full by the latest time specified for payment in Section 2.19 on the Bridge Loan Maturity Date, the then outstanding principal amount of each Lender’s Bridge Loan shall, immediately after such latest specified time for payment, automatically be converted (a “Rollover Conversion”) into a loan (individually, a “Rollover Loan” and, collectively, the “Rollover Loans”) on the Rollover Date in an aggregate principal amount equal to the then outstanding principal amount of such Lender’s Bridge Loan; provided, however, that if the conditions set forth in Section 2.01(c) have not been satisfied by such time on the Bridge Loan Maturity Date, then the Bridge Loans will immediately accelerate and become automatically due and payable at such time. Upon a Rollover Conversion on the Rollover Date, the Bridge Loans shall be deemed to have been prepaid and the Borrowers will be required to make any payments due under Section 2.17 with respect thereto. Any Rollover Loan that is repaid may not be reborrowed. On the Rollover Date, certain covenants and provisions applicable to the Rollover Loans shall convert as set forth in Section 9.23 hereof.

(c) Conditions to Rollover Loans. On the Rollover Date, the automatic Rollover Conversion of Bridge Loans into Rollover Loans is subject to the following conditions: (i) that at the time of such Rollover Conversion, there shall exist no Default or Event of Default, (ii) no order, judgment, decree or injunction of any Governmental Authority purporting to restrain or enjoin the refinancing of such Bridge Loans pursuant to such Rollover Conversion shall be issued or pending, (iii) promissory notes evidencing the obligations under the Rollover Loans shall have been issued to each Lender so requesting, (iv) the Borrowers shall have delivered a notice to the Administrative Agent by not later than 11:00 a.m., New York City time, three Business Days prior to the Rollover Date stating the amount of the Bridge Loans to be converted to Rollover Loans and that the conditions set forth herein have been satisfied, (v) that at the time of such Rollover Conversion, each of (x) the Exchange Notes Indenture and (y) the Registration Rights Agreement shall have been executed and delivered and shall be in forms contemplated hereby and (vi) the Administrative Agent shall have received all fees payable to it, the Arrangers or any Lender on or prior to the Rollover Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Rollover Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of U.S. and Canadian counsel to the Administrative Agent) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(d) Exchange Notes.

(i) Subject to satisfaction of the provisions of this Section 2.01(d), on and after the Rollover Date, each Lender will have the option to notify (an “Exchange Notice”) the Administrative Agent in writing of its request for exchange notes (individually, an “Exchange Note” and, collectively, the “Exchange Notes”) in exchange for its Rollover Loan. Each Lender’s Exchange Notice shall indicate the aggregate principal amount of its Rollover Loan that such Lender desires to exchange for Exchange Notes pursuant to this Section 2.01(d), which shall be in denominations of $2,000 and integral multiples of $1,000 thereof and, if such Lender holds Rollover Notes, be accompanied by the Rollover Notes to be exchanged for Exchange Notes.

(ii) Notwithstanding the foregoing, such Lender’s Rollover Loan shall only be exchanged for Exchange Notes hereunder upon the occurrence of an Exchange Trigger Event, notice of which shall be provided to the Borrowers and each such Lender that has delivered an Exchange Notice that has given rise to such Exchange Trigger Event by the Administrative Agent. Thereafter, the Borrowers shall set a date (the “Exchange Date”) for the exchange of Rollover Loans for Exchange Notes, which date shall be no less than five Business Days and no more than ten Business Days after such Exchange Trigger Event. On such Exchange Date, the Borrowers shall execute and deliver to each Lender that elects to exchange a Rollover Loan, an Exchange Note in the principal amount equal to 100% of the principal amount of such Rollover Loan for which such Exchange Note is being exchanged (which at such Lender’s option may be all or a portion of such Lender’s Rollover Loans). The Exchange Notes shall be governed by the Exchange Notes Indenture. Upon issuance of the Exchange Notes, any corresponding Rollover Notes delivered hereunder shall be canceled by the Borrowers and the corresponding amount of the Rollover Loans deemed repaid and all accrued and unpaid interest and other amounts due thereon (including under Section 2.17) shall at such time be due and payable. If a Default shall have occurred and be continuing on the Exchange Date, any notices given or cure periods commenced while the Rollover Loan was outstanding shall be deemed given or commenced (as of the actual dates thereof) for all purposes with respect to the Exchange Notes (with the same effect as if the Exchange Notes had been outstanding as of the actual dates thereof).

SECTION 2.02 Loans and Borrowings.

(a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Sections 2.15 and 2.22, all Loans shall be incurred and maintained as Eurodollar Loans with an Interest Period of three months, with the first such Interest Period commencing on (x) the Closing Date with respect to Bridge Loans and (y) the Rollover Date with respect to Rollover Loans. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

SECTION 2.03 Requests for Borrowings. To request any Borrowing of Bridge Loans, the Initial Canadian Borrower shall notify the Administrative Agent of such request by hand delivery or telecopy, a duly completed and executed Borrowing Request not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing. Each such written Borrowing Request shall be irrevocable and specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing (expressed in Dollars);

(ii) the date of such Borrowing, which shall be a Business Day; and

(iii) the location and number of the Borrowers’ account (or such other account as the Borrowers may specify) to which funds are to be disbursed.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 [Reserved].

SECTION 2.05 [Reserved].

SECTION 2.06 [Reserved].

SECTION 2.07 Funding of Borrowings.

(a) Each Lender shall make each Bridge Loan to be made by it hereunder on the Closing Date by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make the proceeds of funds made available to it pursuant to the preceding sentence available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the Borrowers maintained with the Administrative Agent in New York City.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, the amount so made available by the Administrative Agent shall be a separate loan to the Borrowers which loan the applicable Lender and the Borrowers jointly and severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount (with demand to be first made on such Lender if legally possible) with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds

Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to Eurodollar Loans (for the avoidance of doubt, subject to Sections 2.15 and 2.22). If such Lender pays such amount to the Administrative Agent, then such payment shall discharge the Borrowers’ obligations to pay such demand loan and from that time shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08 [Reserved].

SECTION 2.09 Termination and Reduction of Commitments.

(a) The Bridge Loan Commitment of each Lender shall terminate at 5:00 p.m. New York City time on the Closing Date and the Rollover Loan Commitment of each Lender shall terminate at 5:00 p.m. New York City time on the Bridge Loan Maturity Date.

(b) The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Commitments).

(c) The Canadian Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Canadian Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Canadian Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Canadian Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10 Repayment of Loans; Evidence of Debt, etc.

(a) The Borrowers, jointly and severally, hereby unconditionally promise to pay (i) on the Bridge Loan Maturity Date in Dollars to the Administrative Agent the then unpaid principal amount of each Bridge Loan made to the Borrowers (unless converted to a Rollover Loan in accordance with Section 2.01), and (ii) on the Rollover Loan Maturity Date in Dollars to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Rollover Loan of such Lender (unless exchanged for an Exchange Note in accordance with Section 2.01).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Canadian Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of Exhibit E-1 (each, a “Bridge Note”) or E-2 (each, a “Rollover Note”), as the case may be, for the Bridge Loans and Rollover Loans, respectively. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayments, etc.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing of any Bridge Loan or Rollover Loan (provided the same has not been exchanged for an Exchange Note) in whole or in part, without premium or penalty (but subject to Section 2.17), in an aggregate principal amount that is an integral multiple of $1.0 million and not less than $5.0 million or, if less, the amount outstanding, subject to prior notice in accordance with Section 2.11(g).

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Subject to clause (f) below, Net Cash Proceeds shall be applied to prepay outstanding Loans. Notwithstanding the foregoing, no such prepayment pursuant to this Section 2.11(e) (other than with respect to prepayments with proceeds from an issuance of Permanent Securities or other Permitted Senior Subordinated Bridge Refinancing) shall be required to be made to the extent such Net Cash Proceeds are applied within the Reinvestment Period to the repayment of loans outstanding under the Senior Secured Credit Facilities or the Senior Bridge Facility or Senior Exchange Notes or any other Senior Indebtedness or Guarantor Senior Indebtedness (and to the extent involving a repayment of a revolving credit facility, a permanent commitment reduction thereunder in a corresponding amount was effected in connection with such repayment).

(f) Any Lender holding Loans may elect, on not less than two Business Days’ prior written notice to the Administrative Agent with respect to any mandatory prepayment with respect to a Prepayment Event (other than with respect to a Debt Incurrence Event), not to have such prepayment applied to such Lender’s Loans, in which case the amount not so applied shall be retained by the Borrowers.

(g) Prior to any repayment of any Borrowing under any Facility hereunder, the Borrowers shall notify the Administrative Agent in writing of such selection not later than 2:00 p.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing.

SECTION 2.12 Change of Control Prepayment Offer. Unless otherwise prepaid in accordance with Section 2.11(a) hereof, the Borrowers shall make an offer to prepay all of the Bridge Loans pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 100% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Lenders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 60 days following any Change of Control, the Canadian Borrower will send notice of such Change of Control Offer by first-class mail, with a copy to the Administrative Agent and to each Lender to the address of such Lender appearing in the Register with a copy to the Administrative Agent, with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 2.12 and that all Bridge Loans accepted to prepayment in accordance with the terms of this Agreement will be accepted for payment by the Borrowers;

(ii) the prepayment price and date of prepayment, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) that any Bridge Loans not properly accepted for prepayment pursuant to this Agreement will remain outstanding and continue to accrue interest;

(iv) that unless the Borrowers default in the payment of the Change of Control Payment, all Bridge Loans accepted for prepayment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(v) that Lenders will be entitled to withdraw their election to require the Borrowers to prepay such Bridge Loans, provided that the Administrative Agent receives, not later than the close of business on the 30th day following the date of the Change of Control notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Lender, the principal amount of Bridge Loans accepted for prepayment, and a statement that such Lender is withdrawing its election to have such Bridge Loans prepaid; and

(vi) if such notice is mailed prior to the occurrence of a Change of Control, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control.

On the Change of Control Payment Date, the Borrowers will, to the extent permitted by law,

(i) prepay all Bridge Loans, or portions thereof, accepted for prepayment in accordance with this Section 2.12 pursuant to the Change of Control Offer,

(ii) deposit with the Administrative Agent an amount equal to the aggregate Change of Control Payment in respect of all Bridge Loans or portions thereof so accepted for prepayment, and

(iii) deliver, or cause to be delivered, to the Administrative Agent an officer’s certificate to the Administrative Agent stating that such Loans or portions thereof have been prepaid by the Borrowers.

Notwithstanding the foregoing, the Borrowers shall not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements of this Section 2.12 and prepays all Bridge Loans validly accepted for prepayment under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Prior to making any Change of Control Prepayment, the Borrowers shall, within 60 days of the occurrence of the Change of Control, cause all outstanding obligations under the Senior Secured Credit Facilities or any other Senior Indebtedness or Guarantor Senior Indebtedness prohibiting such prepayment to be repaid in full or obtain the requisite consents thereunder to make such prepayment of the Bridge Loans.

SECTION 2.13 Fees.

(a) The Canadian Borrower agrees to pay to the Administrative Agent and the Arrangers, for their respective accounts, the fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances, except as expressly set forth in the Fee Letter.

SECTION 2.14 Interest.

(a) [Reserved].

(b) Subject to Sections 2.15 and 2.22, the Loans shall bear interest at the greater of (x) the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin and (y) the Rate Floor, but shall not exceed the Rate Cap (plus, for the avoidance of doubt, payments made in respect thereof pursuant to Section 2.18 and increases pursuant to Section 2.14(c) and amounts owed in respect of the Registration Rights Agreement).

(c) Notwithstanding the foregoing (and notwithstanding the interest provisions of Section 2.15), during the continuance of an Event of Default, the Loans shall bear interest, and any other overdue amounts shall, to the extent permitted by law, bear interest, in each case after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to the Loans as provided in the preceding paragraphs of this Section or Section 2.15, as applicable.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Bridge Loans, on the Bridge Loan Maturity Date and (iii) in the case of Rollover Loans or an Exchange Date and/or, on the Rollover Loan Maturity Date; provided that interest accrued pursuant to paragraph (c) of this Section shall be payable on demand.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be prima facie evidence thereof.

(f) Criminal Interest Rate/Interest Act (Canada).

(i) For purposes of the Interest Act (Canada), whenever any interest is calculated on the basis of a period of time other than a year of 365 or 366 days, as applicable, the annual rate of interest to which each rate of interest utilized pursuant to such calculation is equivalent is such rate so utilized multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days used in such calculation. For the purposes of the Interest Act (Canada), the principle of deemed reinvestment of interest will not apply to any interest calculation under the Loan Documents, and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(ii) If any provision of this Agreement or any of the other Loan Documents would obligate the Canadian Borrower to make any payment of interest or other amount payable to any Lender under any Loan Documents in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of interest at a criminal rate (as construed under the Criminal Code (Canada)), then notwithstanding that provision, that amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or result in a receipt by that Lender of interest at a criminal rate, the adjustment to be effected, to the extent necessary, (A) first, by reducing the amount or rate of interest required to be paid to the affected Lender under this Section 2.14 and (B) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the affected Lender which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

(iii) Notwithstanding clause (ii) above, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received an amount in excess of the maximum permitted by the Criminal Code (Canada), then the Canadian Borrower shall be entitled, by notice in writing to the affected Lender, to obtain reimbursement from that Lender in an amount equal to the excess, and pending reimbursement, the amount of the excess shall be deemed to be an amount payable by that Lender to the Canadian Borrower.

(iv) Any amount or rate of interest referred to in this Section 2.14(f) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term of this Agreement on the assumption that any charges, fees or expenses that fall within the meaning of interest (as defined in the Criminal Code (Canada)) shall be prorated over that period of time and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of that determination.

SECTION 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing denominated in any currency:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders under a Facility that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Canadian Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Canadian Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, such Borrowing shall be converted to an ABR Borrowing and such Loans shall bear interest during such period at the greater of (x) the Alternate Base Rate plus the Applicable Margin less 100 base points and (y) the Rate Floor, but shall not exceed the Rate Cap (plus, for the avoidance of doubt, payments made in respect thereof pursuant to Section 2.18 and increases pursuant to Section 2.14(c).

SECTION 2.16 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), in each case determined to be material by such Lender, then the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) and determined to be material by such Lender, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section (as well as reasonably detailed calculations thereof) shall be delivered to the Borrowers and shall be prima facie evidence of the amounts thereof. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section 2.16, such Lender shall notify the Canadian Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Canadian Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Canadian Borrower pursuant to Section 2.20, then, in any such event, the Canadian Borrower shall compensate each Lender for the loss, cost and expense (but exclusive of lost profit or margin) attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to be the amount reasonably determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurodollar Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Euros of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Canadian Borrower and shall be prima facie evidence of the amounts thereof. The Canadian Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.18 Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall indemnify the Administrative Agent, each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Administrative Agent or Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder (including any such Tax imposed under Part XIII of the Income Tax Act (Canada) and arising on an assignment (other than an assignment that is not effected in accordance with the provisions of this Agreement) of all or part of a Loan to a person resident of or deemed resident of Canada that is withheld from or paid by the Lender or Administrative Agent, and also including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability (accompanied by official receipts, if available, of the relevant Governmental Authority evidencing payment of Indemnified Taxes or Other Taxes by Lender or Administrative Agent), delivered to the applicable Loan Party by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), to the extent such Lender is legally entitled to do so, such properly completed and executed documentation prescribed by applicable law and at such times as may reasonably be requested by such Borrower, in either case to permit such payments to be made without such withholding tax or at a reduced rate; provided that no Lender shall have any obligation under this paragraph (e) with respect to any withholding Tax imposed by any jurisdiction other than the United States or Canada if in the reasonable judgment of such Lender such compliance would subject such Lender to any material unreimbursed cost or expense or to the extent it would otherwise be disadvantageous to such Lender in any material respect.

(f) If the Administrative Agent or a Lender determines, in good faith and in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.18, it shall promptly pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.18 with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith and in its sole discretion and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Loan Parties or any other Person.

SECTION 2.19 Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

(a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees or of amounts payable under Section 2.16, 2.17 or 2.18, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to such Borrower by the Administrative Agent, except that payments pursuant to Sections 2.16, 2.17, 2.18, and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrowers to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal then due hereunder.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans, resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Holdings or any of its Subsidiaries (as to which the provisions of this paragraph (c) shall apply).

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.20 Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.16, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.20 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Canadian Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that (a) all Obligations of Borrowers owing to such Non- Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. In connection with any such assignment the Canadian Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04.

SECTION 2.21 [Reserved].

SECTION 2.22 Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurodollar Loans, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligations of such Lender to make or continue Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall upon demand from such Lender (with a copy to the Administrative Agent), convert all Eurodollar Borrowings of such Lender to ABR Borrowings which shall bear interest by the rates set forth in Section 2.15, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion, the Borrowers shall also pay accrued interest on the amount so converted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to each of the Lenders that:

SECTION 3.01 Organization; Powers. Except as set forth on Schedule 3.01, each Loan Party and each of their Restricted Subsidiaries (a) is a partnership, limited partnership, limited liability company, exempted company or corporation duly organized and validly existing and, except where the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect, in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Canadian Borrower or Initial Canadian Borrower, as applicable, to borrow and otherwise obtain credit hereunder.

SECTION 3.02 Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents, the Exchange Notes Indenture, the Exchange Notes (and the related guarantees) and the Registration Rights Agreement to which it is, or will be, as applicable, a party, and the borrowings and other transactions contemplated hereunder and thereunder (a) have been duly authorized by all corporate, stockholder, shareholder, limited liability company, partnership or limited partnership action required to be obtained by such Loan Party and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, memorandum of association or other constitutive documents or by-laws or articles of association of such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 3.02, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any material property or assets now owned or hereafter acquired by any Loan Party.

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document, the Exchange Notes Indenture, the Exchange Notes (and the related guarantees) and the Registration Rights Agreement when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions or the execution, delivery and performance of the Exchange Notes Indenture, the Exchange Notes (and the related guarantees) and the Registration Rights Agreement, except for (a) the filing of UCC and PPSA financing statements and applications for registration in the PMRR in respect of the Senior Secured Credit Facilities, (b) recordation of the mortgages in respect of the Senior Secured Credit Facilities, (c) such consents, approvals, registrations, and filings with or by the FCC, U.S. Department of Justice, Industry Canada (and, if required, the CRTC) or any Governmental Authority outside of the United States of America or Canada as may be required in connection with the exercise of rights under the Security Documents in respect of the Senior Secured Credit Facilities following an Event of Default, (d) such consents, approvals, registrations, and filings with or by the FCC, U.S. Department of Justice, Industry Canada or any Governmental Authority outside of the United States of America or Canada as may be required in the ordinary course of business of Holdings and its Subsidiaries in connection with the use of proceeds of the Loans hereunder, (e) the registration requirements with the SEC contemplated by the Registration Rights Agreement, (f) such as have been made or obtained and are in full force and effect, (g) such actions, consents and approvals the failure to be obtained or made which could not reasonably be expected to have a Material Adverse Effect and (h) filings or other actions listed on Schedule 3.04.

SECTION 3.05 Financial Statements.

(a) Holdings has heretofore furnished to the Lenders (i) the audited consolidated balance sheets as of December 31, 2006 and 2005 and the related audited consolidated statements of income and cash flows of the Company and its subsidiaries for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 and the unaudited interim consolidated balance sheet as of June 30, 2007 and the related unaudited interim consolidated statements of income and cash flows of the Company and its subsidiaries for the six-month period ended June 30, 2007 and (ii) the audited consolidated balance sheets as of December 31, 2006 and 2005 and the related audited consolidated statements of income and cash flows of Loral Skynet Corporation and its subsidiaries for the fiscal year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005, for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 and the unaudited interim consolidated balance sheet as of June 30, 2007 and the related unaudited interim consolidated statements of income and cash flows of Loral Skynet Corporation and its consolidated subsidiaries for the six-month period ended June 30, 2007. The consolidated balance sheets of the Company and its subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2006, as audited by Deloitte & Touche LLP, an independent registered public accounting firm, present fairly in all material respects the financial position of the Company and its subsidiaries as of December 31, 2004, 2005 and 2006, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2006 is in conformity with Canadian GAAP (with a reconciliation footnote which indicates differences from U.S. GAAP). The unaudited interim financial statements furnished to the Lenders for the Company and its subsidiaries present fairly in all material respects the financial position of the Company and its subsidiaries as of June 30, 2007 and for the period then ended in accordance with Canadian GAAP (with a reconciliation footnote which indicates differences from U.S. GAAP). The consolidated balance sheets of Loral Skynet Corporation and its subsidiaries as of December 31, 2005 and 2006, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005, for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004, as audited by Deloitte & Touche LLP, an independent registered public accounting firm, present fairly in all material respects the financial position of Loral Skynet Corporation and its subsidiaries as of December 31, 2005 and 2006, and the results of their operations and cash flows of the year ended December 31, 2006, for the period from October 2, 2005 to December 31, 2005, for the period from January 1, 2005 to October 1, 2005 and for the year ended December 31, 2004 is in conformity with U.S. GAAP. The unaudited interim financial statements furnished to the Lenders for Loral Skynet Corporation and its subsidiaries present fairly in all material respects the financial position of Loral Skynet Corporation and its subsidiaries as of June 30, 2007 and for the six-month period then ended in accordance with U.S. GAAP.

(b) Holdings has heretofore furnished to the Lenders its unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the related unaudited pro forma consolidated statement of income for the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007. The unaudited pro forma condensed consolidated balance sheet as of June 30, 2007 and the related unaudited pro forma consolidated statement of income for the fiscal year ended December 31, 2006 and for the six months ended June 30, 2007 (i) comply as to form in all material respects with the applicable accounting requirements of Regulations S-X, promulgated under the Securities Act and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a Registration Statement on Form S-1 thereunder and (ii) have been properly computed on the basis described therein; the assumptions used in the preparation of the pro forma financial data and other pro forma financial information are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. Such pro forma consolidated balance sheets and the related unaudited pro forma consolidated statements of income have been prepared in good faith based on the assumptions believed by Holdings to have been reasonable at the time made and to be reasonable as of the Closing Date (it being understood that such assumptions are based on good faith estimates with respect to certain items and that the actual amounts of such items on the Closing Date is subject to variation).

SECTION 3.06 No Material Adverse Effect. Since September 30, 2006 (but after giving effect to the Transactions) no Material Adverse Effect has occurred.

SECTION 3.07 Title to Properties; Possession Under Leases; Casualty Proceeds.

(a) Each of the Loan Parties and their Restricted Subsidiaries has good and marketable title to all real property and good title to all personal property owned by it and good and marketable title to a leasehold estate in the real and personal property leased by it, free and clear of all liens, charges, encumbrances or restrictions, except (i) as set forth in Schedule 3.07 and (ii) as created or expressly permitted by Section 6.02, except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Each of the Loan Parties and their Restricted Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not have a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect could not reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties and each of their Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Each of the Loan Parties and their Restricted Subsidiaries owns or possesses, or could obtain ownership or possession of, on terms not materially adverse to it, all patents, trademarks, industrial designs, service marks, trade names, copyrights, licenses and rights with respect thereto necessary for the present conduct of its business, without any known conflict with the rights of others, and free from any burdensome restrictions, except where such conflicts and restrictions could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) [Reserved].

(e) [Reserved].

(f) As of the Closing Date, neither the Company nor any Restricted Subsidiary has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property except where such Casualty Event could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08 Subsidiaries.

(a) As of the Closing Date, after giving effect to the Transactions the corporate structure of Holdings and its Restricted Subsidiaries is in all material respects as set forth on Schedule 3.08(a).

(b) Schedule 3.08(b) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such Material Subsidiary, subject to such changes as are reasonably satisfactory to the Administrative Agent.

(c) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other similar agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Loan Parties, the Company or any of their Restricted Subsidiaries, except as set forth on Schedule 3.08(c).

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings, threatened in writing against or affecting Holdings or any of its Restricted Subsidiaries or any business, property or rights of any such person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Loan Parties, the Material Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit), or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations.

(a) None of the Loan Parties and their Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

SECTION 3.11 Investment Company Act. None of the Loan Parties and their Subsidiaries is required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds. The Initial Canadian Borrower will use the proceeds of Bridge Loans solely to finance, in part, the Acquisition and the Refinancing and to pay fees and expenses incurred in connection with the Transactions.

SECTION 3.13 Tax Returns. Except as set forth on Schedule 3.13:

(a) each of the Loan Parties (i) has timely filed or caused to be timely filed all U.S. and Canadian federal, state, provincial, local and other non-U.S. Tax returns required to have been filed by it and each such Tax return is true and correct, which returns, if not filed or not true and correct, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which Holdings, Intermediate Holdco, the Company or any of the Material Subsidiaries (as the case may be) has set aside on its books adequate reserves which Taxes, if not timely paid, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;

(b) each of Holdings, the Borrowers and the Material Subsidiaries has paid in full or made adequate provision (in accordance with U.S. or Canadian GAAP, as applicable) for the payment of all Taxes due with respect to all periods or portions thereof ending on or before the Closing Date, which Taxes, if not paid or adequately provided for, could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and

(c) with respect to each of Holdings, the Borrowers and their Material Subsidiaries, (i) there are no audits, investigations or claims being asserted in writing with respect to any Taxes which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the Internal Revenue Service, Canada Revenue Agency, Quebec Ministry of Revenue or, with respect to any potential Tax liability, any other taxing authority which could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.14 No Material Misstatements. (a) All information, other than the projections described below, that has been or is hereafter made available to any Arranger or any of the Lenders by any Loan Party or Subsidiary or any of their respective representatives (or on such Loan Party or Subsidiary’s behalf) or to such Loan Party or Subsidiary’s knowledge by any of the Company or any of its affiliates or representatives (or on their behalf) in connection with any aspect of the Transactions (the “Information”) is and will be complete and correct in all material respects as of the date such Information was furnished to the Lenders and (in the case of Information delivered prior to the Closing Date) as of the Closing Date and does not and will not, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements were made and (b) all material financial projections (including the Projections and information delivered pursuant to Section 5.04(f)) concerning the Loan Parties that have been or are hereafter made available to any Joint Lead Arranger or any of the Lenders by any Loan Party or Subsidiary or their respective representatives (or on such Loan Party or Subsidiary’s behalf) or to such Loan Party or Subsidiary’s knowledge by any of the Company or its affiliates or representatives (or on their behalf) have been or will be prepared in good faith based upon assumptions you believe to be reasonable at the time made.

SECTION 3.15 Employee Benefit Plans.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings, the Restricted Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Employee Benefit Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law. No Reportable Event has occurred during the past five years as to which Holdings, any of the Restricted Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed and reports the failure of which to file could not reasonably be expected to have a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of Holdings, the Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events which have occurred or for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. None of Holdings, the Restricted Subsidiaries and the ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has had or could reasonably be expected to have a Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, each Non-U.S. Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations, orders and published interpretations thereunder and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Pension Plan have been timely made. None of Holdings, the Company or any Restricted Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Pension Plan. The excess, if any, of the present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Pension Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, over the current value of the assets of such Non-U.S. Pension Plan allocable to such benefit liabilities could not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) all Canadian Plans are duly established, registered, administered and invested in compliance with the terms thereof, any applicable collective agreements and Applicable Canadian Pension Legislation (including the Income Tax Act (Canada)); (ii) no events have occurred and no action has been taken by any Person which would reasonably be likely to result in the wind-up or termination, in whole or in part, of any Canadian Plan, whether by declaration of any federal or provincial pension regulatory authority or otherwise; (iii) none of the obligors or any of their respective Subsidiaries has withdrawn any assets held in respect of any Canadian Plan except as permitted under the terms thereof and Applicable Canadian Pension Legislation and all reports, returns and filings required to be made thereunder have been made; (iv) no Canadian Plan has a solvency deficiency or going concern unfunded liability that is not funded in accordance with the regular funding requirements under Applicable Canadian Pension Legislation; (v) all contributions, premiums and other payments required to be paid to or in respect of each Canadian Plan have been paid in a timely fashion in accordance with the terms thereof and Applicable Canadian Pension Legislation, and no Taxes, penalties or fees are owing or eligible in respect of any Canadian Plan; (vi) no actions, suits, claims or proceedings are pending or, to the knowledge of the obligors, threatened in respect of any Canadian Plan or its assets, other than routine claims for benefits; and (vii) no Canadian Plan is a multi-employer plan within the meaning of Applicable Canadian Pension Legislation.

SECTION 3.16 Environmental Matters. Except as to matters that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (i) no written notice, request for information, order, complaint or penalty has been received by the Borrowers or any of the Material Subsidiaries relating to Holdings, the Borrowers or any of the Material Subsidiaries, and there are no judicial, administrative or other actions, claims, suits or proceedings relating to Holdings, the Borrowers or any of the Material Subsidiaries pending or, to the knowledge of the Borrowers, threatened which allege a violation of or liability under any Environmental Laws, (ii) each of Holdings, the Borrowers and the Material Subsidiaries has all permits necessary for its current operations to comply with all applicable Environmental Laws and is in compliance with the terms of such permits and with all other applicable Environmental Laws, (iii) there has been no written environmental audit Phase I or Phase II Environmental Assessment conducted since January 1, 2003 by Holdings, the Borrowers or any of the Material Subsidiaries of any property currently owned or leased by Holdings, the Borrowers or any of the Material Subsidiaries which has not been made available to the Administrative Agent prior to the date hereof, (iv) there has been no Release of any Hazardous Materials at, on, under or from any property currently, or to the knowledge of Holdings, the Borrowers or any of the Material Subsidiaries formerly owned or leased by Holdings, the Borrowers or any of the Material Subsidiaries which would reasonably be expected to result in any liability of Holdings, the Borrowers or any of the Material Subsidiaries under any Environmental Law, (v) no Hazardous Material generated, owned or controlled by Holdings, the Borrowers or any of the Material Subsidiaries has been transported to, or treated or disposed of at, any location in a manner that would reasonably be expected to result in any liability of any of them under any Environmental Laws, (vi) neither Holdings, the Borrowers or any of the Material Subsidiaries are currently conducting or financing, either individually or together with other potentially responsible parties, any investigation, response or other corrective action at any location pursuant to any Environmental Law, (vii) neither Holdings, the Borrowers or any of the Material Subsidiaries has contractually assumed or undertaken responsibility for any liability or obligation of any other Person arising under or relating to Environmental Laws.

SECTION 3.17 [Reserved].

SECTION 3.18 Location of Real Property and Leased Premises.

(a) Schedule 3.18(a) lists completely and correctly as of the Closing Date all material real property owned by each Loan Party and the addresses thereof. Each Loan Party owns in fee all the real property set forth as being owned by them on such Schedule.

(b) Schedule 3.18(b) lists completely and correctly as of the Closing Date all material real property leased by each Loan Party and the addresses thereof. As of the Closing Date, each Loan Party has valid leases in all the real property set forth as being leased by them on such Schedule.

SECTION 3.19 Solvency.

(a) Immediately after giving effect to the Transactions (1) (i) the fair value of the assets of Holdings and its Restricted Subsidiaries taken as a whole, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its

Restricted Subsidiaries taken as a whole; (ii) the present fair saleable value of the property of Holdings and its Restricted Subsidiaries taken as a whole will be greater than the amount that will be required to pay the probable liability of Holdings and its Restricted Subsidiaries taken as a whole on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Holdings and its Restricted Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Holdings and its Restricted Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date; and (2) (i) the property of Holdings and its Restricted Subsidiaries, taken as a whole, if disposed of (as a going concern) at a fairly conducted sale under legal process, would be sufficient to enable payment of all their obligations, due and accruing due, (ii) the property of Holdings and its Restricted Subsidiaries, taken as a whole, is, at a fair valuation, sufficient to enable payment of all their obligations, due and accruing due; (iii) none of the Canadian Loan Parties has ceased paying its current obligations in the ordinary course of business as they generally become due; and (iv) Holdings and its Restricted Subsidiaries are able to meet their obligations as they generally become due.

(b) Neither Holdings nor any Borrower intends to, and does not believe that it or any of the Material Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.

SECTION 3.20 Labor Matters. There are no strikes pending or threatened against Holdings, the Borrowers or any of the Material Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The hours worked and payments made to employees of Holdings, the Borrowers and the Material Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable law dealing with such matters. All material payments due from Holdings, Intermediate Holdco or any of the Material Subsidiaries or for which any claim may be made against Holdings, the Borrowers or any of the Material Subsidiaries, on account of wages and employee health and welfare and employment insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrowers or such Material Subsidiary to the extent required by Canadian GAAP. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrowers or any of the Material Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrowers or any of the Material Subsidiaries (or any predecessor) is bound, other than collective bargaining agreements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21 Foreign Asset Control Regulations, Anti-Terrorism Laws and Anti-Money Laundering Laws and the Patriot Act.

(a) None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate any Requirements of Law imposed by the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (“TWEA”) or any of the foreign assets control regulations of the United States Treasury Department’s Office of Foreign Assets Control (31 C.F.R., Subtitle B, Chapter V, as amended) (“OFAC”) (the “Foreign Assets Control Regulations”), or any Requirement of Law relating to Anti-Terrorism Laws and Anti-Money Laundering Laws, as defined herein, except where such violation is not reasonably likely to expose Lenders to material liability or material detriment, including reputational harm.

(b) To the knowledge of Holdings, neither it nor any of its Subsidiaries nor any other Loan Party or Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws and Anti-Money Laundering Laws; or

(iv) a Person that is named on the list of “Specially Designated Nationals and Blocked Persons” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) To the knowledge of each Borrower, neither the Borrowers nor any of their Subsidiaries nor any other Loan Party or Affiliate or broker or other agent of any Loan Party engages in transactions, with any Person described in Sections 3.21(b)(i) through (iv), except where such transactions would not be reasonably likely to expose Lenders to material liability or material detriment, including reputational harm.

SECTION 3.22 FCC Licenses, etc. As of the date hereof, Schedule 3.22 accurately and completely lists for each Satellite (a) all space station licenses for the launch and operation of Satellites with C-band or Ku-band transponders issued by the FCC to Holdings or any Restricted Subsidiary and (b) all licenses and all other approvals, orders or authorizations issued or granted by any Governmental Authority outside of the United States of America (including Industry Canada) to launch and operate any such Satellite. As of the date hereof, the FCC Licenses and the other licenses, approvals or authorizations listed on Schedule 3.22 with respect to any Satellite include all material authorizations, licenses and permits issued by the FCC, U.S. Department of Justice, Industry Canada or any other Governmental Authority that are required or necessary to launch or operate such Satellite, as applicable. Except as could not reasonably be expected to have a Material Adverse Effect, each such license is validly issued and in full force and effect, and Holdings and its Restricted Subsidiaries have fulfilled and performed in all material respects all of their obligations with respect thereto and have full power and authority to operate thereunder.

SECTION 3.23 Satellites. Schedule 3.23 accurately and completely lists as of the date hereof each of the Satellites owned by Holdings and its Restricted Subsidiaries on the date hereof, and sets forth for each such Satellite that is in orbit the orbital slot and number and frequency band of the transponders on such Satellite.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01 Closing Conditions. The obligations of the Lenders to make Bridge Loans on the Closing Date are subject to the satisfaction of the following conditions:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03.

(b) The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.10 and 3.11 shall be true and correct in all material respects on and as of the date of such Borrowing, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.

(d) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(e) The Administrative Agent shall have received, on behalf of itself, the Syndication Agent and the Lenders on the Closing Date, a favorable written opinion of (i) Willkie Farr & Gallagher LLP, special New York counsel for the Loan Parties and (ii) McCarthy Tetrault LLP, Canadian counsel for the Loan Parties, each in form and substance as attached hereto as Exhibits M and N, respectively, and reasonably satisfactory to the Administrative Agent and covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request, and Holdings hereby instructs its counsel to deliver such opinions.

(f) All legal matters incident to this Agreement, the borrowings and extensions of credit hereunder and the other Loan Documents shall be reasonably satisfactory to the Administrative Agent.

(g) The Administrative Agent shall have received in the case of each person that is a Loan Party on the Closing Date each of the items referred to in clauses (ii), (iii), (iv) and (v) below:

(i) a copy of the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement, including all amendments thereto, of each Loan Party, (x) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing under the jurisdiction of its organization (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official), or (y) in the case of a partnership or limited liability company, certified by the manager, Secretary or Assistant Secretary or other appropriate officer of each such Loan Party;

(ii) a certificate of the manager, director, Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement, articles of association or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents, the Exchange Notes Indenture, the Exchange Notes (and related guarantees) and the Registration Rights Agreement to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, memorandum and articles of association, partnership agreement or limited liability agreement of such Loan Party have not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above, which shall be a date prior to the date of the resolutions described in clause (B) above,

(D) as to the incumbency and specimen signature of each officer or director executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution, winding-up or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;

(iii) a certificate of another officer, director or attorney-in-fact as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and

(iv) such other documents as the Administrative Agent may reasonably request (including, without limitation, tax identification numbers and addresses).

(h) The Guarantee Requirements shall have been satisfied or waived by the Administrative Agent.

(i) The Acquisition Agreement (together with all exhibits and schedules thereto), shall not have been amended or modified in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld). There shall have been delivered to the Administrative Agent true and correct copies certified as such by the Secretary or Assistant Secretary of Holdings of the Acquisition Documents. The Acquisition shall have been consummated (or shall be consummated concurrently with the closing under this Agreement) in accordance in all material respects with the terms and conditions of the Acquisition Agreement (without amendment, modification or waiver thereof which is materially adverse to the Lenders without the prior written consent of the Administrative Agent, which consent will not be unreasonably withheld).

(j) The Equity Financing shall have been consummated.

(k) Initial Canadian Borrower and Canadian Borrower shall have received (x) with respect to the Senior Secured Credit Facilities not less than (i) CAD 200 million in borrowings under the Term Loan A Facility, (ii) US$1,754 million in borrowings under the Term Loan B Facility, (iii) US$150 million in commitments under the Delayed Draw Senior Secured Term Loan B Facility and (iv) CAD 153 million in commitments under the Revolving Credit Facility and (y) gross cash proceeds (calculated before underwriting fees) of not less than $692,825,000 from the Senior Bridge Loans. There shall have been delivered to the Administrative Agent true and correct copies certified as such by the Secretary or Assistant Secretary of Holdings of the Senior Secured Loan Documents and the Senior Loan Documents.

(l) After giving effect to the Transactions and the other transactions contemplated hereby, Holdings and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under the Senior Secured Credit Facilities, (ii) the Loans and the Senior Loans and (iii) other Indebtedness permitted pursuant to Section 6.01.

(m) The Skynet Contribution shall have been consummated (or shall be consummated on the Closing Date) in accordance in all material respects with the terms and conditions of the Skynet Contribution Documents (without amendment, modification or waiver thereof which is materially adverse to the Lenders (as reasonably determined by the Administrative Agent) without the prior written consent of the Administrative Agent) and all applicable laws.

(n) The Refinancing shall have been consummated (or shall be consummated concurrently with the closing under this Agreement or, in the case of the redemption of the preferred stock of Skynet, funds sufficient to pay the redemption price in full shall have been irrevocably deposited in trust for such purpose with Mellon Investor Services LLC, or, in the case of the letters of credit issued under the Bank of Montreal credit agreement, arrangements to cash collateralize such letters of credit shall have been made). The lien securing the Skynet Bonds shall have been released and the Canadian Borrower shall have delivered evidence thereof to the Administrative Agent (and the Administrative Agent shall have acknowledged receipt thereof). The Company shall have given irrevocable notice of redemption of the Telesat Notes (or made arrangements with the trustee in respect thereof to provide such notice) and shall have deposited funds in a segregated account with The Bank of Nova Scotia sufficient to pay the redemption price. Payoff letters in respect of the existing credit facility between the Company and Bank of Montreal and the loan agreement between Skynet and Valley National Bank, each in form and substance reasonably satisfactory to the Administrative Agent shall have been delivered.

(o) The Lenders shall have received the financial statements referred to in Sections 3.05(a) and (b).

(p) The Lenders shall have received the Projections.

(q) No provision of any applicable law or regulation and no judgment or order shall prohibit the consummation of the Transactions except for laws, regulations, judgments or orders which do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All material actions by or in respect of or material filings with any Governmental Authority required to permit the consummation of the Transactions shall have been taken, made or obtained, except for any such actions or filings the failure of which to take, make or obtain would not and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect or are not required pursuant to Agreed Security Principles under the Senior Secured Credit Facilities. For purposes of this clause (q), the term Transactions shall not include the Acquisition.

(r) The Administrative Agent shall have received all fees payable to it, the Arrangers or any other Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel llp and Osler, Hoskin & Harcourt LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(s) The Lenders shall have received, sufficiently in advance of the Closing Date, all documentation and other information that may be required by the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) including the information described in Section 9.19, provided such information shall have been requested at least 5 Business Days in advance of the Closing Date.

(t) There shall not have occurred, following September 30, 2006 and prior to the Closing Date, a Material Adverse Effect (as such term is defined in the Acquisition Agreement) with respect to Company and its Subsidiaries as determined by the Lenders who hold a majority of the commitments with respect to the Facilities.

(u) The Administrative Agent shall have received a solvency certificate in the form of Exhibit G, dated the Closing Date and signed by the chief financial officer of Holdings.

(v) The Administrative Agent shall have received an officer’s certificate in the Form of Exhibit L, dated the Closing Date and signed by an officer of Holdings certifying that all the conditions in Sections 4.01(b), (c) and (d) have been met.

ARTICLE V

AFFIRMATIVE COVENANTS

Subject to Section 9.23, each of Holdings and the Loan Parties covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and (other than Sections 5.04 and 5.05) will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.03, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by Holdings or a Wholly Owned Subsidiary of Holdings in such liquidation or dissolution; provided that, except as otherwise permitted under Section 6.03, Subsidiary Loan Parties may not be liquidated into Non-Subsidiary Loan Parties unless the liquidation is treated as an Investment and permitted by Section 6.05 or such liquidation is set forth on Schedule 6.03.

(b) Except where the failure is not reasonably likely to have a Material Adverse Effect, do or cause to be done all things reasonably necessary to (i) obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, industrial designs, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, (ii) comply in all respects with all applicable laws, rules, regulations and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, and (iii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.02 Insurance.

(a) Generally. Holdings will, and will cause each of the Restricted Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Canadian Borrower believes (in the good faith judgment of the management of the Canadian Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against in the same general area by companies engaged in the same or a similar business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

(b) Covered Satellites. Holdings will, and will cause each of its Restricted Subsidiaries to, maintain insurance with respect to Satellites as follows:

(i) All Risks Insurance. Holdings will procure or will cause each Satellite Manufacturer to procure at its own expense and maintain in full force and effect, at all times prior to the Launch of any satellite purchased by Holdings or any of its Restricted Subsidiaries pursuant to the terms of a Satellite Purchase Agreement, All Risks Insurance with such terms as are reasonably commercially available and customary in the industry with respect to such satellite, it being understood that if a Satellite Manufacturer procures All Risks Insurance for satellites in accordance with the requirements of the applicable Satellite Purchase Agreement, Holdings’ obligations under this clause (i) with respect to such satellites shall be satisfied. In no event shall Holdings be required to, or be required to cause any Satellite Manufacturer to, procure or maintain All Risks Insurance to insure risks that may be required to be insured by, or that covers the same risks or the same period of coverage as, Launch Insurance.

(ii) Launch Insurance. Holdings will, or will cause the relevant Satellite Manufacturer to, obtain, maintain and keep in full force and effect with respect to each Covered Satellite that is to be launched, Launch Insurance (it being understood that if a Satellite Manufacturer procures Launch Insurance for Covered Satellites in accordance with the terms of this clause (ii), Holdings’ obligations under this clause (ii) with respect to such Covered Satellites shall be satisfied), to be procured prior to the launch of such Covered Satellite, which insurance shall attach not later than at Launch and continue in full force and effect until no sooner than the completion of initial in-orbit testing, provided that Holdings shall have no obligation to obtain or maintain Launch Insurance for any satellite for which there is neither risk of loss to Holdings or a Restricted Subsidiary nor an obligation by Holdings or a Restricted Subsidiary to make any payments to the Satellite Manufacturer that exceed $5 million in the aggregate prior to risk of loss passing to Holdings or such Restricted Subsidiary. The Launch Insurance for each Covered Satellite:

(A) shall provide coverage for all of the risks of loss of and damage to such Covered Satellite (other than any risks borne by the relevant Launch Services Provider pursuant to any launch risk guarantee in accordance with the terms of the applicable Launch Services Agreement or by the relevant Satellite Manufacturer in accordance with the terms of the applicable Satellite Purchase Agreement), including for partial loss, constructive total loss and total loss, subject to (x) Acceptable Exclusions and (y) such other exclusions, deductibles or limitations of coverage as are then customary in the satellite insurance market and as are prudent, as reasonably determined by the Company;

(B) shall be in an amount not less than the aggregate of the purchase price of such Covered Satellite, the purchase price of launch services therefor (other than for risks borne by the relevant Launch Services Provider pursuant to any launch risk guarantee in accordance with the terms of the applicable Launch Services Agreement or by the relevant Satellite Manufacturer in accordance with the terms of the applicable Satellite Purchase Agreement) and the premium payable for such insurance;

(C) shall name the applicable Satellite Purchaser as the named insured;

(D) shall provide that it will not be cancelled or reduced, amended or allowed to lapse without renewal, except after not less than 15 days’ prior notice to the Administrative Agent; provided that if such policy notice provisions are not available on commercially reasonable terms such notice shall be provided to the Administrative Agent by the Canadian Borrower not less than 15 days in advance, if such cancellation, reduction, amendment or lapse without renewal is initiated by the Canadian Borrower and otherwise at such time as the Canadian Borrower becomes aware of, or receives notice of any cancellation, reduction, amendment, or lapse without renewal; and

(E) shall, in the case of a Satellite a portion of which is owned by Holdings or any of its Restricted Subsidiaries and the balance of which is owned by any Person that is not an Affiliate of either Holdings or any of its Restricted Subsidiaries (other than solely by reason of Holdings or any Restricted Subsidiary holding a non-Controlling equity interest in such Person), only be required with respect to that portion of such Satellite that is owned by Holdings or any of its Restricted Subsidiaries or for which Holdings or any of its Restricted Subsidiaries otherwise retains the risk of loss.

(iii) In-Orbit Risk Management. Other than with respect to (A) Excluded Satellites and (B) the C-band payload of any Covered Satellite that is not a Named Satellite protected by In-Orbit Spare Capacity, Holdings will, and will cause its

Restricted Subsidiaries to, obtain, maintain and keep in full force and effect, with respect to each Covered Satellite, In-Orbit Insurance with respect to each Covered Satellite.

(A) Attachment of In-Orbit Insurance. Any In-Orbit Insurance procured with respect to such Covered Satellite shall attach (A) upon the expiration of the Launch Insurance or any In-Orbit Insurance then in effect, as the case may be or (B) upon the withdrawal of the protection provided by In-Orbit Spare Capacity to such Covered Satellite, and in each such case shall continue in full force and effect until the Commitments shall have been terminated and all amounts owing hereunder shall have been paid in full or until such Covered Satellite is again protected by In-Orbit Spare Capacity.

(B) Terms of In-Orbit Insurance. Any In-Orbit Insurance procured with respect to such Covered Satellite:

(1) shall provide coverage for all of the risks of loss of and damage to such Covered Satellite (other than the risks borne by the relevant Launch Services Provider pursuant to any launch risk guarantee in accordance with the terms of the applicable Launch Services Agreement or by the relevant Satellite Manufacturer pursuant to the terms of the applicable Satellite Purchase Agreement), including for partial loss, constructive total loss and total loss, subject to (x) Acceptable Exclusions and (y) such other exclusions, deductibles or limitations of coverage with respect to Covered Satellites that would otherwise be Excluded Satellites under paragraph (e) of the definition of “Excluded Satellites” but for the commercially reasonable efforts by Holdings and its Restricted Subsidiaries to minimize the exclusions and insurance deductibles;

(2) with respect to Covered Satellites, In-Orbit Insurance shall be in an amount not less than 75% of the Aggregate In-Orbit Insurance Amount (with the allocation of such insurance among such Covered Satellites being in the Canadian Borrower’s discretion; provided that, with respect to each Named Satellite, In-Orbit Insurance shall be in an amount not less than 50% of such Named Satellite’s net book value), it being understood that (i) any Covered Satellite protected by In-Orbit Spare Capacity shall be deemed to be insured for 100% of the net book value of the C-band payload portion of such Covered Satellite, (ii) any Excluded Satellite with one year or less of in-orbit life remaining shall be deemed to be insured for 100% of its net book value (it being understood and agreed that such Excluded Satellite shall be deemed to have “in-orbit life” only for so long as it is maintained in station kept orbit) and (iii) any Excluded Satellite for which Holdings and its Restricted Subsidiaries have procured and maintain In-Orbit Insurance in accordance with Section 5.02(b)(iii)(B)(1) shall be deemed to be insured for the amount of such insurance procured and maintained; in the event any loss, damage or failure affecting a Covered Satellite or the expiration and non-renewal of an insurance policy for a Covered Satellite resulting from a claim of loss under such policy that causes a failure to comply with this clause (2), Holdings and its Restricted Subsidiaries shall be deemed to be in compliance with this clause (2) for the 120 days immediately following such loss, damage or failure or policy expiration, provided that Holdings procures such insurance or provides In-Orbit Spare Capacity as necessary to comply with this clause (2) within such 120 day period;

(3) shall name the applicable Satellite Purchaser as the named insured;

(4) shall provide that it will not be cancelled or reduced, amended or allowed to lapse without renewal, except after not less than 15 days’ prior notice to the Administrative Agent; provided that if such policy notice provisions are not available on commercially reasonable terms such notice shall be provided to the Administrative Agent by the Canadian Borrower not less than 15 days in advance, if such cancellation, reduction, amendment or lapse without renewal is initiated by the Canadian Borrower and otherwise at such time as the Canadian Borrower becomes aware of, or receives notice of any cancellation, reduction, amendment, or lapse without renewal; and

(5) shall, in the case of a Satellite a portion of which is owned by Holdings or any of its Restricted Subsidiaries and the balance of which is owned by any Person that is not an Affiliate of either Holdings or any of its Restricted Subsidiaries (other than solely by reason of Holdings or any Restricted Subsidiary holding a non-Controlling equity interest in such Person), only be required with respect to that portion of the Satellite that is owned by Holdings or any of its Restricted Subsidiaries or for which Holdings or any of its Restricted Subsidiaries otherwise retains the risk of loss.

(iv) Third Party Launch Liability Insurance. Holdings will cause each Launch Services Provider to procure and maintain Third Party Launch Liability Insurance in full force and effect for the period required under the relevant Launch Services Agreement and to name the Administrative Agent and the Lenders as additional insureds thereunder.

(v) Delivery of Insurance Policies. The Canadian Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent not later than 30 days before the then-scheduled launch of any Covered Satellite and, with respect to In-Orbit Insurance procured, not later than 15 days before the expiration of the relevant Launch Insurance, a preliminary draft of the Launch Insurance policy and the In-Orbit Insurance policy, as the case may be, with respect thereto, and not later than ten (10 business days after the date on which such insurance is required to be procured as provided in clause (ii) or clause (iii) above, as the case may be, shall deliver to the Administrative Agent the final agreed form of such policy together with certificates of insurance with respect thereto, confirming (A) that such insurance is in full force and effect as of such date, (B) the names and percentages of the relevant insurance companies, (C) the amount and expiration dates of such policy, (D) that all premiums and other amounts currently due for such insurance have been paid in full, and (E) that the Administrative Agent (and, in the case of Third Party Launch Liability Insurance policies, the Lenders) is named as additional insured and the Administrative Agent is named as loss payee thereunder as its interests may appear, to the extent required hereby.

(c) Procurement of Insurance by Administrative Agent. Without limiting the obligations of Holdings or any Restricted Subsidiary under this Section 5.02, in the event the Canadian Borrower or any Restricted Subsidiary shall fail to maintain in full force and effect insurance as required by this Section 5.02, then the Administrative Agent may, but shall have no obligation to, upon reasonable prior notice to the Canadian Borrower of its intention to do so, procure insurance covering the interests of the Lenders and the Administrative Agent in such amounts and against such risks as are required hereby, and the Canadian Borrower shall reimburse the Administrative Agent in respect of any premiums paid by the Administrative Agent in respect thereof.

(d) In the event of the unavailability of In-Orbit Spare Capacity for any reason, Holdings shall within 120 days of such loss or unavailability, be required to have in effect In-Orbit Insurance complying with clauses (b)(ii) or (b)(iii) of this Section 5.02, as applicable, with respect to all Satellites that the In-Orbit Spare Capacity was intended to protect so long as In-Orbit Spare Capacity is unavailable, provided that Holdings and its Restricted Subsidiaries shall be considered in compliance with this Section 5.02 for the 120 days immediately following such loss or unavailability as the case may be.

(e) In the event that Holdings or its Subsidiaries receive proceeds from any Satellite insurance covering any Satellite owned by Holdings or any of its Subsidiaries, or in the event that Holdings or any of its Subsidiaries receives proceeds from any insurance maintained for it by a Satellite Manufacturer or any Launch Services Provider covering any of such Satellites as a result of a Casualty Event, all Net Cash Proceeds in respect of such Casualty Event shall be applied in the manner provided for in Section 2.11(e).

(f) [Reserved].

(g) Holdings will, and will cause each of the Restricted Subsidiaries to, notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by Holdings or any of the Restricted Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(h) In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:

(i) neither the Administrative Agent nor any Lender nor their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that

(A) the Borrowers and the other Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, or any Lender or their respective agents or employees (it being understood and agreed that the Borrowers shall only be required to use commercially reasonable efforts to seek such waiver of subrogation rights against such parties, but in no event shall such efforts require the making of payments or material concessions in exchange for such consent). If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Canadian Borrower hereby agree, to the extent permitted by law, to waive, and to cause each of their Restricted Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, and their respective agents and employees;

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings and its Restricted Subsidiaries or the protection of their properties; and

(iii) all references to book value set forth herein shall be measured with respect to the entity which owns or leases the applicable Satellite, provided that if the entity leases the applicable Satellite from an Affiliate then such references shall be measured with respect to the book value of such Affiliate.

SECTION 5.03 Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or capital or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as either (x) the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings or the affected Restricted Subsidiary, as applicable, shall have set aside on its books reserves in accordance with Canadian GAAP with respect thereto or (y) the nonpayment of the same could not reasonably be likely to have a Material Adverse Effect.

SECTION 5.04 Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):

(a) within 90 days after the end of each fiscal year (120 days for the year ended December 31, 2007), (i) a consolidated balance sheet and related consolidated statements of operations, cash flows and owners’ equity showing the financial position of Holdings and the Subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year, with all consolidated statements audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of Holdings and the Subsidiaries on a consolidated basis in accordance with Canadian GAAP and (ii) a management report setting forth (A) Consolidated EBITDA of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year (provided that no such comparison need be provided with respect to financial statements delivered for the year ended December 31, 2007), (B) such key operational information as the Company and Administrative Agent may agree to, and (C) a management discussion and analysis of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year (provided that no such comparison need be provided with respect to financial statements delivered for the year ended December 31, 2007), (it being understood that the delivery by Holdings of (i) financial information for such fiscal year that would be required to be contained in a filing with the SEC on Form 10-K if Holdings were required to file such forms, (ii) whether or not required by the forms referred to in clause (i) above, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and (iii) the opinion of accountants referred to above, shall satisfy the requirements of this Section 5.04(a));

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year (75 days for the fiscal quarter ending September 30, 2007 and 60 days for the fiscal quarter ending March 31, 2008) commencing with the fiscal quarter ending September 30, 2007, (i) a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year (cash flow is for cumulative period only), all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respect, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis in accordance with Canadian GAAP (subject to normal year-end adjustments and the absence of footnotes) and (ii) a management report setting forth (A) Consolidated EBITDA of Holdings for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year, (B) such key operational information as the Company and the Administrative Agent may agree to, and (C) a management discussion and analysis of the financial condition and results of operations for such fiscal quarter as compared to the comparable period in the previous fiscal year (provided that financial statements for (1) the quarter ending September 30, 2007 will consist of unaudited historical financial statements presented separately for (x) Telesat Canada and its consolidated subsidiaries as of such quarter end, on the one hand and (y) Loral Skynet Corporation and its consolidated subsidiaries of such quarter end, and need not contain a report setting forth the items in clauses (A), (B) and (C) above and (2) no comparison to the comparable fiscal quarter for the prior fiscal year shall be required for any fiscal quarter prior to the fiscal quarter ending December 31, 2008 (it being understood that the delivery by Holdings of (i) financial information for such period that would be required to be contained in a filing with the SEC on Form 10-Q if Holdings were required to file such forms, (ii) whether or not required by the forms referred to above, a “Management’s

Discussion and Analysis of Financial Condition and Results of Operations” and (iii) the officer’s certificate referred to above, shall satisfy the requirements of this Section 5.04(b));

(c) to the extent prepared and available generally to third parties other than direct and indirect equity holders of the Canadian Borrower (it being understood there is no obligation to otherwise create such financial statements), within 30 days after the end of each month commencing with the month ending September, 2007 a consolidated balance sheet and related consolidated statements of operations and cash flows showing the financial position of Holdings and its Subsidiaries as of the close of such month and the consolidated results of their operations during such month and the then-elapsed portion of the fiscal year, all certified by a Financial Officer of Holdings, on behalf of Holdings, as fairly presenting, in all material respects, the financial position and results of operations of Holdings and its Subsidiaries on a consolidated basis (it being understood that the delivery by Holdings of the officer’s certificate referred to above shall satisfy the requirements of this Section 5.04(c));

(d)(x) concurrently with any delivery of financial statements under (a) or (b) above, a certificate of a Financial Officer of Holdings on behalf of Holdings (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Applicable Amount then available and (y) any information with respect to Unrestricted Subsidiaries provided to the Administrative Agent or Lenders under the Senior Secured Credit Facilities;

(e) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings or any of its Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable;

(f) within 90 days after the beginning of each fiscal year, an annual summary operating and capital expenditure budget, in form reasonably satisfactory to the Administrative Agent prepared by Holdings for such fiscal year prepared in reasonable detail, of Holdings and the Subsidiaries, accompanied by the statement of a Financial Officer of Holdings to the effect that such budget has been reviewed by Holdings’ board of directors;

(g) [Reserved];

(h) promptly, a copy of all reports submitted to the board of directors (or any committee thereof) of any of Holdings or any Restricted Subsidiary in connection with any interim or special audit that is material made by independent accountants of the books of Holdings or any Restricted Subsidiary;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, Intermediate Holdco or any of the Subsidiaries, or compliance with the terms of any Loan Document, as in each case the Administrative Agent may reasonably request; and

(j) promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Employee Benefits Security Administration with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Non-U.S. Pension Plan, Canadian Plan or Multiemployer Plan as the Administrative Agent shall reasonably request.

Documents required to be delivered pursuant to Section 5.04(a), (b) or (e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) to the extent any such documents are included in materials otherwise filed with the SEC, on which the Canadian Borrower posts such documents, or provides a link thereto on the Canadian Borrower’s website on the Internet at the website address listed on Schedule 5.04; or (ii) on which such documents are posted on the Canadian Borrower’s behalf on IntraLinks/IntraAgency/SyndTrak or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Canadian Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Canadian Borrower shall immediately notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Canadian Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 5.04(d) to the Administrative Agent.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after any Responsible Officer of Holdings or any Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect;

(d) the occurrence of any ERISA Event, that together with all other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect; and

(e) the occurrence of any Canadian Pension Event, that together with all other Canadian Pension Events that have occurred, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06 Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority (including without limitation the Telesat Canada Reorganization and Divestiture Act as in effect from time to time) applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with U.S. GAAP or Canadian GAAP, as applicable, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender, subject to reasonable security and safety restrictions, to visit and inspect the financial records and the properties of Holdings or any of the Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or any Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or any Borrower to discuss the affairs, finances and condition of Holdings or any of the Subsidiaries with the officers thereof and (subject to a senior officer of the respective company or a parent thereof being present) independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08 Use of Proceeds. Use the proceeds of Loans only in compliance with the representation contained in Section 3.12.

SECTION 5.09 Compliance with Environmental Laws. Comply, and make commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations, properties and facilities, and obtain and renew all authorizations and permits required pursuant to Environmental Law for its operations, properties and facilities, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 5.09, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.10 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions that may be required under any applicable law or that the Administrative Agent may reasonably request, to cause the Guarantee Requirements to be and remain satisfied, all at the expense of the Loan Parties.

(b) [Reserved].

(c) [Reserved].

(d)(i) If any additional direct or indirect Material Subsidiary of Holdings is formed or acquired after the Closing Date and if such Material Subsidiary is a Subsidiary Loan Party, or if any Material Subsidiary becomes a Subsidiary Loan Party after the Closing Date, within 10 Business Days after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, notify the Administrative Agent and the Lenders thereof and, within 45 Business Days (or such longer period as may be permitted by the Administrative Agent, in its sole discretion), after the date such Subsidiary is formed or acquired or becomes a Subsidiary Loan Party, cause the Guarantee Requirements to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, and (ii) notwithstanding the Agreed Guarantee Principles or any other provision hereof, if the portion of consolidated Total Assets or revenues attributable to the Loan Parties (excluding any subsidiaries thereof that are not Guarantors) as of and for the Test Period ended on the last day of the most recently ended fiscal quarter of Holdings is less than 90% of consolidated Total Assets or revenues of Holdings and its Subsidiaries as of and for the Test Period most recently ended (as set forth in such pro forma calculation), cause the Guarantee Requirements to be satisfied with respect to one or more Restricted Subsidiaries selected by the Canadian Borrower that are not then Loan Parties, as promptly as reasonably practicable, such that the portion of consolidated Total Assets and revenues (as of and for the period of four fiscal quarters most recently ended) attributable to the Loan Parties (excluding any subsidiaries thereof that are not Guarantors) is equal to or greater than 90% of consolidated Total Assets and revenues of Holdings and its Subsidiaries (as of and for the period of four fiscal quarters most recently ended).

(e) [Reserved].

(f) The Guarantee Requirements and the other provisions of this Section 5.10 need not be satisfied with respect to: (i) any assets of Skynet’s network services business located outside of the United States and Canada (to the extent such assets are not material and non-essential for the operations of Skynet and its Subsidiaries), (ii) any Subsidiary that is being dissolved or sold within one year of the date hereof and set forth on Schedule 5.10(f), such time to be extended in the Administrative Agent’s sole discretion (notwithstanding the foregoing, there shall be no deadline for dissolution occurring under the laws of India) or (iii) any grant of a guarantee if to do so would contravene the Agreed Guarantee Principles.

SECTION 5.11 Interest Rate Protection Agreements. In the case of the Canadian Borrower, as promptly as practicable and in any event within 120 days after the Closing Date, enter into, and for a period of not less than three years after the Closing Date maintain in effect, one or more Swap Agreements, the effect of which is that at least 50% of Funded Debt (excluding the US

Term II Loan portion of the Senior Secured Credit Facilities to the extent not drawn) of Holdings and its Subsidiaries will bear interest at a fixed or capped rate or the interest cost in respect of which will be fixed or capped, in each case on terms and conditions and with a counterparty reasonably acceptable, taking into account current market conditions, to the Administrative Agent. Revolving Facility Loan portion of the Senior Secured Credit Facilities shall be excluded from all computations made under this Section 5.11.

SECTION 5.12 Post-Closing Matters. To the extent not executed and delivered on the Closing Date, unless otherwise agreed by the Administrative Agent in its sole discretion, execute and deliver the documents and complete the tasks set forth on Schedule 5.12, in each case within the time limits specified on such schedule, or such later time as the Administrative Agent shall agree in its sole discretion.

SECTION 5.13 Securities Demand.

(a) Upon a request (each, a “Securities Demand”) of the Lead Arrangers from time to time from and after the date that is 180 days after the Closing Date, for a period ending 540 days after the Closing Date (such period, the “Securities Demand Period”), after a roadshow and marketing period customary for similar offerings, the Borrowers (or, if so specified by the Lead Arrangers, Holdings or one of its subsidiaries) shall issue Permanent Securities in such amount as will generate gross proceeds of an amount sufficient to repay all outstanding amounts under this Agreement and all related fees and expenses. The Permanent Securities shall have such form, term, yield, guarantees, covenants, subordination and default provisions and other terms as are customary for securities of the type issued by similarly situated issuers in light of the then prevailing market conditions and may be issued in one or more tranches, all as determined by the Investment Bank in its sole discretion; provided that (x) the total weighted average interest rate on the applicable Permanent Securities shall not exceed 12.5% per annum (exclusive of default interest, tax gross ups and amounts owing under the Registration Rights Agreement) and (y) the maturity of the Permanent Securities shall not be earlier than six months after the final stated maturity of the Senior Rollover Loans or a shorter weighted average life (and, if after the issuance of such Permanent Securities, Loans or Exchange Notes will still be outstanding, the Permanent Securities shall not have a maturity date earlier than the Rollover Loan Maturity Date and shall not have a shorter weighted average life than the Rollover Loans).

(b) The Loan Parties will do all things required in the opinion of the Investment Bank, in its sole discretion, in connection with the sale of the Permanent Securities, and in any event as soon as reasonably practicable (it being understood that nothing in this paragraph shall require the Loan Parties to issue Permanent Securities prior to the exercise of the Securities Demand in paragraph (a) above):

(i) no later than 15 days subsequent to the Closing Date, the Borrowers shall have completed and made available to the Investment Bank copies of an offering memorandum for the offer and sale of the Permanent Securities pursuant to Rule 144A of the rules and regulations under the Securities Act containing such disclosures as may be required by applicable laws, as are customary and appropriate for such a document or as may be required by the Investment Bank (including all audited, pro forma and other financial statements and schedules of the Loan Parties of the type that would be required in a registered public offering of the Permanent Securities on Form S-1 under the Securities Act or as otherwise might be reasonably acceptable to the Investment Bank), and

(ii) senior management and directors (other than Mark Rachesky, Sai Devabhaktuni, Hal Goldstein and each other employee of MHR who is on the board of directors of Loral other than the officers of Loral) of the Loan Parties shall have made themselves available for due diligence, rating agency presentations and a road show and other meetings with potential investors for the Permanent Securities as required by the Investment Bank in its reasonable judgment to market the Permanent Securities (it being understood that only officers and other employees of Loral and the Company shall participate in roadshows).

(c) The Lead Arrangers may at any time require the Borrowers to execute an underwriting or purchase agreement providing for the issuance of the Permanent Securities contemplated hereby substantially in the form of Investment Bank’s standard underwriting or purchase agreement, modified as appropriate to reflect the terms of the transactions contemplated thereby and containing such terms, covenants, conditions, representations, warranties and indemnities as are customary in similar transactions and providing for the delivery of an indenture and a registration rights agreement substantially in the form of Investment Bank’s standard indentures and registration rights agreements, legal opinions, comfort letters and officers’ certificates, all in form and substance reasonably satisfactory to the Lead Arrangers and their counsel, and the Borrowers shall cause the Permanent Securities to be rated by S&P and Moody’s. Without limiting the generality of the foregoing, the Loan Parties represent and warrant that the offering memorandum for the Permanent Securities will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances in which they are made, not misleading.

(d) Without limiting the generality of anything contained in this Section 5.13 and in addition thereto, the Canadian Borrower covenants and agrees to use its commercially reasonable efforts to refinance the Loans as soon reasonably practicable (it being agreed that for purposes of this clause (d) only (other than during the Securities Demand Period), the Canadian Borrower shall be entitled to take into account the interest rate or other costs of refinancing then available in determining whether such refinancing is commercially reasonable and, except during the Securities Demand Period (when the caps in clause (a) above govern), the Canadian Borrower shall not be required to so refinance at such time if it would incur refinancing costs or rates that it deems to be commercially unreasonable).

SECTION 5.14 Exchange Notes.

(a) The Borrowers shall, as promptly as practicable after the first Exchange Trigger Event but in any event prior to the first Exchange Date, enter into the Exchange Notes Indenture with an indenture trustee (the “Trustee”) being (a) The Bank of New York or (b) such other bank or trust company acting as indenture trustee thereunder, which shall be a corporation organized and doing business under the laws of the United States of America or any state thereof, in good standing, which is authorized under such laws to exercise corporate trust powers and is subject to supervision or examination by U.S. Federal or state authority and which has a combined capital and surplus of not less than $50.0 million.

(b) On the applicable Exchange Date, the Borrowers shall execute, cause the Trustee to authenticate, and deliver to each Lender who has delivered an Exchange Notice an Exchange Note dated as of the Exchange Date, bearing interest at the rate then in effect on the Rollover Loans and otherwise issued in accordance with the Exchange Notes Indenture, in exchange for such Lender’s Rollover Loan (and any Rollover Note evidencing such Loan), registered in the name specified by such Lender, in the principal amount equal to 100% of the outstanding principal amount of the Rollover Loans for which they are exchanged. The holder of Exchange Notes shall have the option to fix the interest rate on its Exchange Notes in accordance with the terms of the Exchange Notes Indenture.

(c) On the first Exchange Date, the Borrower shall execute and deliver, and cause each Subsidiary Guarantor to execute and deliver, to the Arranger a Registration Rights Agreement with respect to the Exchange Notes. The Canadian Borrower will, at its own expense, take all reasonable actions (including obtaining CUSIP numbers in respect thereof) necessary to cause the Exchange Notes to be eligible to clear and settle through The Depository Trust Company.

(d) As more particularly provided in the Exchange Notes Indenture, each Exchange Note will bear interest at the rate applicable to the Rollover Loans for which it was exchanged and continue to bear interest at such rate (increasing in accordance with the interest provisions for Rollover Loans as provided herein, provided that the LIBO Rate and interest payment date provisions shall be determined in accordance with LIBO Rate and interest payment date determination provisions customary for floating rate notes that settle through DTC) and will be redeemable at the option of the Borrowers, in whole or in part at any time, at par plus accrued and unpaid interest thereon through the date of redemption; provided that each holder of an Exchange Note will have the option to fix the interest rate on any Exchange Note held by it to a rate that is equal to the then applicable rate of interest borne by such Exchange Note (but in no event in excess of 11.0% per annum (exclusive of default interest, tax gross ups and amounts owing under the Registration Rights Agreement)), in which case such Exchange Note will have customary “high yield” style “non-call” protections such that it will be non-callable until the fifth anniversary of the Closing Date (subject to customary equity claw back provisions) and callable thereafter at par plus one half of the fixed rate coupon, declining ratably to par on the date that is one year prior to final maturity. The Exchange Notes will contain Change of Control prepayment offer provisions at 101% of the principal amount of outstanding.

(e) On each Exchange Date, the Borrowers shall deliver to each Lender exchanging Loans for Exchange Notes on such Exchange Date an opinion of counsel relating to due authorization, execution, delivery and enforceability and choice of law and venue provisions in connection with the Exchange Notes, Exchange Notes Indenture and Registration Rights Agreement, in form and substance substantially similar to the opinions delivered on the Closing Date under Section 4.01(e) hereof, which opinions shall also provide for customary “reliance language” in favor of the Trustee, in addition to any other opinions required under the Indenture.

SECTION 5.15 Steps Memorandum. The Loan Parties shall complete the actions set forth on the Steps Memorandum set forth on Schedule 6.14 attached hereto, in all material respects (other than name changes on Schedule 1 relating to entities not organized in the United States or Canada or a state, province or territory thereof), on the Closing Date.

ARTICLE VI

NEGATIVE COVENANTS

Subject to Section 9.23, the Loan Parties hereby covenant and agree that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:

SECTION 6.01 Limitation on Indebtedness.

(A) Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising under the Loan Documents and any Permitted Senior Subordinated Bridge Refinancing thereof (including for the avoidance of doubt the Exchange Notes);

(b) Indebtedness of (i) any Loan Party to another Loan Party, (ii) of any Non-Subsidiary Loan Party to any other Non-Subsidiary Loan Party and (iii) subject to Section 6.05(g), Indebtedness of any Non-Subsidiary Loan Party to any Loan Party;

(c) Indebtedness in respect of any bankers’ acceptance (other than a bankers’ acceptance issued in respect of borrowed money), letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;

(d) except as provided in clauses (j) and (k) below, subject to compliance with Section 6.05(g), Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of Holdings or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) Holdings in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that there shall be no Guarantee (a) by any Restricted Subsidiary that is not a Guarantor of any Indebtedness of a Borrower or any Guarantor and (b) in respect of Indebtedness under the Senior Secured Credit Facilities or the Senior Bridge Loan Facility (or Permitted Senior Refinancings thereof) unless such Guarantee is made by a Guarantor and provided further that in the event such Guarantee Obligations are incurred in respect of Senior Subordinated Indebtedness or Guarantor Senior Subordinated Indebtedness, then such Guarantee Obligations shall rank equally or junior in right of payment to the Obligations and if such Guarantee Obligations are incurred in respect of Subordinated Indebtedness, then such Guarantee Obligations shall be subordinated to the right of payment of the Obligations at least to the same extent;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of suppliers, customers, franchisees, lessors and licensees;

(f)(i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days before or after the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets or otherwise incurred in respect of Capital Expenditures (it being understood that the Canadian Borrower may determine in good faith the purpose for which Indebtedness was incurred), (ii) Indebtedness arising under Capital Leases and (iii) any refinancing, refunding, renewal or extension of any Indebtedness under this clause (f), provided that the principal amount thereof (not including any reasonable prepayment premiums, fees, costs and expenses)) is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder; provided that the aggregate amount of Indebtedness incurred pursuant to this clause (f) shall not exceed $100.0 million at any time outstanding;

(g) Indebtedness outstanding on the date hereof and listed on Schedule 6.01 and any refinancing, refunding, renewal or extension thereof, provided that (i) the principal amount thereof (not including any reasonable prepayment premiums, fees, costs and expenses) is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, except to the extent otherwise permitted hereunder and (ii) the direct and contingent obligors with respect to such Indebtedness are not changed;

(h) Indebtedness in respect of Swap Agreements entered into for bona fide (non-speculative) business purposes;

(i) the incurrence of Indebtedness under Senior Secured Credit Facilities by Holdings or any of the Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $2,550.0 million outstanding at any one time, less the aggregate of all principal prepayments made in respect of the Senior Secured Credit Facilities made in respect of Asset Sale Events or Casualty Events; provided that the amount available under this clause (i) shall reduce on the date that is the twelve month anniversary of the Closing Date by the amount, if any, of the $150.0 million Delayed Draw Senior Secured Term Loan B Facility of the Senior Secured Credit Facilities which is undrawn as of such date (but only to the extent of such undrawn amount);

(j)(i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or Indebtedness attaching to assets that are acquired by Holdings or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition in an aggregate amount (together with amounts pursuant to clause (ii) below) not to exceed $200.0 million at any time outstanding, provided that (w) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by Holdings or any Restricted Subsidiary (other than by any such person that so becomes a Restricted Subsidiary) and (y) such Person executes a supplement to this Agreement (or alternative guarantee arrangements in relation to the Obligations reasonably acceptable to the Administrative Agent, as applicable) to the extent required under Section 5.10, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the Guarantee Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (k)(i)(y) below then applies, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding (not including any reasonable prepayment premiums, fees, costs and expenses) immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(k)(i) Indebtedness of Holdings or any Restricted Subsidiary incurred to finance a Permitted Acquisition in an aggregate principal amount (together with amounts pursuant to clause (ii) below) not to exceed $200.0 million at any time outstanding, provided that (x) such Indebtedness is not guaranteed in any respect by any Restricted Subsidiary (other than any Person acquired (the “acquired Person”) as a result of such Permitted Acquisition or the Restricted Subsidiary so incurring such Indebtedness) or, in the case of Indebtedness of any Restricted Subsidiary, subject to compliance with Section 6.05(i), by Holdings, and (y) such acquired Person executes a supplement to this Agreement (or alternative guarantee in relation to the Obligations reasonably acceptable to the Administrative Agent) to the extent required under Section 5.10, provided that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to (and including) the amount of the Guarantee Exception Amount at such time of the aggregate of (1) such Indebtedness and (2) all Indebtedness as to which the proviso to clause (j)(i)(y) above then applies, and (ii) any refinancing, refunding, renewal or extension of any such Indebtedness, provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding (not including any reasonable prepayment premiums, fees, costs and expenses) immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed, except to the extent otherwise permitted hereunder;

(l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety, environmental and regulatory obligations in the ordinary course of business;

(m)(i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds (other than Net Cash Proceeds from the T10R Sale Leaseback) thereof are promptly applied to the extent required by Section 2.11(e)) and

(ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding (not including any reasonable prepayment premiums, fees, costs and expenses) immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;

(n) additional Indebtedness; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $200.0 million at any time outstanding;

(o) Indebtedness in respect of the Senior Bridge Loan Facility (including for the avoidance of doubt the Senior Rollover Loans) in an aggregate principal amount not to exceed $692,825,000 and any Permitted Senior Bridge Refinancings thereof (including for the avoidance of doubt the Senior Exchange Notes);

(p) Indebtedness in respect of the Telesat Notes so long as such Indebtedness is redeemed within 45 days after the Closing Date and the Canadian Borrower retains prior to such time sufficient funds in a segregated account to pay the redemption price therefor;

(q) Indebtedness consisting of Mezzanine Securities issued pursuant to Section 6.12(h)(a); and

(r)(i) up to $500.0 million (together with amounts pursuant to clause (ii) below (other than reasonable prepayment premiums, fees, costs and expenses) of Indebtedness incurred to construct or acquire up to four Satellites (including transponders and including replacement Satellites constructed or acquired to replace Satellites, including existing Satellites), any of which may be pursuant to a condosat transaction, and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that the principal amount thereof (not including any reasonable prepayment premiums, fees, costs and expenses) is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension;

(B) The Loan Parties will not issue any Disqualified Capital Stock, except to the extent it is treated as Indebtedness and otherwise permitted under this Section 6.01.

(C) Holdings and the Restricted Subsidiaries shall not, directly or indirectly, incur any Indebtedness that is or purports to be by its terms (or by the terms of any agreement governing such Indebtedness) senior in right of payment to the Obligations and subordinated in right of payment to any other Indebtedness of Holdings or any Restricted Subsidiary. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of Holdings and/or a Restricted Subsidiary solely by virtue of being unsecured or secured by a junior priority lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

SECTION 6.02 Limitation on Liens. Holdings will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of Holdings or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens securing any Senior Indebtedness or Guarantor Senior Indebtedness, provided such Senior Indebtedness or Guarantor Senior Indebtedness is incurred in accordance with this Agreement;

(b) Permitted Liens;

(c) Liens securing Indebtedness permitted pursuant to Section 6.01(A)(f), and Liens securing Indebtedness permitted pursuant to Section 6.01(A)(r), provided that such Liens attach at all times only to the assets so financed (including insurance proceeds with respect to Section 6.01(A)(f);

(d) Liens existing on the date hereof and listed on Schedule 6.02;

(e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clauses (f) or (g) of this Section 6.02 upon or in the same assets theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;

(f) Liens existing on the assets of any Person that becomes a Restricted Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 6.01(A)(j), provided that such Liens attach at all times only to the same assets that such Liens attached to, and secure only the same Indebtedness that such Liens secured, immediately prior to such Permitted Acquisition;

(g)(i) Liens placed upon the capital stock of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness of Holdings or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee Exception Amount incurred pursuant to Section 6.01(A)(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by such Restricted Subsidiary of any such Indebtedness of Holdings or any other Restricted Subsidiary in an aggregate amount at any time outstanding not to exceed the Guarantee Exception Amount; and

(h) additional Liens so long as the aggregate principal amount of the obligations so secured does not exceed $50.0 million at any time outstanding.

SECTION 6.03 Limitation on Fundamental Changes. Except as expressly permitted by Section 6.04 or 6.05 and except as described in the recitals hereof, Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:

(a) Holdings, Initial Canadian Borrower or any Subsidiary of the Borrowers or any other Person may be merged, amalgamated or consolidated with or into the Canadian Borrower, provided that (i) the Canadian Borrower shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Canadian Borrower) shall be a corporation organized or existing under the laws of Canada, any province or territory thereof, the United States, any state thereof, the District of Columbia or any territory thereof (the Canadian Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Canadian Borrower) shall expressly assume all the obligations of the Canadian Borrower under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation, (iv) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, and (v) the Canadian Borrower shall have delivered to the Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger, amalgamation or consolidation and such supplement to this Agreement comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Canadian Borrower) will succeed to, and be substituted for, the Canadian Borrower under this Agreement;

(b) Holdings, Initial Canadian Borrower or any Subsidiary of the Borrowers or any other Person may be merged, amalgamated or consolidated with or into Holdings, Initial Canadian Borrower or any one or more Subsidiaries of the Borrowers, provided that (i) in the case of any merger, amalgamation or consolidation involving Holdings, Initial Canadian Borrower or one or more Restricted Subsidiaries, (A) Holdings, Initial Canadian Borrower or a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Canadian Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than Holdings, Initial Canadian Borrower or a Restricted Subsidiary) to become a Restricted Subsidiary (other than in the case of a merger, consolidation or amalgamation where Holdings or Initial Canadian Borrower is the surviving entity), (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to this Agreement in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor, (iii) no Default or Event of Default would result from the consummation of such merger, amalgamation or consolidation and (iv) the Canadian Borrower shall have delivered to the Administrative Agent an officers’ certificate stating that such merger, amalgamation or consolidation and such supplements to this Agreement comply with this Agreement;

(c) any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower, a Guarantor or any other Restricted Subsidiary of the Canadian Borrower;

(d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or any other Guarantor;

(e) any Restricted Subsidiary may liquidate or dissolve if (x) the Canadian Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Canadian Borrower and is not materially disadvantageous to the Lenders and (y) to the extent such Restricted Subsidiary is a Loan Party, any assets or business not otherwise disposed of or transferred in accordance with Section 6.04 or 6.05, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Loan Party after giving effect to such liquidation or dissolution; and

(f) the transactions set forth in Schedule 6.03.

SECTION 6.04 Limitation on Sale of Assets. Holdings will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation, of any assets of Holdings or the Restricted Subsidiaries) or (ii) sell to any Person (other than a Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s capital stock or issue to any Person (other than any Borrower or Guarantor) any shares of any Restricted Subsidiary’s capital stock, other than the issuance of additional Equity Interests of non-Wholly Owned Subsidiaries to a third party (provided that after giving effect to the issuance thereof, Holdings directly or indirectly owns not less than the percentage of equity in such entity that it owned immediately prior to such issuance) (collectively, a “disposition”), except that:

(a) Holdings and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) immaterial assets in the ordinary course of business so long as the aggregate fair market value does not exceed $1.0 million and (ii) used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business;

(b) Holdings and the Restricted Subsidiaries may sell, transfer or otherwise dispose of assets (other than Satellite Assets) for fair value, provided that (i) the total non-cash consideration received since the Closing Date in respect of sales, transfers and dispositions for which less than 75% of such consideration consisted of cash shall not exceed $50.0 million (it being agreed that there is no such limitation on the amount of non-cash consideration received in respect of any such sale, transfer or other disposition made pursuant to this subclause (b) if at least 75% of the consideration in respect thereof consists of cash consideration or Permitted Investments and that the cash consideration and Permitted Investments in a sale, transfer or other disposition may be less than 75% so long as the deficiency is less than the then-unused portion of such $50.0 million amount), (ii) to the extent applicable, the Net Cash Proceeds thereof to Holdings and its Restricted Subsidiaries are promptly applied to the prepayment and/or commitment reductions as provided for in Section 2.11(e), and (iii) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing;

(c) Holdings and the Restricted Subsidiaries may make sales of assets to Holdings or to any Restricted Subsidiary (except that Satellite Assets may not be sold or transferred to any non-Guarantor pursuant to this clause (c)), provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors either (1) (i) such sale, transfer or disposition shall be for fair value and (ii) the total non-cash consideration received since the Closing Date in respect of such sales, transfers and dispositions for which less than 50% of such consideration consisted of cash shall not exceed $75.0 million (it being agreed that there is no such limitation on the amount of non-cash consideration received in respect of any such sale, transfer or other disposition made pursuant to this subclause (c) if at least 50% of the consideration in respect thereof consists of cash consideration or Permitted Investments and that the cash consideration and Permitted Investments in a sale, transfer or other disposition may be less than 50% so long as the deficiency is less than the then-unused portion of such $75.0 million amount) or (2) such sale, transfer or disposition is permitted by Section 6.05(g)(ii);

(d) any Restricted Subsidiary may effect any transaction permitted by Section 6.03, including the T10R Sale Leaseback;

(e) Holdings and its Restricted Subsidiaries may lease, or sublease, any real property or personal property in the ordinary course of business;

(f) Holdings and its Restricted Subsidiaries may sell or transfer or otherwise dispose of Satellite Assets or consummate a Permitted Sale Leaseback; provided that (i) the fair market value of the proceeds of all such transactions does not exceed (a) $400.0 million plus (b) if, after giving pro forma effect to any such disposition, the Consolidated Total Debt to Consolidated EBITDA Ratio of Holdings is (A) less than 7.00 to 1.00 and (B) less than the Consolidated Total Debt to Consolidated EBITDA Ratio immediately prior to such disposition, $600.0 million, (ii) such Net Cash Proceeds are promptly applied to the prepayment and/or commitment reductions as provided for in Section 2.11 and (iii) at least 90% of the consideration received pursuant to this clause (f) must consist of cash or Permitted Investments;

(g) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property and (ii) the proceeds of any such disposition are promptly applied to the purchase price of such replacement property;

(h) dispositions of Permitted Investments;

(i) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(j) dispositions of assets listed on Schedule 6.04;

(k) dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(l) dispositions of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(m) dispositions consisting of leasing transponders in the ordinary course of business (including end of life leases); and

(n) other dispositions of property for consideration in any single transaction or related series of transactions, not in excess of $10.0 million from any individual transaction and the aggregate consideration for all dispositions pursuant to this Section 6.04(n) shall not exceed $25.0 million.

For purposes of clauses (b), (c) and (f), the following consideration shall be deemed to be cash consideration: (A) any liabilities (as shown on Holdings’ or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Holdings or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the in cash of the Obligations, that are assumed by the transferee with respect to the applicable disposition and for which Holdings and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, and (B) any securities received by Holdings or such Restricted Subsidiary from such transferee that are converted by Holdings or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable disposition.

SECTION 6.05 Limitation on Investments. Holdings will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:

(a) extensions of trade credit and asset purchases, including purchases of transponders, orbital slots and ground equipment, in the ordinary course of business;

(b) Permitted Investments;

(c) loans and advances to officers, directors and employees of Holdings or any of its Subsidiaries in an aggregate principal amount at any time outstanding under this clause (c) not exceeding $10.0 million;

(d) Investments existing on the date hereof and listed on Schedule 6.05 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

(e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(f) Investments to the extent that payment for such Investments is made solely with capital stock of Holdings;

(g) Investments in (i) any Guarantor (provided that such entity was a Guarantor or Wholly Owned Subsidiary immediately prior to such Investment) or the Canadian Borrower and (ii) in Restricted Subsidiaries that are not Guarantors (provided that such entity was a Subsidiary immediately prior to such Investment), in the case of this clause (g)(ii), in an aggregate amount not to exceed the greater of $175.0 million and 3.0% of Total Assets of Holdings and its Subsidiaries;

(h) Investments of up to $500.0 million at any one time outstanding to the extent such investments relate to the construction or acquisition of up to four satellites (including Satellites constructed or acquired to replace Satellites, including existing Satellites), any of which can be pursuant to a condosat transaction;

(i) Investments constituting Permitted Acquisitions not to exceed (x) $500.0 million since the Closing Date, plus (y) up to an additional $500.0 million to the extent funded with the cash proceeds from the issuance of Qualified Capital Stock issued by Holdings (other than the Equity Financing and other than Permitted Cure Securities and provided that such amounts do not increase the Applicable Amount);

(j)(i) Investments (including Investments in Minority Investments and Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, (A) in an amount that, at the time such Investment is made, would not exceed the sum of (x) the Applicable Amount at such time plus (without duplication) (y) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made) and/or (B) in the case of clause (ii) only, in any amount that, at the time such Investment is made, would be permitted to be expended as a Capital Expenditure under Section 6.11 of the Senior Secured Credit Facilities, to the extent that (x) such joint venture owns an interest in assets the addition of which would have been a Capital Expenditure if acquired or constructed, and owned, directly by the Canadian Borrower or a Restricted Subsidiary, (y) the ability of the Canadian Borrower and/or one or more Restricted Subsidiaries to receive cash flows attributable to its interest therein substantially as they would if they directly owned such asset or portion thereof is not prohibited by contract, applicable law or otherwise and (z) the permitted amount of Capital Expenditures in Section 6.11 of the Senior Secured Credit Facilities is reduced by the amount of such investment;

(k) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 6.04(b) or (c);

(l) Investments made to repurchase or retire common stock of the Canadian Borrower (or to make payments to Holdings to enable it to retire common stock of Holdings) owned by any present, future or former employee, officer, director or consultant pursuant to any employee stock ownership plan, key employee stock ownership plan, director benefit plan, consulting agreement or employment agreement of Holdings or any Restricted Subsidiary when taken together with dividends made in accordance with Section 6.06(b), does not exceed $15.0 million;

(m) Investments permitted under Section 6.06;

(n) Swap Agreements entered into for bona fide (non-speculative) business purposes;

(o) Investments which are guarantees permitted under Section 6.01;

(p) Investments in Subsidiaries of Holdings existing on the Closing Date in Brazil and the Isle of Man not to exceed $30.0 million in the aggregate pending such Subsidiaries becoming Guarantors in accordance with Section 5.12 or a determination being made that such Subsidiaries will not become Guarantors; and

(q) Investments in Subsidiaries of Holdings in Hong Kong existing on the Closing Date not to exceed $275.0 million plus any Third Party Indemnity Payment in the aggregate at any time outstanding for the purpose of enabling such Subsidiaries to acquire, construct, launch and insure the replacement satellite to the satellite known as Telstar 10 and to operate Telstar 10 and such replacement and to pay taxes, provided that while such Investments are outstanding such Subsidiaries shall not incur or permit to exist any Indebtedness other than the T10R Sale Leaseback and any Capitalized Lease Obligations relating to Telstar 10 or such replacement satellite.

SECTION 6.06 Limitation on Dividends. Holdings will not declare or pay any dividends (other than dividends payable solely in its capital stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders in their capacity as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock or the capital stock of any direct or indirect parent now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock), or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 6.05) any shares of any class of the capital stock of Holdings, Initial Canadian Borrower or the Canadian Borrower, now or hereafter outstanding (or any options or warrants or stock appreciation rights issued with respect to any of its capital stock) (all of the foregoing “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:

(a) Holdings may redeem in whole or in part any of its capital stock or preferred stock for another class of capital stock or preferred stock, as the case may be, or rights to acquire its capital stock or preferred stock or with proceeds from substantially concurrent equity contributions or issuances of new shares of its capital stock (other than Permitted Cure Securities or the Equity Financing) or preferred stock, as the case may be, provided that such other class of capital stock or preferred stock is not Disqualified Capital Stock and contains terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the capital stock or preferred stock, as the case may be, redeemed thereby, and provided further that such new issuance of capital stock does not increase the Applicable Amount;

(b) Holdings may repurchase shares of its Qualified Capital Stock (or any options or warrants or stock appreciation rights issued with respect to any of its Qualified Capital Stock) held by past, present or future officers, directors and employees of or consultants to Holdings and its Subsidiaries in an amount, when taken together with Investments made in accordance with Section 6.05(l), does not exceed $15.0 million, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements, employment agreements or consulting agreements;

(c) Holdings may engage in actions otherwise prohibited by this Section 6.06, provided that the amount of payments made therein under all such actions does not exceed an amount equal to the Applicable Amount at such time;

(d) Holdings may declare and pay dividends and/or distributions in accordance with Section 6.12(d) or (h);

(e) Holdings may pay dividends and/or make distributions (including repurchases of Qualified Capital Stock) (a) to the holders of preferred Equity Interests to the extent of any cash contribution in Holdings or from the cash proceeds of Qualified Capital Stock (other than Permitted Cure Securities or the Equity Financing and provided that such new equity does not increase the Applicable Amount), and (b) to the holders of Holdings PIK Securities to the extent permitted by the first sentence of Section 6.07(c); and

(f) Holdings may make tax distributions in accordance with Section 3.7 of the Ancillary Agreement as in effect on the Closing Date not in excess of $2.0 million per calendar year.

SECTION 6.07 Limitations on Debt and Holdings PIK Securities Payments and Amendments; Unpaid Refinancing Amount.

(a) Holdings will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise retire or defease any Subordinated Indebtedness;

provided, however, that so long as no Default or Event of Default has occurred and is continuing, Holdings or any Restricted Subsidiary may prepay, repurchase or redeem Subordinated Indebtedness (x) for an aggregate price not in excess of the Applicable Amount at the time of such prepayment, repurchase or redemption, or (y) with the proceeds of Subordinated Indebtedness that (1) is permitted by Section 6.01 and (2) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced.

(b) Holdings and its Restricted Subsidiaries will not amend or modify any Subordinated Indebtedness (including the subordination provisions thereof) to the extent that any such amendment or modification would be adverse to the Lenders in any material respect.

(c) Holdings will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise retire or defease, or make any payment with respect to (including any payment upon a change of control as defined in the Holdings PIK Securities), any Holdings PIK Securities; provided that (x) Holdings may make distributions of pay-in-kind dividends in accordance with the terms of the Holdings PIK Securities as in effect on the Closing Date and (y) if the Consolidated Total Debt to Consolidated EBITDA Ratio is less than 5.50 to 1.00, and Holdings may (i) make cash dividend payments or other cash distributions in respect thereof and (ii) repay or repurchase Holdings PIK Securities which were issued as pay-in-kind dividend on the Holdings PIK Securities after the Closing Date; provided that Holdings may at any time refinance the Holdings PIK Securities through the issuance of Qualified Capital Stock of Holdings in replacement thereof issued to Persons other than Holdings or its Restricted Subsidiaries. For the avoidance of doubt, the repayment, repurchase, redemption or retirement of Holdings PIK Securities with cash or other assets (other than the issuance of Qualified Capital Stock of Holdings) shall be deemed to be a dividend and be subject to Section 6.06.

SECTION 6.08 Limitations on Sale Leasebacks. Holdings will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks of up to $325.0 million of assets sold (other than intercompany Sale Leasebacks between Loan Parties) while any Obligations are outstanding and such sales shall all be subject to the provisions of Section 6.04(f).

SECTION 6.09 [Reserved].

SECTION 6.10 [Reserved].

SECTION 6.11 [Reserved].

SECTION 6.12 Transactions with Affiliates. Holdings will not, and will not permit any of the Restricted Subsidiaries to conduct any transactions with any of its Affiliates (other than Holdings or its Restricted Subsidiaries) on terms that are not substantially as favorable to Holdings or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to:

(a) customary fees paid to members of the board of directors of Holdings and the Subsidiaries;

(b) transactions permitted by Section 6.05(c) or (k) or (p) or Section 6.06 or 6.07;

(c) purchases of satellites from SSL; provided that the Canadian Borrower must deliver to the Administrative Agent a letter from or a resolution adopted by, its board of directors stating that the board of directors has determined in good faith that such purchase (A) is on terms that are no less favorable to Holdings or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and (B) has been approved by a majority of the directors of Holdings (including a majority of the directors not appointed by Loral);

(d) payment of fees and expenses relating to the Transactions and amounts under the Ancillary Agreement (other than as set forth in Section 6.12(h)); provided that any payments pursuant to Sections 1.1, 1.2, and 3.1 through 3.6 of the Ancillary Agreement as in effect on the Closing Date shall not exceed in the aggregate the lesser of $50.0 million and the amount by which the Equity Financing exceeds $525.0 million;

(e) employment and severance agreements entered into the ordinary course of business;

(f) payment of customary fees and reasonable out-of-pocket expenses to, and indemnities provided on behalf of directors, officers and employees of Holdings and its Restricted Subsidiaries in the ordinary course of business;

(g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 6.12 (subject in the case of the Ancillary Agreement, to the provisions of clause (d) above) or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(h)(a) payments to Loral of fees under the Consulting Agreement not to exceed $5.0 million per year which fee (x) shall be payable in Mezzanine Securities (provided that no cash interest may be payable on such Mezzanine Securities unless the provisions of clause (y) below have been met) or (y) may be paid in cash or Mezzanine Securities if the Consolidated Total Debt to Consolidated EBITDA is less than 5.0:1.00 for the most recent Test Period ending prior to the date of the payment for which financial statements are delivered to the Lenders pursuant to Section 5.04, (b) reimbursement payments under the Consulting Agreement for payments to third parties incurred by Loral, PSP or other affiliates on behalf of Holdings or its Restricted Subsidiaries not to exceed $1.0 million in the aggregate per year, (c) payment for services rendered under the Consulting Agreement as in effect on the Closing Date not to exceed $4.0 million per year and approved by a majority of the disinterested directors of Holdings in accordance with the provisions of the Consulting Agreement as in effect on the Closing Date;

(i) transactions approved by a majority of the disinterested members (who are not an officer, employee, director or appointee of Loral and its Affiliates) of Holdings’ board of directors in which Holdings or any Restricted Subsidiary delivers to the

Administrative Agent a letter from a nationally recognized investment banking, appraisal or accounting firm stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view and was made on an arms-length basis; and

(j) transactions involving aggregate payments or consideration or fair market value of not more than $3,000,000 in the aggregate.

SECTION 6.13 Modifications of Organizational Documents and Other Documents, etc. Holdings will not, and will not permit any of the Restricted Subsidiaries to:

(a) amend or modify, or permit the amendment or modification of, any provision of any Transactions Document or any document governing any Material Indebtedness (provided that nothing in this Section 6.13(a) shall prohibit any Permitted Senior Subordinated Bridge Refinancings or Senior Bridge Refinancings permitted by Section 6.01(A)(a) or (o), respectively) or documents governing the Holdings PIK Securities, in each case, in any manner that is adverse in any material respect to the interests of the Lenders; or

(b) modify any of its Organizational Documents by the filing or modification of any certificate of designation or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement).

SECTION 6.14 Limitation on Creation of Subsidiaries. Holdings will not, and will not permit any of the Restricted Subsidiaries to establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent, the Canadian Borrower and its Restricted Subsidiaries may (i) establish or create or acquire one or more Wholly Owned Subsidiaries of the Canadian Borrower, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.05 or Schedule 6.14 and (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.10 shall be complied with.

SECTION 6.15 Limitation on Accounting Changes. Holdings will not, and will not permit any of the Restricted Subsidiaries to make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except subject to Section 1.02 changes that are required or permitted by Canadian GAAP.

SECTION 6.16 Fiscal Year. Holdings will not, and will not permit any of the Restricted Subsidiaries to change its fiscal year-end to a date other than December 31.

SECTION 6.17 No Further Negative Pledge. Holdings will not, and will not permit any of the Restricted Subsidiaries to enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) the Senior Secured Credit Facilities and the Senior Loan Documents as in effect on the Closing Date; (4) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Senior Secured Credit Facilities Loan Documents on any Collateral (as defined in the Senior Secured Credit Facilities) securing the obligations thereunder and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure such obligations; and (5) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.04 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Holdings or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Holdings, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.18 Anti-Terrorism Laws and Anti-Money Laundering Laws. Holdings will not, and will not permit any of its Subsidiaries to:

(a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Sections 3.21(b)(i) through (iv), (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Anti-Money Laundering Law except where such conduct is not reasonably likely to expose Lenders to material liability or material detriment, including reputational harm (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18).

(b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans or to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law, except where such repayment would not reasonably be likely to expose Lenders to material liability or material detriment, including reputational harm.

SECTION 6.19 Embargoed Person. To the extent consistent with Canadian law, Holdings will not, and will not permit any of its Subsidiaries to cause or permit:

(a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law that is identified on (i) the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq. and TWEA, or any executive order or Requirement of Law promulgated thereunder (“Embargoed Person” or “Embargoed Persons”) or (ii) the Executive Order and any related enabling legislation or implementing regulations except where this would not reasonably be likely to expose Lenders to material liability or material detriment, including reputational harm; or

(b) any Embargoed Person to have any direct or indirect interest or benefit of any nature whatsoever in the Loan Parties except where this would not reasonably be likely to expose Lenders to material liability or material detriment, including reputational harm.

SECTION 6.20 Change in Business. Holdings will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than the Permitted Business.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. Subject to Section 9.23, in case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made by Holdings or any other Loan Party in any Loan Document, or any representation, warranty or material statement contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished by Holdings or any other Loan Party;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise (whether or not such payment is prohibited by Article X hereof);

(c) default shall be made in the payment of any interest on any Loan or in the payment of any Fee (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days (whether or not prohibited by Article X hereof);

(d) default shall be made in the due observance or performance by Holdings, Intermediate Holdco or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings, Intermediate Holdco or the Borrowers), 5.05(a), 5.08, 5.10(d) or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, Intermediate Holdco or any of the Restricted Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Canadian Borrower;

(f)(i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) Holdings, Intermediate Holdco or any of the Restricted Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this clause (f) shall not apply to (a) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness or (b) Indebtedness that becomes due pursuant to a change of control provision provided Borrowers comply with the provisions of Section 2.12 hereof with respect to such event;

(g) [Reserved];

(h) an involuntary proceeding shall be commenced or an involuntary petition or application shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, any Borrower or any of the Material Subsidiaries, or of a substantial part of the property or assets of Holdings, any Borrower, Intermediate Holdco or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or Canadian, provincial or other foreign bankruptcy, liquidation, insolvency, receivership or similar law, including the BIA, CCAA, and WURA, (ii) the appointment of a receiver, trustee, monitor, liquidator, custodian, sequestrator, conservator or similar official for Holdings, Intermediate Holdco, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, Intermediate Holdco, any Borrower or any of the Material Subsidiaries or (iii) the winding-up, dissolution or liquidation of Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary (other than any Borrower), in a transaction permitted by Section 6.03); and such proceeding or petition or application shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition or application seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or Canadian, provincial or other foreign bankruptcy, insolvency, receivership or similar law, including the BIA, CCAA, and WURA, (ii) seek, or consent to, the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition or application described in paragraph (h) above,

(iii) apply for or consent to the appointment of a receiver, trustee, custodian, monitor, liquidator, sequestrator, conservator or similar official for Holdings, Intermediate Holdco, any Borrower or any of the Material Subsidiaries or for a substantial part of the property or assets of Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary, (iv) file an answer or response admitting the material allegations of a petition or application filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary to pay one or more final judgments (not covered by insurance) aggregating in excess of $50.0 million, which judgments are not discharged, vacated or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon any material assets or properties of Holdings, Intermediate Holdco, any Borrower or any Material Subsidiary to enforce any such judgment;

(k)(i) An ERISA Event shall have occurred that, when taken together with all other ERISA Events and similar events with respect to Non-U.S. Pension Plans that have occurred, could reasonably be expected to result in liability of Holdings or any Restricted Subsidiary which is reasonably likely to have a Material Adverse Effect; (ii) a Reportable Event or Reportable Events shall have occurred with respect to any Plan or a trustee shall be appointed by a United States district court to administer any Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, Intermediate Holdco or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such person does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, (v) Holdings, Intermediate Holdco or any Restricted Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (vi) Holdings, Intermediate Holdco or any Subsidiary or any ERISA Affiliate shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (vii) any other similar event or condition shall occur or exist with respect to a Plan, a Non-U.S. Pension Plan or a Multiemployer Plan or (viii) a Canadian Pension Event shall have occurred with respect to a Canadian Plan; and in each case in clauses (i) through (viii) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect;

(l)(i) any Loan Document shall for any reason be asserted in writing by Holdings, Intermediate Holdco, any Borrower or any Subsidiary Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) the Guarantees pursuant to the Loan Documents by Holdings, Intermediate Holdco, any Borrower or the Subsidiary Loan Parties of any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings, Intermediate Holdco, any Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations or (iii) the Obligations of the Borrowers or the Guarantees thereof by Holdings, Intermediate Holdco and the Subsidiary Loan Parties pursuant to the Loan Documents shall cease to constitute senior indebtedness under the subordination provisions of any Subordinated Indebtedness or such subordination provisions shall be invalidated or otherwise cease, or shall be asserted in writing by Holdings, Intermediate Holdco, any Borrower or any Subsidiary Loan Party to be invalid or to cease, to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms;

then, and in every such event (other than an event with respect to the Canadian Borrower or the U.S. Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Canadian Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare (an “acceleration declaration”) the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and, in any event, with respect to the Canadian Borrower or the U.S. Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding. Notwithstanding the foregoing, so long as any Designated Senior Indebtedness shall be outstanding, any acceleration pursuant to the preceding sentence shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Loans to the Borrower and each Senior Representative (to the extent designated as such in writing to the Administrative Agent prior to the occurrence of such Event of Default) of Designated Senior Indebtedness and (y) the acceleration of all such Designated Senior Indebtedness. In the event of any such acceleration declaration of the Loans because an Event of Default described in clause (f) has occurred and is continuing, the acceleration declaration shall be automatically annulled if the payment default or other default triggering such Event of Default pursuant to clause (f) shall be remedied or cured by Holdings or a Restricted Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the acceleration declaration with respect thereto and if (a) the annulment of the acceleration of the Loans would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal, premium or interest on the Loans that became due solely because of the acceleration of the Loans, have been cured or waived.

ARTICLE VIII

THE AGENTS

SECTION 8.01 Appointment.

(a) In order to expedite the transactions contemplated by this Agreement, (i) MSSF is hereby appointed to act as Administrative Agent and (ii) UBSS is hereby appointed to act as Syndication Agent. Each of the Lenders and each assignee of any such Lender hereby irrevocably authorizes the Administrative Agent to take such actions on behalf of such Lender or assignee and to exercise such powers as are specifically delegated to such Agent by the terms and provisions hereof and of the other Loan Documents, together with such actions and powers as are reasonably incidental thereto. The Administrative Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders of any Event of Default specified in this Agreement of which the Administrative Agent has actual knowledge acquired in connection with the performance of its duties as Administrative Agent hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Canadian Borrower pursuant to this Agreement as received by the Administrative Agent. No Joint Lead Arranger, Lead Arranger or documentation agent shall have any duties or responsibilities under this Agreement or any other Loan Document.

(b) [Reserved].

(c) Neither the Administrative Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers or any other Loan Party of any of the terms, conditions, covenants or agreements contained in any Loan Document. The Administrative Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or any other Loan Documents or other instruments or agreements. The Administrative Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Administrative Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Administrative Agent nor any of its directors, officers, employees or agents shall have any responsibility to any Borrower or any other Loan Party or any other party hereto on account of the failure, delay in performance or breach by, or as a result of information provided by, any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or any Borrower or any other Loan Party of any of their respective obligations hereunder or under any other Loan Document or in connection herewith or therewith. The Administrative Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

(d) It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of Persons to transact business as agent in such jurisdiction. It is recognized that, in case of litigation under this Agreement or any other Loan Document and, in particular, in case of the enforcement of any Loan Document, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction an Agent may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate administrative agent, administrative sub-agent, or administrative co-agent (any such additional individual or institution being referred to herein, individually, as a “Supplemental Agent” and, collectively, as “Supplemental Agents”).

(e) [Reserved].

(f) Should any instrument in writing from any Loan Party be required by any Supplemental Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Canadian Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent. In case any Supplemental Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

SECTION 8.02 Nature of Duties. The Lenders hereby acknowledge that no Agent shall be under any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders. The Lenders further acknowledge and agree that so long as the Administrative Agent shall make any determination to be made by it hereunder or under any other Loan Document in good faith, such Agent shall have no liability in respect of such determination to any person. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against any Agent.

SECTION 8.03 Resignation by the Agents.

(a) Subject to the appointment and acceptance of a successor Administrative Agent, as provided below, the Administrative Agent may resign at any time by notifying the Lenders and the Canadian Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor with the consent of the Canadian Borrower (not to be unreasonably withheld or delayed). If no successor shall have been so appointed by the Required Lenders and approved by the Canadian Borrower and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Canadian Borrower (not to be unreasonably withheld or delayed), appoint a successor Administrative Agent which shall be a bank with an office in New York, New York and, if requested by the Canadian Borrower, an office in Toronto, Canada (or a bank having an Affiliate with such an office) having a combined capital and surplus having a Dollar Equivalent that is not less than $500.0 million or an Affiliate of any such bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.

(b) The Syndication Agent may resign at any time by notifying the Lenders and the Borrowers.

(c) After the resignation by the Administrative Agent or the Syndication Agent hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent or Syndication Agent, as the case may be.

SECTION 8.04 The Administrative Agent in Its Individual Capacity. With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, any Borrower or any of the Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent.

SECTION 8.05 Indemnification. Each Lender agrees (a) to reimburse each Agent, on demand, in the amount of its pro rata share (based on its Commitments hereunder (or if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of its applicable outstanding Loans)) of any reasonable expenses incurred for the benefit of the Lenders by such Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers or any other Loan Party and (b) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, Taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent or any of them in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it or any of them under this Agreement or any other Loan Document, to the extent the same shall not have been reimbursed by the Borrowers or any other Loan Party, provided that no Lender shall be liable to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents.

SECTION 8.06 Lack of Reliance on Agents. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Each of the Syndication Agent and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, the Syndication Agent and the Co-Documentation Agents shall not have or be deemed to have a fiduciary relationship with any Lender.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Notices.

(a) Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to any Loan Party, to it, c/o Telesat Canada, 1601 Telesat Court, Ottawa, Ontario, K1B 5P4, Fax: 613-748-8784, Attention: Vice President, General Counsel and Corporate Secretary (j.lecour@telesat.ca), with a copy to: (a) Chief Financial Officer (same address, fax, t.ignacy@telesat.ca) and (b) Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, NY 10019, attention: William Hiller, Esq. (telecopy: (212) 728-9228) (e-mail: whiller@willkie.com); and

(ii) if to the Administrative Agent, to Morgan Stanley, One Pierrepont Plaza, 7th Floor, Brooklyn, NY 11201, attention: Xiao Wu/Roberto Ochoa (telecopy: (212) 507-6680) (e-mail: Xiao_Wu@morganstanley.com / Roberto.Ochoa@morganstanley.com), with a copy to (a) Edward Henley, One Pierrepont Plaza, 7th Floor, Brooklyn, New York 11201 (telecopy: (718) 754-7285) (e-mail: Edward.Henley@morganstanley.com), with a copy to Cahill Gordon & Reindel LLP, 80 Pine Street, New York, New York 10005, attention: Daniel J. Zubkoff, Esq. (telecopy: (212) 378-2383) (e-mail: dzubkoff@cahill.com).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrowers (on behalf of themselves and the Subsidiary Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications.

(c) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service, sent by telecopy or (to the extent permitted by paragraph (b) above) electronic means or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.16, 2.17, 2.18 and 9.05) shall survive the payment in full of the principal and interest hereunder and the termination of the Commitments or this Agreement.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the applicable Loan Party, the Administrative Agent and each Lender and their respective permitted successors and assigns.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) other than pursuant to a merger permitted by Section 6.03 or the Assumption, no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the respective Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than Holdings and its Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans at the time owing to it) with the prior written consent of the Lead Arrangers; provided that no consent of the Lead Arrangers shall be required for an assignment of a Loan (a) to a Lender, an Affiliate of a Lender or Approved Fund immediately prior to giving effect to such assignment, (b) from and after the occurrence of the Rollover Conversion on the Rollover Date, (c) to Affiliates of Holdings (it being understood that Affiliates of Holdings will not be entitled to participate in any Lenders’ meetings) or (d) during the primary syndication of the Commitments and/or Loans to institutions previously identified to the Canadian Borrower and the Lead Arrangers in writing (provided that the Administrative Agent has consented to such assignment); provided, further, that any liability of the Borrowers to an assignee that is an Approved Fund or Affiliate of the assigning Lender under Section 2.16 or 2.17 shall be limited to the amount, if any, that would have been payable hereunder by such Borrower in the absence of such assignment.

(i) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million, unless the Administrative Agent otherwise consents; provided that multiple contemporaneous assignments by Approved Funds may be aggregated for the purpose of compliance with the above;

(B) each partial assignment shall be made as an assignment of a proportionate part of the assigning Lender’s rights and obligations being so assigned under this Agreement; and

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance including a duly executed Annex 2 thereof.

(ii) Subject to acceptance and recording thereof pursuant to paragraphs (b)(i) and (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iii) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(iv) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent acting for itself and, in any situation wherein the consent of the Canadian Borrower is not required, the Canadian Borrower shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of any Borrower or the Administrative Agent or the Lead Arrangers, sell participations to one or more banks or other entities (a “Loan Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) such agreement or instrument may provide that such Lender will not, without the consent of the Loan Participant, agree to any amendment, modification or waiver described in Section 9.04(a)(i) or clauses (i), (ii), (iii), (iv) or (v) of the first proviso to Section 9.08(b) that affects such Loan Participant and (y) no other agreement (oral or written) with respect to such participation may exist between such Lender and such Loan Participant. Subject to paragraph

(c)(ii) of this Section, each of the Borrowers agree that each Loan Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 (subject to the requirements and limitations therein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Loan Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Loan Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Loan Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Loan Participant, except to the extent that the entitlement to any greater payment results from any Change in Law after the Person becomes a Loan Participant, unless the sale of the participation to such Loan Participant is made with the Canadian Borrower’s prior written consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including (i) any pledge or assignment to secure obligations to a Federal Reserve Bank and (ii) in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Expenses; Indemnity.

(a) The Canadian Borrower agrees to pay all reasonable out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent in connection with the preparation of this Agreement and the other Loan Documents or the administration of this Agreement and by the Initial Lenders in connection with the syndication of the Commitments (including expenses incurred prior to the Closing Date in connection with due diligence) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions hereby contemplated shall be consummated) or incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement and the other Loan Documents, in connection with the Loans made hereunder, including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, counsel for the Administrative Agent and the Joint Lead Arrangers, and Osler, Hoskin & Harcourt LLP, special Canadian counsel to the Administrative Agent and the Joint Lead Arrangers, and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel (including the reasonable allocated costs of internal counsel if a Lender elects to use internal counsel in lieu of outside counsel) for the Administrative Agent, the Joint Lead Arrangers or all Lenders (but no more than one such counsel for all Lenders).

(b) Each Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, each Lender and each of their respective affiliates, directors, trustees, officers, employees, advisors and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the gross negligence or willful misconduct (as determined in a final and non-appealable judgment of a court of competent jurisdiction) of such Indemnitee (treating, for this purpose only, the Administrative Agent, any Joint Lead Arranger, any Lender and any of their respective Related Parties as a single Indemnitee). Subject to and without limiting the generality of the foregoing sentence, each Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any Environmental Claim related in any way to Holdings or any of the Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any property owned, leased or operated by any predecessor of Holdings or any of the Subsidiaries, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of any Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Unless an Event of Default shall have occurred and be continuing, each Borrower shall be entitled to assume the defense of any action for which indemnification is sought hereunder with counsel of its choice at its expense (in which case any Borrower shall not thereafter be responsible for the fees and expenses of any separate counsel retained by an Indemnitee except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to each such Indemnitee. Notwithstanding a Borrower’s election to assume the defense of such action, each Indemnitee shall have the right to employ separate counsel and to participate in the defense of such action, and each Borrower shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by a Borrower to represent such Indemnitee would present such counsel with a conflict of interest; (ii) the actual or potential defendants in, or targets of, any such action include both any Borrower and such Indemnitee and such Indemnitee shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to a Borrower (in which case such Borrower shall not have the right to assume the defense or such action on behalf of such Indemnitee); (iii) either Borrower shall not have employed counsel reasonably satisfactory to such Indemnitee to represent it within a reasonable time after notice of the institution of such action; or (iv) a Borrower shall authorize in writing such Indemnitee to employ separate counsel at such Borrower’s expense. The Borrowers will not be liable under this Agreement for any amount paid by an Indemnitee to settle any claims or actions if the settlement is entered into without such Borrower’s consent, which consent may not be withheld or delayed unless such settlement is unreasonable in light of such claims or actions against, and defenses available to, such Indemnitee.

(d) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.18, this Section 9.05 shall not apply to Taxes.

Section 9.06 Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Holdings or any Subsidiary against any of and all the obligations of Holdings or any Subsidiary now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by Holdings, Intermediate Holdco, any Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Holdings, Intermediate Holdco, any Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders and (y) in the case of any other Loan Document, pursuant to an agreement or agreements as provided for therein; provided, however, that no such agreement shall

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan, without the prior written consent of each Lender directly affected thereby,

(ii) increase or extend the Commitment of any Lender or decrease the Fees or other fees of any Lender without the prior written consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the aggregate Commitments shall not constitute an increase of the Commitments of any Lender),

(iii) extend any date on which payment of interest on any Loan is due, without the prior written consent of each Lender adversely affected thereby,

(iv) amend or modify the provisions of Section 2.19(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby,

(v) amend or modify the provisions of this Section or the definition of the terms “Required Lenders,” “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release Holdings, Intermediate Holdco or all or substantially all of the Subsidiary Loan Parties from its Guarantee under this Agreement, unless, in the case of a Subsidiary Loan Party, all or substantially all the Equity Interests of such Subsidiary Loan Party is sold or otherwise disposed of in a transaction permitted by this Agreement, without the prior written consent of each Lender adversely affected thereby,

(vii) change the subordination provisions in Article X in a manner that adversely affects the right of any Lender in any material respect, or

(viii) change or impose any restriction on the ability of any Lender to assign any of its rights or obligations other than as provided for in Section 9.04;

provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the

Administrative Agent acting as such at the effective date of such agreement, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any assignee of such Lender. This Agreement and all other Loan Documents may be amended or modified without the consent or signature of the Loan Parties (other than the Borrowers) and, after giving effect to each such amendment and modification, all Loan Documents shall continue in full force and effect except no such amendment, waiver or modification to Article XI of this Agreement or any other Loan Document to which such Loan Party is a party may be effective without the consent of such Loan Party.

(c) Prior to the Rollover Date, the Description of Senior Subordinated Exchange Notes and the Exchange Notes Indenture may be amended or modified pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided that no such agreement may amend or modify any provision thereof which, had Exchange Notes been outstanding, would have required the consent or approval of each holder of Exchange Notes or each holder of Exchange Notes so affected, unless the written approval of each Lender or each Lender so affected, as applicable, is obtained. From and after the Rollover Date, the Exchange Notes Indenture may be waived, amended or modified only in accordance with its terms.

(d) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, and without limiting Sections 2.14(f)(ii) through (iv), if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10 Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents except as expressly set forth in such agreement. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this

Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.

Section 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15 Jurisdiction; Consent to Service of Process.

(a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings or any Loan Party or their properties in the courts of any jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Loan Party party hereto irrevocably and unconditionally appoints Skynet Satellite Holdings Corporation, with an office on the date hereof at 600 Third Avenue, New York, New York 10016, and its successors hereunder (the “Process Agent”), as its agent to receive on behalf of each such Loan Party and its property all writs, claims, process, and summonses in any action or proceeding brought against it in the State of New York. Such service may be made by mailing or delivering a copy of such process to the respective Loan Party in care of the Process Agent at the address specified above for the Process Agent, and such Loan Party irrevocably authorizes and directs the Process Agent to accept such service on its behalf. Failure by the Process Agent to give notice to the respective Loan Party, or failure of the respective Loan Party, to receive notice of such service of process shall not impair or affect the validity of such service on the Process Agent or any such Loan Party, or of any judgment based thereon. Each Loan Party party hereto covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of the Process Agent above in full force and effect, and to cause the Process Agent to act as such. Each Loan Party hereto further covenants and agrees to maintain at all times an agent with offices in New York City to act as its Process Agent. Nothing herein shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law. Skynet Satellite Holdings Corporation consents to serve as such agent.

Section 9.16 Confidentiality. Each of the Lenders and the Administrative Agent agrees that it shall maintain in confidence any information relating to Holdings and the other Loan Parties furnished to it by or on behalf of Holdings or the other Loan Parties (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender or the Administrative Agent without violating this Section 9.16 or (c) was available to such Lender or the Administrative Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to Holdings or any other Loan Party) and shall not reveal the same other than to its directors, trustees, officers, employees and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or as requested in connection with the exercise of its regulatory authority by, any Governmental Authorities or the National Association of Insurance Commissioners, (C) to its parent companies, Affiliates or auditors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) in order to enforce its rights under any Loan Document in a legal proceeding, (E) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16) and (F) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section).

Section 9.17 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.17 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

Section 9.18 Release of Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of its assets (including Equity Interests of any Loan Party) to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.03 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrowers and at the Canadian Borrower’s expense to terminate such Subsidiary Loan Party’s obligations under its Guarantee. Any representation, warranty or covenant contained in any Loan Document relating to any such

Equity Interests, assets or subsidiary of Holdings shall no longer be deemed to be made once such Equity Interests or assets are so conveyed, sold, leased, assigned, transferred or disposed of.

Section 9.19 Patriot Act. Each Lender subject to the Patriot Act or PCTFA hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act or PCTFA, as applicable, it is required to obtain, verify and record information that identifies the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act or PCTFA, as applicable.

Section 9.20 Regulatory Matters. The Lenders and the Administrative Agent hereby agree that they will not take any action under any Loan Document which would cause the Canadian Borrower to breach the “Canadian ownership and control rules” established under Section 16 of the Telecommunications Act (Canada), as amended from time to time. The Canadian Borrower agrees to take any action which any Lender may reasonably request in order to obtain from the FCC, U.S. Department of Justice, Industry Canada, CRTC or any other relevant Governmental Authority such approval as may be necessary to enable the Lenders to exercise the full rights and benefits granted to the Lenders pursuant to this Agreement.

Notwithstanding anything herein or in any of the Loan Documents to the contrary, prior to the occurrence of an Event of Default and the consent of the FCC, U.S. Department of Justice, Industry Canada, CRTC and of any other applicable Governmental Authority to the assignment or transfer of control of FCC Licenses, Industry Canada Authorizations, CRTC approvals or other governmental permits, licenses, or other authorizations, this Agreement, and the transactions contemplated hereby and thereby do not and will not constitute, create, or have the effect of constituting or creating directly or indirectly, actual or practical ownership of any FCC Licenses, Industry Canada Authorizations, CRTC approvals or other governmental permits, licenses or other authorizations by the Lenders or the Administrative Agent or control, affirmative or negative, direct or indirect, by Lenders or the Administrative Agent over the management or any other aspect of the operation of any FCC Licenses, Industry Canada Authorizations, CRTC approvals or other governmental permits, licenses, or other authorizations.

Section 9.21 [Reserved].

Section 9.22 Withholding Tax.

(a) To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the forms or other documentation required by Section 2.18(e) are not delivered to the Administrative Agent, then the Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, a maximum amount of the applicable withholding tax.

(b) If the Internal Revenue Service, Canada Revenue Agency or any authority of the United States of America, Canada or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.

(c) If any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, participant or transferee, as applicable, shall comply and be bound by the terms of Sections 2.18(e) and this Section 9.22; provided that with respect to any Loan Participant, as set forth in Section 9.04(c), such Loan Participant shall only be required to comply with the requirements of Section 2.18(e) if such Loan Participant seeks to obtain the benefits of Section 2.18.

Section 9.23 Conversion of Covenants; Events of Default. The parties hereto agree that without notice to or the consent of any Lender, effective as of the Rollover Conversion on the Rollover Date, the affirmative covenants set forth in Article V (other than Sections 5.13 and 5.14, which shall continue to apply), the negative covenants set forth in Article VI and the Events of Default and remedies set forth Article VII shall be deemed to have been automatically replaced (without any further action necessary by the parties hereto) by (i) the affirmative and negative covenants described under “Certain Covenants” and the Asset Sale covenant described under “Repurchase at the Option of Holders — Asset Sales” in the Description of Senior Subordinated Exchange Notes and (ii) the events of default and remedies described under “Events of Default and Remedies” in the Description of Senior Subordinated Exchange Notes, which replacement provisions, along with the relevant defined terms set forth under “Certain Definitions” in the Description of Senior Subordinated Exchange Notes used therein for the purposes thereof, will thereupon be deemed incorporated by reference herein, with references therein to the “Issuers” and the “Trustee” being deemed to be references to the “Borrowers” and the “Administrative Agent,” respectively, and with such other modifications to this Agreement and the other Loan Documents as determined by the Administrative Agent to be necessary or appropriate to give effect to the foregoing. In furtherance of the foregoing, the Borrowers shall, at the Administrative Agent’s request, enter into such amendments to the Loan Documents necessary or appropriate to effect the foregoing including adding Change of Control prepayment offer provisions at 101% of the principal amount of outstanding Rollover Loans. From and after the Rollover Conversion, each Lender will have the option to fix the rate of interest due on such Lenders Rollover Loans at the rate applicable at the time the fixed rate option is exercised.

Section 9.24 Obligations of the Borrowers Joint and Several. With respect to all Loans made hereunder, from and after the Assumption each of the Canadian Borrower and the U.S. Borrower hereby acknowledges that such Loans are made for the benefit of each of the Canadian Borrower and the U.S. Borrower and, in consideration thereof, agrees to be jointly and severally liable with each other for such Loans and the Obligations related thereto.

ARTICLE X

SUBORDINATION OF OBLIGATIONS

Section 10.01 Obligations Subordinated to Senior Indebtedness. Anything herein to the contrary notwithstanding, each Borrower, for itself and its successors, and each Lender, by its extending credit or making Loans hereunder, agrees that the payment of all Obligations owing to the Lenders hereunder is subordinated, to the extent and in the manner provided in this Article X, to the prior payment in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, of all Senior Obligations due in respect of Senior Indebtedness (including Senior Obligations with respect to the Senior Secured Credit Facilities and the Senior Loans and Senior Exchange Notes, whether outstanding on the Closing Date or thereafter incurred. Notwithstanding anything contained in this Article X to the contrary, payments and distributions of Permitted Junior Securities shall not be so subordinated in right of payment.

This Article X shall constitute a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

Section 10.02 Suspension of Payment When Senior Indebtedness Is in Default.

(a) If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or fees with respect to, any Senior Indebtedness (a “Payment Default”), then no payment or distribution of any kind or character shall be made by or on behalf of any Borrower or any other Person on its or their behalf with respect to any Obligations or to acquire any of the Loans for cash or assets or otherwise.

(b) If any other event of default (other than a Payment Default) occurs and is continuing with respect to any Designated Senior Indebtedness (as such event of default is defined in the instrument creating or evidencing such Designated Senior Indebtedness) permitting the holders of such Designated Senior Indebtedness then outstanding to accelerate the maturity thereof (a “Non-payment Default”) and if the Senior Representative for the respective issue of Designated Senior Indebtedness gives notice of the Non-Payment Default to the Administrative Agent stating that such notice is a payment blockage notice (a “Payment Blockage Notice”), then during the period (the “Payment Blockage Period”) beginning upon the delivery of such Payment Blockage Notice and ending on the earlier of (1) 179 days after the date on which the applicable Payment Blockage Notice is received, (2) the date on which all such Non-Payment Defaults have been cured or waived or cease to exist and (3) the date on which the Administrative Agent receives notice thereof from the Senior Representative for the respective issue of Designated Senior Indebtedness terminating the Payment Blockage Period, neither any Borrower nor any other Person on its behalf shall (x) make any payment of any kind or character with respect to any Obligations or (y) acquire any of the Loans for cash or assets or otherwise. Notwithstanding anything herein to the contrary, there shall be a period of at least 181 consecutive days in each 360-day period when no Payment Blockage Notice is in effect. For all purposes of this Section 10.02(b), no Non-Payment Default which existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the Senior Representative of such Designated Senior Indebtedness whether or not within a period of 360 consecutive days, unless such Non-Payment Default shall have been cured or waived for a period of not less than 90 consecutive days. Any subsequent action, or any breach of any financial covenants for a period ending after the date of delivery of such Payment Blockage Notice that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose.

(c) The foregoing Sections 10.02(a) and (b) shall not apply to payments and distributions of Permitted Junior Securities.

(d) In the event that, notwithstanding the foregoing, any payment shall be received by any Lender when such payment is prohibited by the foregoing provisions of this Section 10.02, such payment shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amount of Senior Indebtedness held by such holders) or their respective Senior Representatives, as their respective interests may appear. The Administrative Agent shall be entitled to rely on information regarding amounts outstanding on the Senior Indebtedness, if any, received from the holders of the Senior Indebtedness (or their Senior Representatives).

Nothing contained in this Article X shall limit the right of the Administrative Agent or the Lenders to take any action to accelerate the maturity of the Loans pursuant to Section 7.01 or to pursue any rights or remedies hereunder; provided that all Senior Indebtedness thereafter due or declared to be due shall first be paid in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of the holders of such Senior Indebtedness, before the Lenders are entitled to receive any payment of any kind or character with respect to Obligations.

Section 10.03 Obligations Subordinated to Prior Payment of All Senior Indebtedness on Dissolution, Liquidation or Reorganization of any Borrower.

(a) Upon any payment or distribution of assets of any Borrower of any kind or character, whether in cash, assets or securities, to creditors upon any total or partial liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors or marshaling of assets and liabilities of such Borrower or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to such Borrower or its assets, whether voluntary or involuntary, all Senior Obligations due or to become due upon all Senior Indebtedness shall first be paid in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of the holders of Senior Indebtedness, before any payment or distribution of any kind or character is made on account of any Obligations, or for the acquisition of any of the Loans for cash or assets or otherwise. Upon any such dissolution, winding-up, liquidation, reorganization, receivership or similar proceeding, any payment or distribution of assets of such Borrower of any kind or character, whether in cash, assets or securities, to which the Lenders or the Administrative Agent would be entitled, except for the provisions hereof, shall be paid by such Borrower or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other Person making such payment or distribution, or by the Lenders if received by them, directly to the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amounts of Senior Indebtedness held by such holders) or their respective Senior Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of the holders of such Senior Indebtedness, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of Senior Indebtedness.

(b) To the extent any payment of Senior Indebtedness (whether by or on behalf of the Borrowers, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

It is further agreed that any diminution (whether pursuant to court decree or otherwise, including without limitation for any of the reasons described in the preceding sentence) of the Borrowers’ obligations to make any distribution or payment pursuant to any Senior Indebtedness, except to the extent such diminution occurs by reason of the repayment (which has not been disgorged or returned) of such Senior Indebtedness in cash or cash equivalents, or such payment duly provided for to the satisfaction of the holders of such Senior Indebtedness, shall have no force or effect for purposes of the subordination provisions contained in this Article X, with any turnover of payments as otherwise calculated pursuant to this Article X to be made as if no such diminution had occurred.

(c) In the event that, notwithstanding the foregoing, any payment or distribution of assets of any Borrower of any kind or character, whether in cash, assets or securities, shall be received by any Lender when such payment or distribution is prohibited by this Section 10.03, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (pro rata to such holders on the basis of the respective amount of Senior Indebtedness held by such holders) or their respective Senior Representatives, or to the trustee or trustees under any indenture pursuant to which any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of Senior Indebtedness remaining unpaid until all such Senior Indebtedness has been paid in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of the holders of such Senior Indebtedness, after giving effect to any concurrent payment, distribution or provision therefor to or for the holders of such Senior Indebtedness.

(d) The consolidation of any Borrower with, or the merger of any Borrower with or into, another Person or the liquidation or dissolution of any Borrower following the conveyance or transfer of all or substantially all of its assets, to another Person upon the terms and conditions provided in Section 6.03 and as long as permitted under the terms of the Senior Indebtedness shall not be deemed a dissolution, winding-up, liquidation or reorganization for the purposes of this Section if such other Person shall, as a part of such consolidation, merger, conveyance or transfer, assume such Borrower’s obligations hereunder in accordance with Section 6.03 hereof.

Section 10.04 Payments May Be Made Prior to Dissolution. Nothing contained in this Article X or elsewhere in the Loan Documents shall prevent any Borrower, except under the conditions described in Sections 10.02 and 10.03, from making payments at any time for the purpose of making payments of principal of and interest on the Obligations, or from depositing with the Administrative Agent any moneys for such payments.

Section 10.05 Holders To Be Subrogated to Rights of Holders of Senior Indebtedness. Subject to the payment in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of holders of such Senior Indebtedness, of all Senior Indebtedness, the Lenders shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, assets or securities of any Borrower applicable to the Senior Indebtedness until the Loans shall be paid in full; and, for the purposes of such subrogation, no such payments or distributions to the holders of the Senior Indebtedness by or on behalf of any Borrower, or by or on behalf of the Lenders by virtue of this Article X, which otherwise would have been made to the Lenders shall, as between the Borrowers and the Lenders, be deemed to be a payment by the Borrowers to or on account of the Senior Indebtedness, it being understood that the provisions of this Article X are and are intended solely for the purpose of defining the relative rights of the Lenders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

Section 10.06 Obligations of the Borrowers Unconditional. Nothing contained in this Article X or elsewhere in the Loan Documents is intended to or shall impair, as among any Borrower, its creditors other than the holders of Senior Indebtedness, and the Lenders, the obligation of such Borrower, which is absolute and unconditional, to pay to the Lenders the principal of and any interest on the Loans as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Lenders and creditors of such Borrower other than the holders of the Senior Indebtedness, nor shall anything herein or therein prevent any Lender or the Administrative Agent on its behalf from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, in respect of cash, assets or securities of such Borrower received upon the exercise of any such remedy.

Section 10.07 Administrative Agent’s Relation to Senior Indebtedness. The Administrative Agent and any agent of any Borrower or the of the Administrative Agent shall be entitled to all the rights set forth in this Article X with respect to any Senior Indebtedness which may at any time be held by it in its individual or any other capacity to the same extent as any other holder of Senior Indebtedness and nothing in the Loan Documents shall deprive the Administrative Agent or any such other agent of any of its rights as such holder.

No implied covenants or obligations with respect to the holders of Senior Indebtedness shall be read into the Loan Documents against the Administrative Agent. The Administrative Agent shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness.

Whenever a distribution is to be made or a notice given to holders or owners of Senior Indebtedness, the distribution may be made and the notice may be given to their Senior Representative, if any.

Section 10.08 Subordination Rights Not Impaired by Acts or Omissions of any Borrower or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Borrower or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Borrower with the terms of this Agreement, regardless of any knowledge thereof which any such holder may have or otherwise be charged with.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Administrative Agent, without incurring responsibility to the Administrative Agent or the Lenders and without impairing or releasing the subordination provided in this Article X or the obligations hereunder of the Lenders to the holders of the Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness, or otherwise amend or supplement in any manner Senior Indebtedness, or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the payment or collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against any Borrower and any other Person.

Section 10.09 Administrative Agent’s Compensation Not Prejudiced. Nothing in this Article X will apply to amounts due to the Administrative Agent (other than payments of Obligations owing to Lenders in respect of Loans) pursuant to other sections of this Agreement.

Section 10.10 Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Lender acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the date of this Agreement, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Section 10.11 Amendments. Notwithstanding Section 9.08, no amendment to this Article X or the definitions relating thereto that adversely affects in any material respect the rights of any holder of Senior Indebtedness at the time outstanding (which Senior Indebtedness has been previously designated in writing by the Borrowers to the Administrative Agent for this purpose) may be made unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent in writing to such amendment.

ARTICLE XI

GUARANTEE

Section 11.01 The Guarantee. Holdings, Intermediate Holdco (before and until the Assumption), U.S. Borrower (from and after the Assumption) and each Subsidiary Guarantor (it being understood that any entity signing this Agreement whose signature is shown to be effective only upon completion of the transactions described in the Steps Memorandum set forth in Schedule 6.14 shall not be a Subsidiary Guarantor until such completion) and Initial Canadian Borrower (from and after the Assumption, the “Guarantors”) hereby, jointly and severally guarantee, as a primary obligor and not as a surety to each Lender and the Administrative Agent and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code or other applicable bankruptcy or insolvency legislation after any bankruptcy or insolvency petition under Title 11 of the United States Code, the BIA, the CCAA, the WURA or other applicable bankruptcy or insolvency legislation) on the Loans made by the Lenders to, and the promissory notes held by each Lender of, the Borrowers and all other Obligations from time to time owing to the Lenders or Administrative Agent by any Loan Party under any Loan Document, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02 Obligations Unconditional. The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the promissory notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the promissory notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the promissory notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Administrative Agent and the Lenders shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Administrative Agent or any Lender, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Administrative Agent and the Lenders or any other person at any time of any right or remedy against any Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03 Reinstatement. The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the applicable Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the applicable Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04 Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all applicable Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against any Borrower or any other Guarantor of any of the applicable Guaranteed Obligations or any security for any of the applicable Guaranteed Obligations. Any Indebtedness of any Loan Party permitted pursuant to Section 6.01(A)(b) shall be subordinated to such Loan Party’s Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of either Borrower under this Agreement, the promissory notes, if any, and any other agreement or instrument referred to herein or therein may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VII) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the applicable Guarantors for purposes of Section 11.01.

Section 11.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07 Continuing Guarantee. The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all applicable Guaranteed Obligations whenever arising.

Section 11.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is Holdings, Intermediate Holdco, Borrowers or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 9.05 hereof).

Section 11.10 Subordination of Guarantee. The obligations of each Guarantor under its Guarantee pursuant to this Article XI shall be junior and subordinated to the prior payment in full in cash or cash equivalents or such payment duly provided for to the satisfaction of the holders of such Guarantor Senior Indebtedness, of the Guarantor Senior Indebtedness of such Guarantor on the same basis as the Loans are junior and subordinated to Senior Indebtedness of the Borrowers. For the purposes of the foregoing sentence, the Administrative Agent and the Lenders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Obligations pursuant to this Agreement, including Article X hereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

TELESAT HOLDINGS INC.

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

TELESAT INTERCO INC.

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

4363230 CANADA INC.

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

TELESAT LLC

By:	/s/ Richard Mastoloni
	Name:	Richard Mastoloni
	Title:	Vice President

INFOSAT COMMUNICATIONS, INC.*
INFOSAT ABLE HOLDINGS, INC.*
ABLE INFOSAT COMMUNICATIONS, INC.*
TELESAT SATELLITE HOLDINGS CORPORATION* (formerly known as Skynet Satellite Holdings Corporation)
SKYNET SATELLITE CORPORATION*
TELESAT INTERNATIONAL, L.L.C.* (formerly known as Loral Skynet International, L.L.C.)
TELESAT BRAZIL HOLDINGS LLC* (formerly known as Loral Brazil Holdings LLC)
TELESAT NETWORK SERVICES, INC.* (formerly known as Loral Skynet Network Services, Inc.)
TELESAT NETWORK SERVICES INTERNATIONAL, INC.* (formerly known as Loral CyberStar International, Inc.)
TELESAT NS, INC.* (formerly known as Loral CyberStar Services, Inc.)
TELESAT NS HOLDINGS, L.L.C.* (formerly known as Loral CyberStar Holdings, L.L.C.)
TELESAT NETWORK SERVICES HOLDINGS L.L.C.* (formerly known as Loral Skynet Network Services Holdings L.L.C.)
TELESAT NS, L.L.C.* (formerly known as Loral CyberStar, L.L.C.)
TELESAT NETWORK SERVICES, L.L.C.* (formerly known as CyberStar, L.L.C.)
TELESAT SATELLITE GP, LLC* (formerly known as Skynet International LLC)
TELESAT SATELLITE LP* (formerly known as Skynet Satellite LP)
TELESAT COMMUNICATIONS SERVICES, INC.* (formerly known as Loral Communications Services, Inc.

By:	/s/ Daniel Goldberg
Name: Daniel Goldberg
Title: Authorized Signatory for each of the foregoing

*The signature of this subsidiary will be effective upon completion of the transactions described in the Steps Memorandum.

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent and as a Lender

By:	/s/ Andrew Earls
	Name:	Andrew Earls
	Title:	Vice President

MORGAN STANLEY & CO. INCORPORATED, as a Joint Lead Arranger and a Joint Book Running Manager

By:	/s/ Andrew Earls
	Name:	Andrew Earls
	Title:	Managing Director

UBS SECURITIES LLC, as Syndication Agent and as Joint Lead Arranger and a Joint Book Running Manager

By:	/s/ Mary Evans
	Name:	Mary Evans
	Title:	Associate Director Banking Products Services, US

By:	/s/ David Julie
	Name:	David Julie
	Title:	Associate Director Banking Products Services, US

UBS AG, STAMFORD BRANCH, as a Lender

By:	/s/ Mary Evans
	Name:	Mary Evans
	Title:	Associate Director Banking Products Services, US

By:	/s/ Irja Otsa
	Name:	Irja Otsa
	Title:	Associate Director Banking Products Services, US

J.P. MORGAN SECURITIES INC., as a Joint Lead Arranger and a Joint Book Running Manager

By:	/s/ Jacob Steinberg
	Name:	Jacob Steinberg
	Title:	Executive Director

JPMORGAN CHASE BANK, N.A., as a Co-Documentation Agent and as a Lender

By:	/s/ Richard Smith
	Name:	Richard Smith
	Title:	Executive Director

THE BANK OF NOVA SCOTIA, as a Co-Documentation Agent and as a Lender

By:	/s/ Robert King
	Name:	Robert King
	Title:	Director

SCOTIABANC INC., as a Lender

By:	/s/ J.F. Todd
	Name:	J.F. Todd
	Title:	Managing Director

JEFFERIES FINANCE LLC, as a Co-Documentation Agent

By:	/s/ E. J. Hess
	Name:	E. J. Hess
	Title:	Managing Director